UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Bristol-Myers Squibb Company

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Bristol Myers Squibb®

# 2026 ANNUAL MEETING OF SHAREHOLDERS

Meeting Details Date: May 5, 2026 Time: 10:00 a.m. Eastern Daylight Time Location: Virtually at www.virtualshareholdermeeting.com/BMY2026

Your Vote is Important
Regardless of the number of shares you own, your vote is important. If you do not attend the Annual Meeting to vote on the virtual meeting platform, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

Go to www.proxyvote.com and vote via the Internet;

Call the toll-free telephone number (800) 690-6903 (this call is toll-free in the U.S.); or

Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote your shares on the virtual meeting platform during the meeting.

Notice of Annual Meeting of Shareholders
Notice is hereby given that the 2026 Annual Meeting of Shareholders (the “Annual Meeting” or “2026 Annual Meeting”) will be held virtually on May 5, 2026, at 10:00 a.m. Eastern Daylight Time for the following purposes as set forth in the accompanying Proxy Statement:

1	to elect to the Board of Directors, the 11 persons nominated by the Board, each for a term of one year;
2	to conduct an advisory vote to approve the compensation of our Named Executive Officers;
3	to approve the company’s 2026 Stock Award and Incentive Plan;
4	to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2026;
5	to consider a shareholder proposal, if presented at the meeting; and
6	to transact such other business as may properly come before the meeting or any adjournments thereof.
Holders of record of our common and preferred stock at the close of business on March 12, 2026, will be entitled to vote at the meeting.
The Annual Meeting will be held in a virtual-only meeting format. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/BMY2026 and enter the 16-digit control number included on your Important Notice Regarding the Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. Guests may join the Annual Meeting in a listen-only mode, but they will not have the option to vote shares or ask questions during the virtual meeting. Once admitted, you may submit questions or vote during the Annual Meeting by following the instructions that will be available on the meeting website. You may log into the meeting platform beginning at 9:50 a.m. Eastern Daylight Time on May 5, 2026. To submit a question before the meeting, visit www.proxyvote.com with your 16-digit control number and select the “Submit a Question for Management” option. To submit a question during the meeting, visit www.virtualshareholdermeeting.com/BMY2026, enter your 16-digit control number and type your question into the “Ask a Question” field and click “Submit.” The company will provide direct and specific information to shareholder proponents on how they can present their shareholder proposals during the meeting.
By Order of the Board of Directors

Amy Fallone Senior Vice President and Corporate Secretary Dated: March 25, 2026
Bristol Myers Squibb | 2026 Proxy Statement

Message from Christopher S. Boerner Board Chair and Chief Executive Officer
Dear BMS shareholders,
2025 was a year focused on execution across Bristol Myers Squibb, resulting in meaningful progress across multiple fronts. We are operating in a rapidly evolving healthcare environment, and I am incredibly proud of the resilience and passion demonstrated by our global workforce day in and day out. As we move forward, we do so with the right team in place, a strengthened foundation, and the momentum to generate meaningful impact for patients.
Our Growth Portfolio, which is comprised of multiple differentiated products earlier in their respective life cycles, delivered $26.4 billion in sales last year, marking a 17% increase over 2024. Importantly, this portfolio now includes seven products annualizing over $1 billion. Cobenfy and Qvantig, our latest launches, are progressing well. The Legacy Portfolio continues to fortify our financial position, creating opportunities to accelerate high-priority initiatives and strategically invest in growth drivers. These results are a testament to our strong commercial execution and deliberate focus on newer assets that, along with our pipeline, represent the future of BMS.
Prioritizing Science, Execution and Value Creation
2026 marks the start of a data-rich period with anticipated readouts that have the potential to deliver significant value to patients and to the company.
•In neuroscience, we have a broad development program underway to expand Cobenfy beyond schizophrenia into multiple high-need indications like Alzheimer’s Disease Psychosis and Agitation.
•In cardiovascular, milvexian, our factor XIa inhibitor, has the potential to redefine anticoagulant therapy for thrombotic disease.
•In the immunology space, admilparant could set a new benchmark for treating pulmonary fibrosis, where there is a critical gap in treatment options.
•And in oncology, iberdomide and mezigdomide are two oral CELMoDs in multiple myeloma that we believe have the potential to become a standard of care.
When you look at the entirety of catalysts in our pipeline, we have the potential for more than 10 new medicines and over 30 meaningful launch opportunities by 2030.
In addition to the internal investments we’re making on innovation, we’re consistently evaluating opportunities to bring exciting science into BMS. In 2025, we augmented our pipeline through several strategic business development deals.
Among them was a partnership with BioNTech, where we are co-developing pumitamig. This PD-L1/VEGF-A bispecific antibody has the potential to surpass current checkpoint inhibitor outcomes and set a new standard of care across multiple difficult-to-treat tumor types.
To continue building our leadership in cell therapy, we further diversified our portfolio with the acquisition of Orbital Therapeutics. The deal gave us OTX-201, an investigational next-generation CAR-T cell therapy designed to reprogram cells in vivo with a potential best-in-class profile for autoimmune diseases.

Building Agility & Investing in Growth
As we advance this next wave of scientific innovation, we’re equally focused on strengthening the business behind it. Operational agility and financial discipline are essential to sustaining this momentum.
We made significant progress last year through programs like our Strategic Productivity Initiative, creating a more agile business, and giving us the flexibility to invest in future growth drivers.
Our focus on innovation includes leveraging data and integrating AI across the business to become a more efficient organization and accelerate the delivery of medicines to patients. For example, all of our small molecule experiments and half of our large molecule experiments are now using an AI model to predict probability of success. This lets us direct resources to the most promising candidates, thereby reducing development time and associated costs.
And by saving costs, we’re enabling additional financial flexibility that allows us to enhance shareholder value. In 2025, we strengthened our balance sheet through strong operating cash flow and achieved our $10 billion debt paydown commitment ahead of schedule. Additionally, 2025 marked our 16th consecutive annual dividend increase and the 93rd consecutive year we have paid a dividend.
Momentum with Purpose
Access is the bridge between innovation and health outcomes. We must do more to help patients gain access to our transformational medicines. Last year, the company engaged with governments around the world to advocate for policies that ensure these medicines are rapidly and widely available. We also made deliberate decisions to drive impact, including:
•The launch of a new direct-to-patient Eliquis option for uninsured, underinsured, or self-pay patients to significantly lower their out-of-pocket costs.
•The addition of BMS Patient Connect, a direct-to-patient program offering eligible U.S. patients steeply discounted prices for Sotyktu.
•An expansion of our strategic collaboration with Sarah Cannon Research Institute to accelerate the development of innovative cancer therapies and increasing access to clinical trials for patients across the U.S.
Perhaps the best illustration of our patient-centric mission in action is our employee-led initiative, Coast 2 Coast 4 Cancer (C2C4C), which marked its 12th anniversary. In 2025, more than 300 global colleagues representing a record-setting 33 nations rode more than 6,000 miles. To date, C2C4C has raised more than $21 million for cancer research.
Taken together, we carried out our strategy, remained disciplined, and added to our growth profile in 2025.
Our progress laid the groundwork for us to deliver industry-leading sustainable growth in the 2030s and beyond.
Thank you for your continued investment in Bristol Myers Squibb and your support of our vision to be the world’s leading biopharma company as we transform patients’ lives through science.
Sincerely,
Christopher S. Boerner, Ph.D.
Board Chair and Chief Executive Officer

$48.2B annual revenues	55% of revenues from Growth Portfolio	$10B debt repayment target achieved by end of 2025	3.3% quarterly dividend increase for 2025	16 consecutive years of dividend increases through 2025

Bristol Myers Squibb | 2026 Proxy Statement

Message from Theodore R. Samuels Lead Independent Director
Dear fellow shareholders and stakeholders,
As you’ll read throughout this report, the company made meaningful strides in a busy 2025 toward building for the future.
This momentum reflects management’s commitment to focused execution, as well as the steadfast partnership with and oversight by BMS’s independent directors.
I highlighted in my last letter the Board’s crucial role in maintaining sound corporate governance and overseeing the company’s strategic direction. That work continues, and it’s energizing to see the strategy in action.
There was a lot to navigate this past year for both BMS and the industry. The wide-ranging skills and backgrounds of our 11 director nominees — healthcare experience, executive leadership, scientific research, risk management, finance and more — enabled us to lean in and offer guidance amidst both challenges and opportunities. This was true of business development milestones like the Orbital Therapeutics acquisition, our partnership with BioNTech to co-develop and co-commercialize a next-generation bispecific antibody candidate, and the creation of a new company with Bain Capital to develop innovative immunology therapies. The Board also provided insights on pipeline and portfolio decisions and evolving policy and regulatory matters, all while ensuring the right team was in place to move the company forward.
But our collective expertise would mean little if there wasn’t a productive relationship between the Board and management. I’m thankful for the trust we’ve built with Chris and his leadership team, and for their transparency and communication.
As a Board, we had 7 regular and 11 special meetings with management in 2025, which is a testament to our work with management to navigate a complex and evolving industry landscape. Throughout these discussions, there was a shared understanding that the choices we make today will have a direct impact on our ability to drive growth years into the future. The company has built a strong foundation and, given the upcoming transition from our Legacy Portfolio, it’s clear that everything we do must be rooted in delivering transformational medicines to patients and creating sustained shareholder value.
The Growth Portfolio is demonstrating continued strength, with differentiated, durable products early in their lifecycles. And we’re a few months into an exciting, data-rich year full of opportunities to enhance the company’s growth trajectory. Beyond the pipeline, we know management is focused on maintaining financial discipline, increasing efficiency and pursuing opportunities to add strength and depth to the portfolio.
As we move ahead on this journey, it’s as important as ever to bring our shareholders along with us. We do this, in part, through regular engagements with shareholders that consistently yield valuable feedback.
In the Fall of 2025, management extended invitations to BMS’s top shareholders, representing 55% of our voting shares outstanding as of October 30, 2025. While discussions were wide-ranging, shareholders were particularly interested in the company’s strategic plan and execution, its deployment of AI, the breadth of the pipeline, and the company’s business development priorities. As we do each year, we take learnings from these discussions back to the full Board for use in future decision making. This input often helps inform management’s focus areas for the year ahead. We look forward to continuing these productive discussions in 2026.
Beyond the above-mentioned topics, stakeholders continue to reinforce the importance of BMS’s commitment to people and our sustainability initiatives. By embedding our Sustainability and Social Impact (SSI) strategy across our business, we are shaping environments in which science, and therefore our business, can succeed. This strategy drives value by cultivating a high-performing and engaged workforce, monitoring and mitigating risk, and enabling greater access to our medicines for patients around the world. Our environmental stewardship strategy strengthens business resilience through supplier engagement, operational efficiencies, and a focus on water stewardship. Through our health equity and access strategies, we are breaking down barriers to care, expanding access to life-changing therapies, and empowering patients with clear, actionable information so that every person has an opportunity to attain the best possible health and well-being.
Delivering for patients is a shared responsibility at BMS, and it requires a culture that supports employees and ignites innovation. We couldn’t do what we do without top talent. It’s the reason we put significant emphasis on the workforce and the programs in place to help employees, and the company, succeed. In 2025, BMS launched its first-ever People Week, further strengthening our culture, sense of belonging, and career development. Our efforts in support of employees were extensively recognized this past year. Forbes again placed the company on its list of World’s Best Employers and the Business Group on Health selected BMS to receive a Best Employers Award. The Financial Times also named BMS one of Europe’s Best Employers. On behalf of my fellow directors, I would like to extend our sincere gratitude to BMS employees, who collectively strive to innovate and deliver for patients around the world.
As always, I’ll close by encouraging our shareholders to review and vote on the ballot items in this year’s Proxy Statement. Your vote is important and a great way to ensure your opinions are represented at the company’s upcoming Annual Meeting of Shareholders.
Thank you for your investment in BMS and your continued support.
Theodore R. Samuels
Lead Independent Director
Chair, Committee on Directors and Corporate Governance
Bristol Myers Squibb | 2026 Proxy Statement

The Story

At Bristol Myers Squibb, we are inspired by a single vision —transforming patients’ lives through science.

Our vision is to transform patients’ lives through science.
At Bristol Myers Squibb, we are in the business of breakthroughs — the kind that transform patients’ lives through life-saving, innovative medicines. Our talented workforce is relentlessly dedicated to our mission of discovering, developing and delivering innovative medicines that help patients prevail over serious diseases. Evolution is in our DNA, and we are reinventing to lead where we have a competitive advantage — because our success means success for patients in need.

We are a biopharmaceutical leader, powered by science.
Our legacy of success in treating cancer, HIV, and cardiovascular, together with our track record of pursuing bold science, gives us confidence that BMS will continue to rise to each challenge. We’re accelerating the development of new medicines with differentiated research platforms and leading technology, which enables us to be more productive, agile, efficient and to live out our mission to act with urgency in all we do.

We are committed to the health of people, society and the planet.
Our passion for making an impact extends beyond the discovery, development, and delivery of innovative medicines that help patients prevail over serious diseases. Through our Sustainability and Social Impact strategy, we seek to mobilize our capabilities and resources to positively impact our patients, our people, and the communities where we live, work and serve. To enable this, we focus on four priority areas: expanding the boundaries of science to address unmet patient needs, advancing equitable access to life-transforming medicines around the globe, fostering a high-performing and inclusive workplace, and minimizing the impact of our operations.

We are people-focused, creating an environment for our employees to thrive.
Among our highest priorities are the health, safety, professional development, and well-being of our employees. We prioritize our people by cultivating a high-performing and inclusive global workplace. We unite as ONE BMS, believing that the varied experiences and perspectives of all our employees help to bring out our best ideas, drive innovation and achieve transformative business results. We remain committed to providing a comprehensive rewards and well-being strategy to enable our workforce to deliver on our business strategy and transform patients' lives through science.

We put patients at the center of everything we do.
Our focus on patients and their families motivates us to work smarter, faster and better. We commit to scientific excellence and invest in research and development (R&D) for our patients. Core to who we are is the belief that all patients who need our life-saving medicines should have access to them. We take a thoughtful approach to pricing our medicines and we support policies that help advance access. To that end, we are committed to working collaboratively with relevant stakeholders, including payers, physicians, advocates, patients and civil societies around the world. We are reimagining the patient experience by leveraging digital health to improve diagnosis, treatment and monitoring.
We are defining what is possible. BMS is always advancing its mission and our business to help people in need of transformational medicines. Sometimes that means being bold. Sometimes it means making tough decisions. But it is always done with patients at the center. We will continue powering scientific expertise and innovation to provide patient’s with hope for more time, better access, and a better quality of life. Our Growth Portfolio, consisting of multiple differentiated medicines that are earlier in their life cycle, builds on our legacy across disease areas in oncology, cardiovascular, neuroscience, hematology, and immunology. This is driven by our global workforce that works together to define what is possible for the future of science and the patients we serve.

Bristol Myers Squibb | 2026 Proxy Statement 1

The Story

Building a company that is financially strong and delivers industry-leading sustainable growth into the 2030s and beyond.
2025 was a year of focused execution across the business. Our Growth Portfolio delivered strong year-over-year sales growth. This gives us momentum as we continue to advance our multi-year plan to rewire BMS for long-term growth. We will continue to execute with discipline and expand the use of AI to help us move faster, operate leaner, and reinvest strategically in growth. We serve millions of patients globally and our progress last year strengthened our profile and our ability to make an impact heading into 2026.

Highlights from the year include:
✓Received 18 approvals in the United States, European Union, Japan, and China, including:
•Breyanzi; received U.S. approval as the first and only CAR -T cell therapy for adults with relapsed or refractory marginal zone lymphoma and E.U. approval to expand use of CAR-T cell therapy for adults with relapsed or refractory mantle cell lymphoma
•Opdivo Qvantig; received E.U. approval for the subcutaneous formulation of nivolumab across most previously approved adult, solid tumor Opdivo indications
•Camzyos; received approval in Japan for the treatment of oHCM
•Opdivo + Yervoy; received U.S. and E.U approval for first-line treatment of adult patients with unresectable or advanced HCC
✓Strong R&D and pipeline progress:
•Advanced our promising pipeline with increased depth across therapeutic areas of focus to address high unmet needs
•Took steps to expedite delivery through trial acceleration
•Received ten investigational new drug/clinical trial authorization (IND/CTA)* approvals
•Expanded our registrational pipeline, which includes over 20 assets
•Continued efforts to further increase and sustain R&D productivity and bring treatments to patients faster

✓Leveraged external innovation through business development and partnerships to address areas of high unmet need. To touch on a few from 2025, we:
•Strengthened and diversified cell therapy portfolio with acquisition of Orbital Therapeutics
•Completed a global strategic partnership with BioNTech further bolstering our pursuit of novel mechanisms and multiple modalities in oncology
•Entered into a license agreement with Philochem, strengthening our radiopharmaceutical business and expanding our focus in prostate cancer
✓Exceeded our 2025 low- and middle-income countries (LMIC) targets with greater market expansion and 26 new regulatory filings. These filings are a critical component of our ASPIRE (Accessibility, Sustainability, Patient-centric, Impact, Responsibility and Equity) strategy and help enable sustainable access to innovative medicines
✓Enhanced our water stewardship program by establishing water reduction goals, supported by greater efficiency, reuse water projects and investing in local watershed health
Throughout the year, the Company remained strategic and balanced in its approach to capital allocation. Our strong financial position increases our strategic flexibility, which enables multiple paths to value creation. We remain committed to returning capital to shareholders and to the dividend, which we increased for the sixteenth consecutive year in 2025. We also strengthened our balance sheet, completing our targeted $10 billion of debt paydown ahead of schedule.

18 Approvals from the FDA and other markets	13 Submissions to the FDA and other markets	10 IND/CTA approvals

*An Investigational New Drug (IND) is a drug or biological product that has not been approved for general use by the FDA.
2 Bristol Myers Squibb | 2026 Proxy Statement

Corporate Governance Matters

4	Who Our Directors Are: 2026 Director Nominees
4	Our Board of Directors
7	How Our Directors Are Selected and Elected
7	Majority Vote Standard and Director Resignation Policy
7	Criteria for Board Membership
8	Director Independence
8	Director Succession Planning and Identification of Board Candidates
10	Annual Evaluation Process
11	Item 1—Election of the Board of Directors
22	How Our Board Governs and Is Governed
22	Director Orientation and Continuing Education
22	Active Board Oversight of Our Governance
22	Board’s Oversight of Strategic Planning and Risk Management
25	Risk Assessment of Compensation Policies and Practices
25	Meetings of Our Board & Director Engagement
26	Annual Meeting of Shareholders
26	Codes of Conduct
27	Related Party Transactions
28	Disclosure Regarding Political Activities
28	Sustainability and Social Impact
31	How Our Board Is Organized
31	Board Leadership Structure
32	Committees of Our Board
36	How to Communicate With Our Board
36	We Value Input and Offer Many Means to Provide it
36	Written Communication
36	Proactive Shareholder Engagement
37	How Our Directors Are Paid
37	Compensation of Directors

Who Our Directors Are
2026 Director Nominees
Our Board of Directors
Our Board of Directors (the “Board” or the “Directors”) has nominated 11 current Directors, Christopher Boerner, Ph.D., Theodore R. Samuels, Peter J. Arduini, Deepak L. Bhatt, M.D., M.P.H., M.B.A., Julia A. Haller, M.D., Manuel Hidalgo Medina, M.D., Ph.D., Michael R. McMullen, Paula A. Price, Derica W. Rice, Karen H. Vousden, Ph.D., and Phyllis R. Yale, to serve as Directors of Bristol Myers Squibb. All of our nominees are willing to serve as Directors and have consented to being named in our proxy materials. When elected, these Directors will hold office until the 2027 Annual Meeting or until their successors are duly elected.
We believe that tone is set at the top, so we begin by introducing you to our Directors. We follow that with a description of how our Directors are selected and elected, how our Board governs and is governed, how our Board is organized, how you can communicate with our Directors and how our Directors are paid. We ask in Item 1 for your voting support so our Directors can continue their important work and build on our significant successes into 2026.

Board Nominees
	Christopher S. Boerner, Ph.D.	Theodore R. Samuels	Peter J. Arduini	Deepak L. Bhatt, M.D., M.P.H., M.B.A.	Julia A. Haller, M.D.

Manuel Hidalgo Medina, M.D., Ph.D.	Michael R. McMullen	Paula A. Price	Derica W. Rice	Karen H. Vousden, Ph.D.	Phyllis R. Yale
All Director Nominees possess these qualities:

Leadership	Strategic Thinking	Sound Business Judgment	Integrity & Ethics

4 Bristol Myers Squibb | 2026 Proxy Statement

Who Our Directors Are: 2026 Director Nominees
Overview of 2026 Director Nominees Skills, Age & Tenure

	Chris S. Boerner, PhD (CEO)	Theodore R. Samuels (LID)	Peter J. Arduini	Deepak L. Bhatt, MD, MPH, MBA	Julia A. Haller, MD	Manuel Hidalgo Medina, MD, PhD	Michael R. McMullen	Paula A. Price	Derica W. Rice	Karen H. Vousden, PhD	Phyllis R. Yale

Director Since	2023	2017	2016	2022	2019	2021	2024	2020	2020	2018	2019
Compliance
Independent Director		●	●	●	●	●	●	●	●	●	●
Designated Financial Expert		●					●	●	●
Key Skills & Experience
Executive Leadership	●		●		●		●
Finance Leadership								●	●
Healthcare	●	●	●	●	●	●	●	●	●	●	●
Science/Technology/Innovation	●		●	●	●	●	●			●
Financial	●	●	●		●		●	●	●		●
Risk Management	●	●	●		●		●	●	●		●
Sales & Marketing	●	●	●				●				●
International	●	●	●			●	●	●	●	●
Academia/ Non-Profit		●		●	●	●		●		●	●
Digital	●		●				●	●	●
Demographics
Age (years)†	55	71	61	58	71	58	65	64	61	68	68
Tenure (years)†	3.0	9.2	10.1	3.9	6.5	4.9	1.8	5.7	5.7	8.4	6.5
† As of May 5, 2026

Key Skills & Experience Definitions
Healthcare
Experience in relevant areas within the healthcare industry, including science, manufacturing, regulatory compliance, payer dynamics, and working with health care providers.
Science/Technology/Innovation
Relevant scientific expertise in the healthcare industry, and experience with technology and innovation, including the use of innovative technologies in the discovery, development and delivery of medicines.
Financial
Experience in corporate finance and financial reporting and internal controls at a large organization.
Risk Management
Experience managing critical enterprise risks.
Sales & Marketing
Experience in commercialization, digital advertising, marketing and brand development.
International
Experience leading a complex global organization or understanding different regulatory and commercial requirements.
Executive/Finance Leadership
Experience serving as a CEO/CFO at a large or complex public or private company.
Academia/Non-Profit
Experience as professor, researcher or leader at a large university or non-profit organization.
Digital
Experience or expertise managing or overseeing information technology, including related to the use of digital technologies, including artificial intelligence, to facilitate business objectives, cybersecurity and data privacy.
Bristol Myers Squibb | 2026 Proxy Statement 5

Who Our Directors Are: 2026 Director Nominees
Overview of 2026 Director Nominees Background
Our 11 Director nominees provide the Board with a comprehensive collection of varied backgrounds, industry experiences and personal characteristics.

Age distribution	Board refreshment
64	4
Average age of Directors (years)	New Directors over the past five years

6 Bristol Myers Squibb | 2026 Proxy Statement

How Our Directors Are Selected and Elected
Our Directors are continuously committed to identifying and attracting the best candidates to join our Board and put a great deal of time and attention into board composition. These efforts are evident in continually high rates of board refreshment, with four new Directors added to our Board in the past five years, adding new perspectives as we continue to advance our mission through this critical strategic period.
In the subsections that follow, we describe our standards, policies, and processes that drive our Board refreshment program.
Majority Vote Standard and Director Resignation Policy
A majority of the votes cast is required to elect Directors. To be eligible for nomination to our Board, all Director nominees must submit an irrevocable resignation, contingent on (A) that person not receiving a majority of the votes cast in an election that is not a contested election, and (B) acceptance of that resignation by the Board in accordance with policies and procedures adopted by the Board for such purpose. In the event an incumbent Director fails to receive a majority of the votes cast in an election that is not a contested election, the Committee on Directors and Corporate Governance, without participation by any Director tendering their resignation, will make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board, without participation by any Director tendering a resignation, will act on the resignation, considering the Committee’s recommendation at its next regularly scheduled meeting to be held within 60 days after the certification of the shareholder vote. BMS will publicly disclose the Board’s decision and, if such resignation is rejected, the reasons for that decision in a broadly disseminated press release that will also be furnished to the U.S. Securities and Exchange Commission (SEC) on Form 8-K within 90 days after the certification of the shareholder vote. The Committee, in making its recommendation, and the Board, in making its decision, may consider any factors and other information that they consider appropriate and relevant. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board provides for a lesser number of Directors.
Criteria for Board Membership
As specified in our Corporate Governance Guidelines, members of our Board should have broad experience in areas important to the operation and long-term success of BMS. These include areas such as business, science, medicine, finance/accounting, law, business strategy, crisis management, risk management, corporate governance, research, technology (particularly as it relates to the healthcare industry), or government. Board members should possess qualities reflecting integrity, independence, leadership, good business judgment, wisdom, an inquiring mind, vision, a proven record of accomplishment and an ability to work well with others.
We generally restrict the total number of public company boards that non-employee Directors and a Director serving as chief executive officer, if applicable, can serve on to four and two, respectively, including our Board, and all of our Directors and each Director nominee are in compliance with these restrictions.
Bristol Myers Squibb | 2026 Proxy Statement 7

How Our Directors Are Selected and Elected
Director Independence
Our Corporate Governance Guidelines provide that a substantial majority of Board members be independent from management. The Board observes all relevant criteria established by the SEC and the New York Stock Exchange (NYSE) and has adopted independence standards that meet the listing standards of the NYSE (See Exhibit A). The Board has determined that, except for Christopher Boerner, Ph.D., who is our Chief Executive Officer, each of our Directors and each Director nominee for election at this Annual Meeting is independent of BMS and its management.

Independence
10
out of 11 Director nominees are currently independent

Process for Determining Independence
In accordance with our Corporate Governance Guidelines, our Board undertakes an annual review of Director independence. Under our Corporate Governance Guidelines and the NYSE listing standards, a Director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company. In February 2026, the Board considered all commercial and charitable relationships of our independent Directors and Director nominees, including the following relationship, which was deemed immaterial under our categorical standards:
•Mr. Arduini was appointed President and Chief Executive Officer of GE Healthcare in January 2022. BMS has a prior business relationship with GE Healthcare that predates Mr. Arduini, pursuant to which we made routine ordinary course of business payments to GE Healthcare in 2025, including related to some early development and license agreements. All of the business dealings were entered into on terms no more favorable to GE Healthcare than terms that would be available to unaffiliated third parties under similar circumstances, and the payments made by BMS did not exceed the greater of $1 million or 2% of GE Healthcare’s consolidated gross revenues in any single fiscal year within the preceding three years.
The Board determined that none of our independent Directors had any relationships that would impair their independence under the NYSE’s independence standards or otherwise.
Director Succession Planning and Identification of Board Candidates
Regular Assessment of Board Composition
The Committee on Directors and Corporate Governance regularly assesses the appropriate size and composition of the Board. This assessment incorporates the results of the Board’s annual evaluation process, which are described more fully under “Annual Evaluation Process” beginning on page 10. The Committee also considers succession planning for its Directors.
8 Bristol Myers Squibb | 2026 Proxy Statement

How Our Directors Are Selected and Elected
Identification and Selection of Director Nominees
In connection with the Board’s ongoing Director identification process, the Committee on Directors and Corporate Governance, in consultation with the Board Chair, conducts an initial evaluation of prospective nominees against the established Board membership criteria discussed above. The Committee also reviews the skills of the current Directors and compares them to the particular skills of potential candidates. In particular, the Board is committed to identifying and evaluating all highly qualified candidates for Board positions, including candidates with varied backgrounds, industry experiences, and personal characteristics. In addition, the Committee annually evaluates each current Director’s prior service on and contributions to the Board, which includes consideration of each Director’s attendance, job responsibilities, service on other public company boards, and leadership positions on such boards prior to recommending a Director or nominee for election to our Board.
Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, third-party search firms, management, shareholders, or others. Search firms together with management and Directors develop a candidate profile that includes the relevant skills and experiences being sought at that time and incorporates the Board membership criteria. Prospective candidates are identified based on that profile. Additional information relevant to the qualifications of prospective nominees may be requested from third-party search firms, other Directors, management, or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the members of the Committee on Directors and Corporate Governance, the Board Chair, the Lead Independent Director and other Directors, as applicable. After completing this evaluation and interview process, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate.
Shareholder Nominations for Director
In accordance with the Company’s Bylaws and other governing documents, the Board considers and evaluates qualified shareholder recommendations and nominations of candidates for election to the Board in substantially the same manner as other Director nominees and will not impose unnecessary requirements for such candidates. Shareholder recommendations must be accompanied by disclosure, including written information about the recommended nominee’s business experience and background with consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a Director. Shareholders should send their written recommendations of nominees accompanied by the required documents to: Bristol Myers Squibb, Route 206 & Province Line Road, Princeton, NJ 08543, Attention: Corporate Secretary.
Proxy Access Shareholder Right
Following extensive engagement with our shareholders, the Board determined to adopt proxy access in 2016, permitting a shareholder or group of up to 20 shareholders, in each case, holding at least 3% of our outstanding shares of common stock for at least three years, to nominate a number of Directors constituting the greater of two Directors or 20% of the number of Directors on the Board, as set forth in detail in our Bylaws. If you wish to propose any action pursuant to our proxy access bylaw provision, you must deliver a notice to BMS containing certain information set forth in our Bylaws, not less than 120 but not more than 150 days before the anniversary of the prior year’s filing of the proxy materials. For our 2027 Annual Meeting, we must receive this notice between October 26, 2026, and November 25, 2026. Shareholders should send their notices to our principal executive office: Bristol Myers Squibb, Route 206 & Province Line Road, Princeton, NJ 08543, Attention: Corporate Secretary.
Bristol Myers Squibb | 2026 Proxy Statement 9

How Our Directors Are Selected and Elected
Annual Evaluation Process
Our Board recognizes the critical role Board and Committee evaluations play to ensure the effective functioning of the Board. Our Board also believes in the importance of continuously improving the functioning of the Board and Board Committees. Under the leadership and guidance of the Board’s Lead Independent Director, the Committee on Directors and Corporate Governance annually reviews the Board evaluation process. For the last few years, the formal Board evaluation process has included a written questionnaire for the Board and the Board Committees. In addition to the Board and Board Committee questionnaires, for individual Director assessments, the Lead Independent Director engages in one-on-one discussions with each Director regarding, without limitation, governance, Board functioning and effectiveness, interaction with management, meetings and materials, performance, potential board assignments, and Director succession planning. The Lead Independent Director conveys Directors’ feedback on an ongoing basis to the Board Chair and has regular one-on-one discussions with the other members of the Board. The formal 2025 Board and Committee evaluation processes were as follows:
•Board: Directors completed an electronic questionnaire on an unattributed basis responding to questions about the Board and Committee structure and responsibilities, Board culture and dynamics, adequacy of information to the Board, Board skills and effectiveness, and Committee effectiveness. In addition, the Lead Independent Director completed one-on-one individual Director assessments relating to the foregoing topics. The robust feedback and comments from the Directors were anonymously compiled and then presented by the Board Chair and the Lead Independent Director to the full Board for discussion and action. The 2025 Board evaluation was completed in February 2026.
•Committees: Committee members completed an electronic questionnaire, which included questions approved by each Committee chair with topics covering each Committee’s composition, culture, and functioning as well as each Committee’s responsibilities and effectiveness. The results from the questionnaires were compiled and Committee chairs led discussions in executive sessions of their respective committees. Committee chairs then reported to the full Board the results of their respective Committee’s evaluation and any follow-up actions. The 2025 Committee evaluations were completed in February 2026 and reported to the Board in February and March 2026.
10 Bristol Myers Squibb | 2026 Proxy Statement

Item 1
Election of the Board of Directors
2026 Director Nominees
The following biographies of our Director nominees reflect their Board Committee membership and Chair positions as of the date of this year’s Annual Meeting. Each of our Board members has experience and skills in the enumerated categories included in our skills matrix chart above, however, we have designated in the biographies only the top three to five skills to indicate that a Director has particular strength in those areas.
Christopher S. Boerner, Ph.D.
Board Chair & Chief Executive Officer of the Company
Director Since: 2023
Age: 55

Board Committees •None	Other Public Company Boards •Colgate-Palmolive Company

Experience
•Bristol Myers Squibb, Chief Executive Officer (November 2023-present)
•Board Chair (April 2024-present); Board Member (2023-present)
•Executive Vice President, Chief Operating Officer (April 2023-October 2023)
•Executive Vice President, Chief Commercialization Officer (2018-2023)
•Head of International Markets (2017-2018); Head of U.S. Commercial Markets (2015-2017)
•Held leadership roles of increasing responsibility at Seattle Genetics, Inc. (2010-2015)
•Served in marketing leadership roles at Genentech (2002-2010)
•Worked at McKinsey & Company, earlier in his career, serving global pharmaceutical and biotechnology clients
Key Skills and Experience
•Executive Leadership
•Healthcare
•Sales & Marketing
•Financial
•Risk Management
Other
•Board of Directors of PhRMA (Pharmaceutical Research and Manufacturers of America)
•Board member, Chair of the Nominating and Corporate Governance Committee of Achaogen, Inc. (2014-2015)

Bristol Myers Squibb | 2026 Proxy Statement 11

Item 1—Election of the Board of Directors
Theodore R. Samuels
Lead Independent Director & Chair of the Committee on Directors and Corporate Governance
Director Since: 2017
Age: 71

Board Committees •Committee on Directors and Corporate Governance (Chair) •Audit Committee	Other Public Company Boards •Centene Corporation •Iron Mountain Incorporated Former Public Company Boards •Stamps.com •Perrigo Company plc

Experience
•President of the Capital Guardian Trust Company (2010-2016)
•Board member, Capital Group (2005-2009); Capital Group Audit Committee; Capital Group Finance Committee (2013-2016); Chair of Capital International (North America) Proxy Committee; Capital Guardian Trust Company (North American) Management Committee member
•Portfolio Manager at Capital Group (1990-2016 and analyst 1981-1990)
Key Skills and Experience
•Financial
•Sales & Marketing
•Risk Management
•International
Other
•Director of BJC HealthCare
•Trustee of Children’s Hospital Los Angeles Foundation; served as Director of Children’s Hospital Los Angeles (2004-2019; co-chair 2012-2015)
•Director of the Edward Mallinckrodt, Jr. Foundation
•Director of Research Corporation Technologies, Inc.
•Trustee of the John Burroughs School, St. Louis (2018-2024)
•Co-Chair of Tuft’s President Council (2016-2022)

12 Bristol Myers Squibb | 2026 Proxy Statement

Item 1—Election of the Board of Directors
Peter J. Arduini
Chair of the Compensation and Management Development Committee
Director Since: 2016
Age: 61

Board Committees •Compensation and Management Development Committee (Chair)	Other Public Company Boards •GE Healthcare Former Public Company Boards •Integra LifeSciences Holdings Corporation

Experience
•President and Chief Executive Officer at GE Healthcare, a medical technology and digital solutions innovator (2022-present)
•President and Chief Executive Officer at Integra LifeSciences Holdings Corporation (2012-2021); President and Chief Operating Officer (2010-2012)
•Corporate Vice President and President of Medication Delivery, Baxter Healthcare (2005-2010)
•Previously spent 15 years at General Electric Healthcare in a variety of management roles for domestic and global businesses, culminating in leading the global functional imaging business
Key Skills and Experience
•Executive Leadership
•Healthcare
•Sales & Marketing
•Financial
Other
•Board of Directors of AdvaMed (the Advanced Medical Technology Association)
•Board of Directors of the National Italian American Foundation
•Board of Trustees of Susquehanna University (2016-2022)

Bristol Myers Squibb | 2026 Proxy Statement 13

Item 1—Election of the Board of Directors
Deepak L. Bhatt, M.D., M.P.H., M.B.A.
Director Since: 2022
Age: 58

Board Committees •Science & Technology Committee •Compensation and Management Development Committee	Other Public Company Boards •None

Experience
•Director of Mount Sinai Fuster Heart Hospital and the Dr. Valentin Fuster Professor of Cardiovascular Medicine at the Icahn School of Medicine at Mount Sinai (2022-present)
•Professor of Medicine at Harvard Medical School (2012-2022); Visiting Professor of Medicine at Harvard Medical School (2022-2024)
•Executive Director of Interventional Cardiovascular Programs at Brigham and Women’s Hospital (2013-2022)
•Cardiologist at Dana Farber Cancer Institute (2009-2022)
•Chief of Cardiology at VA Boston Healthcare (2008-2013)
•Held a number of roles of increasing responsibility at the Cleveland Clinic in Cleveland, Ohio, in addition to being an attending physician, including Associate Director of the Cleveland Clinic Cardiovascular Coordinating Center, Director of the interventional cardiology fellowship, and Associate Director of the cardiovascular medicine fellowship (2001-2008)
Key Skills and Experience
•Science/Technology/Innovation
•Healthcare
•Academia/Non-Profit
Other
•Former Member of the Board of Trustees of the American College of Cardiology

14 Bristol Myers Squibb | 2026 Proxy Statement

Item 1—Election of the Board of Directors
Julia A. Haller, M.D.
Chair of the Science & Technology Committee
Director Since: 2019
Age: 71

Board Committees •Science & Technology Committee (Chair) •Committee on Directors and Corporate Governance	Other Public Company Boards •None Former Public Company Boards •Celgene Corporation •Eyenovia, Inc. •Opthea Limited •Outlook Therapeutics, Inc.

Experience
•Chief Executive Officer and Ophthalmologist-in-Chief of Wills Eye Hospital in Philadelphia, PA, where she holds the William Tasman, M.D. Endowed Chair (2007-present, including appointment as CEO in 2025)
•Professor and Chair of the Department of Ophthalmology at Sidney Kimmel Medical College at Thomas Jefferson University and Thomas Jefferson University Hospitals (present)
•Member of the Johns Hopkins faculty, where she held the Katharine Graham Chair in Ophthalmology (until 2007)
•Trained at the Wilmer Eye Institute at Johns Hopkins, where she served as the first female Chief Resident
Key Skills and Experience
•Executive Leadership
•Academia/Non-Profit
•Healthcare
•Science/Technology/Innovation
Other
•Vice President, Ophthalmology Foundation
•Member of the National Academy of Medicine
•Chair of the Heed Ophthalmic Foundation Board
•Executive Committee of the Board of the Philadelphia Orchestra and Kimmel Center

Bristol Myers Squibb | 2026 Proxy Statement 15

Item 1—Election of the Board of Directors
Manuel Hidalgo Medina, M.D., Ph.D.
Director Since: 2021
Age: 58

Board Committees •Committee on Directors and Corporate Governance •Science & Technology Committee	Other Public Company Boards •Guardant Health, Inc.

Experience
•Professor of Medicine and Co-Director of GI Cancer Center at NYU Grossman School of Medicine (2025-present)
•Professor of Medicine and Chief of Division of Hematology and Medical Oncology at Weill Cornell Medical College (2019-2025)
•Attending Physician at New York-Presbyterian Hospital (2019-2025)
•Associate Director, Clinical Services of Meyer Cancer Center, Weill Cornell Medical College (2019-2024)
•Deputy Associate Director, Clinical Sciences at Dana Farber/Harvard Cancer Center (2015-2019)
•Chief of Division of Hematology, Oncology and Director at Rosenberg Clinical Cancer Center of Beth Israel Deaconess Medical Center (2015-2019)
•Professor of Medicine at Harvard University (2015-2019)
Key Skills and Experience
•Science/Technology/Innovation
•Healthcare
•Academia/Non-Profit
•International
Other
•Director of Methods of Special Conference Clinical Cancer Research Course of American Association for Cancer Research (2018-2024)
•Steering Committee of Pancreatic Cancer Action Network (2016-present)
•Director of American Association of Cancer Research (2024-2027)
•Director of Guardant Health (2024-present)

16 Bristol Myers Squibb | 2026 Proxy Statement

Item 1—Election of the Board of Directors
Michael R. McMullen
Director Since: 2024
Age: 65

Board Committees •Audit Committee •Compensation and Management Development Committee	Other Public Company Boards •KLA Corporation Former Public Company Boards •Agilent Technologies, Inc. •Coherent, Inc.

Experience
•Chief Executive Officer of Agilent Technologies, Inc. (2015-2024)
•President and Chief Operating Officer of Agilent Technologies, Inc. (2014-2015)
•Senior Vice President, Agilent and President, Chemical Analysis Group at Agilent (2009-2014)
Key Skills and Experience
•Executive Leadership
•Science/Technology/Innovation
•Healthcare
•International
•Digital
Other
•Board of Trustees, University of Delaware (2024-present)

Bristol Myers Squibb | 2026 Proxy Statement 17

Item 1—Election of the Board of Directors
Paula A. Price
Director Since: 2020
Age: 64

Board Committees •Audit Committee •Committee on Directors and Corporate Governance	Other Public Company Boards •Accenture plc •Warner Brothers Discovery •Mondelez International, Inc. Former Public Company Boards •Davita, Inc. •Dollar General Corporation •Western Digital Corporation

Experience
•Executive Vice President and Chief Financial Officer at Macy’s, Inc. (2018-2020)
•Senior Lecturer at Harvard Business School in the Accounting and Management Unit (2014-2018)
•Executive Vice President and Chief Financial Officer of Ahold USA (2009-2014)
•Senior Vice President, Controller and Chief Accounting Officer at CVS Caremark (2006-2009)
Key Skills and Experience
•Finance Leadership
•Financial
•Risk Management
•Academia/Non-Profit
•Digital
Other
•Director of Blue Cross Blue Shield of Massachusetts
•Member of Advisory Board of Columbia University Mailman School of Public Health

18 Bristol Myers Squibb | 2026 Proxy Statement

Item 1—Election of the Board of Directors
Derica W. Rice
Chair of the Audit Committee
Director Since: 2020
Age: 61

Board Committees •Audit Committee (Chair) •Compensation and Management Development Committee	Other Public Company Boards •Target Corporation •The Walt Disney Company •The Carlyle Group

Experience
•Executive Vice President of CVS Health, and President, Pharmacy Benefits Management Business of CVS Caremark (2018-2020)
•Executive Vice President of Global Services (2010-2017) and Chief Financial Officer (2006-2017) of Eli Lilly and Company
•Vice President and Controller (2003-2006) and various executive positions at Eli Lilly and Company (1990-2005)
Key Skills and Experience
•Finance Leadership
•Financial
•Healthcare
•Risk Management
•Digital
Other
•Director of Center for Leadership Development
•Director of Tessera Therapeutics

Bristol Myers Squibb | 2026 Proxy Statement 19

Item 1—Election of the Board of Directors
Karen H. Vousden, Ph.D.
Director Since: 2018
Age: 68

Board Committees •Compensation and Management Development Committee •Science & Technology Committee	Other Public Company Boards •None

Experience
•Principal Group Leader at the Francis Crick Institute in London (2017-present)
•Chief Scientist of Cancer Research UK (2016-2022)
•Director of the Cancer Research UK (CRUK) Beatson Institute in Glasgow (2002-2016)
•Held leadership roles at the National Cancer Institute in Maryland (1995-2002)
Key Skills and Experience
•Academia/Non-Profit
•Healthcare
•Science/Technology/Innovation
•International
Other
•Co-Founder, Director and Consultant of Faeth Therapeutics, Inc.
•Member of the Science Advisory Boards of the Allison Institute (MD Anderson, Texas), Kovina Therapeutics, the Ludwig Institute for Cancer Research and Volastra Therapeutics
•Fellow of the Royal Society
•Foreign Member of the U.S. National Academy of Sciences
•Former President of the British Association of Cancer Research

20 Bristol Myers Squibb | 2026 Proxy Statement

Item 1—Election of the Board of Directors
Phyllis R. Yale
Director Since: 2019
Age: 68

Board Committees •Audit Committee •Science & Technology Committee	Other Public Company Boards •Davita, Inc.

Experience
•Advisory Partner, Bain & Company (2010-present); Partner (1987-2010)
•Since 1982, has served in a number of leadership roles and has been a leader in building Bain’s healthcare practice
Key Skills and Experience
•Financial
•Risk Management
•Healthcare
•Academia/Non-Profit
Other
•Director of Aledade, Inc.
•Member of the Advisory Board of the Health Policy and Management Department at the Harvard Chan School of Public Health
•Member of the Board of The Trustees of Reservations, a conservation and preservation organization
•Former director of Blue Cross Blue Shield of Massachusetts
•Former member of the Advisory Board of Harvard Business School Healthcare Initiative

The Board of Directors unanimously recommends a vote “FOR” the election of each of these nominees as a Director.

Bristol Myers Squibb | 2026 Proxy Statement 21

How Our Board Governs and Is Governed
Director Orientation and Continuing Education
Director education is an ongoing, year-round process, which begins when a Director joins the Board. Upon joining the Board, new Directors are provided with a comprehensive orientation program to learn about our company, including our business, strategy, and governance. The orientation program is led by senior business and functional leaders from all areas of the company, where strategic priorities and key risks and opportunities are discussed. Our Directors periodically attend site visits to one or more of our locations. On an ongoing basis, our Directors receive presentations on a variety of topics related to their work on the Board and within the biopharmaceutical industry, both from senior management and from experts outside of the company. We also encourage our Directors to enroll, at our expense, in continuing education programs provided by reputable third parties.
Active Board Oversight of Governance
Our business is managed under the direction of the Board pursuant to the Delaware General Corporation Law and our Bylaws. The Board has responsibility for establishing broad corporate policies and for the overall performance of our business and the Company as a whole. The Board stays apprised of developments in our business through regular written reports, analyses, and presentations from management, and regular discussions with the Chief Executive Officer, who currently serves as our Chair, and other company officers, by reviewing other materials provided by management and by external advisors, and by participating in Board and Board Committee meetings.
The Committee on Directors and Corporate Governance continually reviews corporate governance topics, trends, and is responsible for identifying and recommending the adoption of corporate governance initiatives. In addition, our Compensation and Management Development Committee regularly reviews our compensation policies and procedures and, when appropriate, recommends changes that strengthen our compensation practices.
The Board has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. The Board annually reviews the Corporate Governance Guidelines and, from time to time, revises them in response to changing regulatory requirements, evolving best practices, and feedback from our shareholders and other stakeholders.
Board’s Oversight of Strategic Planning and Risk Management
The Board meets regularly to discuss our company’s strategic direction and the issues and opportunities facing our company in light of trends and developments in the biopharmaceutical industry and the broader business environment. The Board has been instrumental in determining our short-term and long-term company strategy.
The Board is dedicated to oversight of risk management and is responsible for risk oversight as part of its fiduciary duty of care to monitor business operations effectively. Specifically, the Board plays a critical role in the determination of the types and appropriate levels of risk undertaken by the company. Some of the key risks the Board is focused on relate to: (i) potential legislative or other regulatory actions impacting the pharmaceutical industry in the U.S. and internationally, including related to drug pricing and access; (ii) intellectual property protection and upcoming or current losses of exclusivity; (iii) competition; (iv) business continuity; (v) external and internal business development, including risks associated with potential transactions or acquisitions; (vi) commercialization, including product launches and marketing; (vii) key sustainability, governance, and social impact risks, inclusive of people and culture, covering, among other things, compensation program design and our Sustainability and Social Impact (“SSI”) initiatives; and (viii) information technology, including cybersecurity, data privacy, and the use of artificial intelligence in our business, among other technologies.
22 Bristol Myers Squibb | 2026 Proxy Statement

How Our Board Governs and Is Governed
The Board administers its strategic planning and risk oversight function as a whole and through its Board Committees. The following are examples of how the Board Committees are involved in this process:

Audit Committee
Regularly reviews and discusses with management our policies and guidelines regarding risk assessment and risk management, including their effectiveness, our process for mitigating and monitoring enterprise risks, including those related to market/environment, sustainability regulations, strategic, financial, operational, legal, compliance, regulatory, cybersecurity, and reputational risks. With respect to cybersecurity risk, the Audit Committee receives regular updates from management on matters related to cybersecurity and data privacy incidents. Our Chief Information Security Officer also provides updates on significant threats to our systems, risk mitigation strategies, program assessments, planned improvements, and status of information security initiatives.

Compensation and Management Development Committee
Annually evaluates our incentive compensation programs and determines whether incentive pay encourages excessive or inappropriate risk-taking. In particular, the Committee evaluates the components of our executive compensation program that work to minimize excessive or inappropriate risk-taking, including the use of different forms of long-term equity incentives, linking incentive payout opportunities to each executive’s demonstration and role modeling of our BMS Values, placing caps on our incentive award payout opportunities, requiring clawback/recoupment of incentive compensation when our policies are violated or relevant financial metrics are restated, following equity grant practices that limit potential for timing awards and having stock ownership and retention requirements. With such measures in place, we reduce the sensitivity to short-term performance and appropriately balance risk and reward in a manner that does not encourage our executives to expose the company to imprudent risk-taking. These elements work to ensure our compensation program is properly aligned with our strategy and the interests of our shareholders.

Committee on Directors and Corporate Governance
Focuses on risks associated with corporate governance, Board refreshment, Board succession planning and regularly considers and makes recommendations to the Board concerning the appropriate size, function, and needs of the Board; determines the criteria for Board membership; provides oversight of our corporate governance affairs and reviews corporate governance practices and policies to manage related risks. Identifies and oversees monitoring and management of risks related to the company’s political activities, along with strategies, initiatives, and corresponding risks related to the Company’s sustainability and social initiatives.

Science and Technology Committee
Regularly reviews our pipeline and potential business development opportunities to evaluate our progress in achieving our near-term and long-term strategic R&D goals and objectives, oversees and manages risks related to the use of advanced technologies, including artificial intelligence, in our R&D programs, and assures that we make well-informed choices in the investment of our R&D resources, among other things.

Bristol Myers Squibb | 2026 Proxy Statement 23

How Our Board Governs and Is Governed
The Board and Board Committees engage regularly with management on risks to the business, including the risks described above.

Annual strategy deep-dive
Specifically, each year, typically during the second and fourth quarters, the Board holds extensive meetings with senior management dedicated to discussing and reviewing:
•our long-term operating plans, and
•overall corporate strategy.
As part of the meeting, our Chief Executive Officer leads:
•a discussion of key risks to the plans, and
•risk mitigation plans and activities.

Constant focus on strategy
Throughout the year, the Board provides:
•guidance to management on strategy, and
•helps to refine operating plans to implement the strategy.
In 2025, the Board met 18 times (7 regular and 11 special meetings) and held other information sessions to discuss the company’s execution of our strategy to renew our product pipeline with new life-changing medicines, including:
•executing on key launches to enhance and diversify our portfolio,
•progressing and enhancing our pipeline, focusing on transformational medicines where we have a competitive advantage,
•driving operational excellence throughout the organization,
•assessing policy and pricing pressures impacting the pharmaceutical industry,
•succession planning and compensation matters, and
•strategically allocating capital for long-term growth and shareholder returns, including entering into business development transactions that extend our scientific leadership and advance value creation.

24 Bristol Myers Squibb | 2026 Proxy Statement

How Our Board Governs and Is Governed
Risk Assessment of Compensation Policies and Practices
The Compensation and Management Development Committee of the Board annually conducts a worldwide review of our material compensation policies and practices. Based on this review, the Committee concluded that these policies are appropriately balanced and do not incentivize imprudent risk-taking and therefore do not jeopardize the safety and soundness of the Company. In fact, our global compensation policies and practices contain many design features that mitigate the likelihood of inducing excessive or inappropriate risk-taking behavior. These features include:

✓	Balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price	✓	Clawback and recoupment provisions and policies pertaining to annual incentive payouts and long‑term incentive awards

✓	Multiple metrics in our incentive programs that balance top‑line, bottom‑line and pipeline performance	✓	Share ownership and retention guidelines applicable to our senior executives

✓	Caps in our incentive program payout formulas	✓	Equity award policies that limit risk by having fixed annual grant dates

✓	Reasonable goals and objectives in our incentive programs	✓	Prohibition of speculative and hedging transactions by all employees and Directors

✓	Compensation opportunity linked to each executive’s demonstration and role modeling of our BMS Values	✓	The participation by all employees worldwide—other than sales roles—in the same annual bonus plan generally applicable to our Named Executive Officers

✓	The Compensation and Management Development Committee’s ability to exercise discretion in determining incentive program payouts	✓	Mandatory training on our Principles of Integrity: BMS Standards of Business Conduct and Ethics (the Principles of Integrity) and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions and where to escalate concerns anonymously

✓	Prohibition on timing the disclosure of material non-public information, or the granting of equity or equity-based grants, for the purpose of impacting the value of executive compensation

Meetings of the Board & Director Engagement
Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action between regularly scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility.
In 2025, the Board met 18 times (7 regular and 11 special meetings). The average aggregate attendance of Directors at Board and Board Committee meetings was over 96%. No Director attended fewer than 93% of the aggregate number of Board and Board Committee meetings during the period he or she served.
During these meetings, our independent Directors met in executive sessions to discuss many topics, including advancing our strategy to renew our product pipeline with new life-changing medicines, executing on key launches that enhance and diversify our portfolio, progressing our pipeline with a focus on transformational medicines where we have a competitive advantage, driving operational excellence throughout the organization, evaluating policy and pricing pressures relating to the biopharmaceutical industry, succession planning and compensation matters, and strategically allocating capital for long-term growth and shareholder returns, including entering into important collaborations and exciting acquisition opportunities to extend our scientific leadership and advance value creation, among other things.
Bristol Myers Squibb | 2026 Proxy Statement 25

How Our Board Governs and Is Governed
The Board and Board Committees also held information sessions throughout 2025, which supplemented the regularly scheduled Board and Board Committee meetings. These information sessions were especially important during 2025 and allowed the Board to provide effective oversight and support to our management team. For 2026, the Board and Board Committees will continue to supplement their regular meetings with information sessions as needed.
It is the expectation of the Board that each Director has sufficient time to attend, prepare for, and participate during Board and Board Committee meetings. The Committee on Directors and Corporate Governance periodically reviews the outside board service of our Directors and has adopted internal procedures to address when a Director’s outside public board service exceeds the limit included in the Board’s Corporate Governance Guidelines.
As part of its annual review of Director nominees for election, the Board reviews the attendance and other commitments, professional background and experience, as well as the valued contributions of individual Directors, among other things. Mr. Rice and Ms. Price are each a current member of the audit committee of three other public company boards. The Board has determined that such simultaneous service does not impair the ability of Mr. Rice or Ms. Price to effectively serve on our Audit Committee, with Mr. Rice and Ms. Price recusing themselves from such determinations.
Annual Meeting of Shareholders
Directors are strongly encouraged, but not required, to attend the Annual Meeting of Shareholders. All of the 2025 nominees for Director who were Directors as of the 2025 Annual Meeting attended our 2025 Annual Meeting of Shareholders.
Codes of Conduct
The Principles of Integrity adopted by the Board set forth important company policies and procedures in conducting our business in a legal, ethical, and responsible manner. These standards are applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer, and the Controller.
In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Principles of Integrity by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer, and the heads of major operating units.
The Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all Directors and sets forth guidance with respect to recognizing and handling ethical issues.
The Principles of Integrity, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors (collectively, the “Codes of Conduct”) are available on our website at https://www.bms.com/about-us/our-company/our-principles.html. We will post any substantive amendments to, or waivers from, applicable provisions of our Codes of Conduct on our website at https://www.bms.com/about-us/our-company/our-principles.html within two days following the date of such amendment or waiver.
Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.
26 Bristol Myers Squibb | 2026 Proxy Statement

How Our Board Governs and Is Governed
BMS has a securities trading policy governing the purchase, sale, and other disposition of the company’s securities that applies to all Directors, officers, employees, and certain other covered persons and their immediate family members. Additionally, BMS has a share repurchase program, authorized by the Board, allowing for repurchases of its shares, effected in the open market or through privately negotiated transactions in compliance with Rule 10b-18 under the Exchange Act, including through Rule 10b5-1 trading plans. We believe our securities trading policy and share repurchase program are reasonably designed to promote compliance with insider trading laws, rules, and regulations and NYSE listing standards. A copy of our securities trading policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2025.
Related Party Transactions
The Board has adopted a written policy and procedures for the review and approval of transactions involving the company and related parties, such as greater than 5% shareholders, Directors, executive officers and their immediate family members. The policy and procedures cover any transaction or series of transactions (an “interested transaction”) in which the amount involved exceeds $120,000, the company is a participant, and a related party has a direct or indirect material interest (other than solely as a result of being a Director or less than 10% beneficial owner of another entity). All interested transactions are subject to approval in accordance with the following policy and procedures:
•Management is responsible for determining whether a transaction is an interested transaction requiring review under this policy, in which case the transaction is disclosed to the Committee on Directors and Corporate Governance (the “Governance Committee”).
•The Governance Committee reviews the relevant facts and circumstances, including, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or ordinary circumstances and the related party’s interest in the transaction.
•No Director participates in any discussion or approval of the interested transaction for which he or she is a related party, except that the Director will provide all material information concerning the interested transaction to the Governance Committee.
•If an interested transaction is ongoing, the Governance Committee may establish guidelines for management to follow in its ongoing dealings with the related party and will review and assess such ongoing relationships on at least an annual basis.
•Certain types of interested transactions are deemed to be pre-approved by the Governance Committee, as applicable, even if the amount involved will exceed $120,000, including the employment of executive officers, Director compensation, certain transactions with other companies or charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.
BlackRock, Inc. (“BlackRock”) and The Vanguard Group (“Vanguard”) are each considered a “Related Party” under our related party transaction policy because they each beneficially own more than 5% of our outstanding common stock. In addition, J.P. Morgan Chase & Co. (“JPM”) reported that it beneficially owned more than 5% between the period beginning on March 31, 2025 and ending September 30, 2025, and so was considered a “Related Party” for any transactions made during that period. The Governance Committee approved the following related party transactions in accordance with our related party policy and procedures and Bylaws:
•Certain of our retirement plans use BlackRock and its affiliates to provide investment management services. In addition, we have certain investments in BlackRock-managed investment funds. In connection with these services, we paid BlackRock approximately $1.9 million in fees during 2025.
•Vanguard acts as an investment manager with respect to certain investment options under our savings and thrift plans. Participants in the plans pay Vanguard’s investment management fees if they invest in investment options managed by Vanguard; neither the plans themselves nor the company pays fees directly to Vanguard. In connection with these services, Vanguard received approximately $733,000 in fees during 2025.
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How Our Board Governs and Is Governed
•During the second and third quarters of 2025, we engaged JPM and its affiliates to provide various banking and investment management services. In connection with these services, JPM received approximately $1.1 million in fees during the applicable period.
The Governance Committee approved the above relationships on the basis that these entities’ ownership of our stock plays no role in the business relationship between us and them, and that the engagement of each entity was on terms no more favorable to them than terms that would be available to unaffiliated third parties under the same or similar circumstances.
Disclosure Regarding Political Activities
We provide semi-annual disclosure on our website at the link below of all political contributions to political committees, parties or candidates on both state and federal levels that are made by our employee political action committee, as well as annual disclosure of the portion of our dues or other payments made to trade associations to which we give $50,000 or more that can be attributed to lobbying expenditures.
Please see the company's website at: https://www.bms.com/about-us/sustainability/economic-responsibility/political-contributions.html under “Political Contributions.”
Sustainability and Social Impact
At Bristol Myers Squibb, our passion for making an impact extends beyond the discovery, development and delivery of innovative medicines. Through our SSI strategy, we seek to mobilize our capabilities and resources to positively impact our people, patients, and communities, while building business resilience and driving long-term value.
As we work to transform patients’ lives through science, we operate with effective governance, uncompromising quality and compliance, and the highest ethical standards to deliver our mission. These values have been central to who we are, what we do, and how we do it for over a century.
The full Board, along with relevant Board Committees, oversee various aspects of our SSI strategy and initiatives. This includes appropriate governance frameworks and practices for SSI initiatives, as well as potential risks, opportunities, and disclosures related to these programs. In multiple meetings each year, the Board and its Committees review SSI topics, including topics related to regulatory compliance and reporting, progress towards achieving established goals, updates on emerging trends, and progress toward certain targets in the Company’s annual incentive plans.
Our SSI strategy is aligned with our corporate strategy and is regularly updated. It was established following a formal assessment of priority issues identified by the Board, senior executives, employees, and external stakeholder groups such as patients, patient advocacy organizations, shareholders, suppliers, and non-governmental organizations. As described in more detail below, our SSI strategy focuses on four core pillars that help support our continued ability to innovate, manufacture and deliver medicines for our patients: Advancing patient health around the world; Fostering a high-performing and inclusive global workplace; Expanding the boundaries of science; and Minimizing the impact of our operations through environmental stewardship.
Advancing Patient Health Around the World
We are guided by our fundamental belief that all people should have the opportunity to benefit from our medicines and innovation, regardless of who they are, where they live or their socioeconomic status. We believe in fostering long-term sustainable solutions to address health inequities, and we are allocating resources and developing new pathways and models to expand access globally.
Many rural and underserved communities in the United States lack the infrastructure to screen, diagnose, and address ailments like mental health, heart conditions and cancers. We are focused on meeting these patients where they are by collaborating with healthcare professionals, community groups, and other stakeholders to provide screening, early diagnosis, support, education and awareness.
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How Our Board Governs and Is Governed
We have also continued to expand access through our ASPIRE (Accessibility, Sustainability, Patient-centric, Impact, Responsibility and Equity) strategy. A critical part of our efforts to reach patients in low- and middle-income countries (LMICs), ASPIRE is focused on strengthening access pathways, supporting healthcare systems, and advancing long-term, scalable solutions that address diseases in settings with high unmet need.
Expanding the reach of our medicines improves health outcomes for more people and reinforces our commitment to building sustainable access in new and underserved markets.
Fostering a High-Performing and Inclusive Global Workplace
A high-performing and engaged global workplace is essential to delivering the best possible outcomes for our patients. Our BMS Values—Integrity, Urgency, Accountability, Innovation, Passion, and Inclusion—are the foundation of our high-performing, patient-centric culture.
Our People Strategy defines what it means for colleagues to thrive so we can better serve patients. Grounded in three pillars—Shape Our Future, Own Our Impact and Thrive as One—our People Strategy guides how we attract, develop, and retain top talent, while creating an engaging experience that reflects the patients and communities we serve. For further discussion, please see “People and Culture” beginning on page 48.
Expanding the Boundaries of Science
We are committed to scientific excellence and investment in our R&D capabilities to provide more medicines to more patients faster. We leverage our expertise to accelerate drug discovery and development, and we entrust our talented researchers and innovators with the flexibility to drive research and development forward to address unmet patient needs.
We recognize the importance of enrolling clinical trial populations that are more reflective of broader patient populations and aligned with the epidemiology of the diseases we study. In doing so, we can better address barriers to health equity and deepen our clinicians’ understanding of the safety and efficacy of investigational medicines for all people. In 2025, we strengthened our approach to clinical research by bringing more patient and caregiver feedback into protocol design earlier, expanding access to trials in rural and underserved communities, and deepening partnerships with advocacy groups and community organizations to further build trust and awareness.
Progressing Environmental Stewardship
We recognize that the environment plays a significant role in human health and sustains our ability to deliver medicines to patients around the world. Guided by science and innovation, our environmental stewardship strategy focuses on reducing our footprint and building business resilience, while proactively identifying and managing risks and opportunities that could impact our operations, supply chains, and long-term performance.
In 2025, we enhanced our water stewardship program by establishing water reduction goals, supported by greater efficiency, reuse water projects and investments in local watershed health. These efforts, coupled with our long-standing sustainability commitments, are part of our holistic approach to sustainability stewardship, operational efficiency and business resilience.
Championing Strong Internal Governance & External Collaboration
Our robust governance model includes oversight by the Board and the BMS Sustainability and Social Impact Council, a cross-functional management committee comprised of senior executives and subject matter experts from across the Company, reports directly to the Company’s Executive Leadership Team and Board.
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How Our Board Governs and Is Governed
As one of the world’s leading biopharma companies, we know we have a responsibility to help inform and influence public health and public policy to help strengthen healthcare systems around the world.
•We remain committed to working with policymakers, thought leaders, patient advocates and other stakeholders to shape a comprehensive system that provides accessible health care while fueling innovation.
•At the same time, we support conscientious corporate citizenry and philanthropic efforts that make a positive difference in the world.
To track our performance and enhance transparency with our stakeholders, we regularly disclose our progress toward our SSI initiatives. Our reporting suite includes our annual Impact Report: Building a Better Future that is aligned with the Sustainability Accounting Standards Board (SASB), U.N. Sustainable Development Goals (SDGs), United Nations Global Compact Communication on Progress (COP), CDP (formerly the Carbon Disclosure Project), the Science Based Targets Initiative, and the Global Reporting Initiative (GRI), as well as reporting to leading rating and ranking agencies.
For 2025, we again selected certain goals from our SSI commitments as a weighted metric for the measurement of company performance as part of our senior executives’ annual incentive program. We believe that creating joint executive accountability to achieve our SSI commitments is consistent with our mission as a leading purpose-driven biopharma company.

For more information please see our “Building a Better Future Report” on our website at https://www.esg.bms.com/.

30 Bristol Myers Squibb | 2026 Proxy Statement

How Our Board Is Organized
Board Leadership Structure
Our governance documents provide the Board with flexibility to select the appropriate Board leadership structure for the company. They establish well-defined responsibilities with respect to the Board Chair and Lead Independent Director roles, including the requirement that the Board have a Lead Independent Director if the Board Chair is not an independent Director. This information is set forth in more detail on our website at https://www.bms.com/about-us/our-company/governance.html.
The Board has dedicated significant consideration to our leadership structure, evaluating such structure annually. The Board’s most recent analysis of its leadership structure involved consideration of many factors, including the specific needs of the Board and the company, the strong role of our Lead Independent Director, our Corporate Governance Guidelines (including our governance practices that provide for independent oversight of management), the integration of acquired businesses into our company, the challenges specific to our company and the best interests of our shareholders.
As our Chief Executive Officer, with more than a decade working in various roles at the Company, Dr. Boerner has proven himself to be an exceptional leader and has been instrumental in shaping our strategy and our culture. His passion for science, his commitment to our workforce and his tireless focus on what matters most — our patients — make him an invaluable asset to the Company and our Board. Further, his deep knowledge of our strategy and pipeline, and proven execution across all geographies, makes us confident that he is the right person to guide BMS through its next stage of growth and support our vision to be the world’s leading biopharma company that transforms patients’ lives through science.
After thoughtful and rigorous consideration, the Board determined that combining the Board Chair and Chief Executive Officer positions, with Dr. Boerner also serving as Board Chair, continues to be in the best interests of the Company and our shareholders and is the best leadership for the company and its shareholders at this time. Specifically, our Board believes having Dr. Boerner serve in the combined role of Board Chair and Chief Executive Officer confers distinct advantages, including:
•having a Board Chair who can draw on detailed institutional knowledge of the Company, including a comprehensive understanding of the complexities of the Company, such as, among other matters, its operations, finances, business development, human capital management, public relations, and commercial standing, and industry experience from serving as Chief Executive Officer, providing the Board with focused, informed leadership, particularly in discussions about the company’s strategy;
•ensuring that the Company presents its message and strategy to all stakeholders, including shareholders, employees and patients, with a unified voice;
•allowing for efficient decision-making and focused accountability; and
•helping foster closer collaboration and quicker communication with our Directors to more readily evaluate, monitor, and mitigate risks to the Company’s strategic priorities in light of the ever-increasingly complex external environment, especially given significantly evolving government, healthcare, and regulatory pricing dynamics, amid a period of dramatic strategic evolution for the Company.
The Board recognizes the importance of appointing a strong Lead Independent Director to maintain a counterbalancing structure to ensure that the Board functions in an appropriately independent manner. The Lead Independent Director is selected annually by the independent Directors. The independent Directors of the Board have elected Mr. Samuels to serve in that position.
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How Our Board Is Organized
The Lead Independent Director’s responsibilities include, among others:

✓	Serving as liaison between the independent Directors and the Board Chair and Chief Executive Officer	✓	Approving the quality, quantity and timeliness of information sent to the Board

✓	Reviewing and approving meeting agendas and sufficiency of time	✓	Serving a key role in Board and Chief Executive Officer evaluations

✓	Calling meetings of the independent Directors	✓	Responding directly to shareholder and stakeholder questions, as appropriate

✓	Presiding at all meetings of the independent Directors and any Board meeting when the Board Chair and Chief Executive Officer is not present, including executive sessions of the independent Directors	✓	Providing feedback from executive sessions of the independent Directors to the Board Chair and Chief Executive Officer and other senior management

✓	Engaging with major shareholders, as appropriate	✓	Recommending advisors and consultants

The Board’s culture is open and promotes transparent dialogue and rigorous discussion. The Board deliberates on all major decisions with and without management present and effectively utilizes executive sessions under the leadership of the Lead Independent Director to drive board alignment.
The Board believes this structure provides an effective, high-functioning Board, as well as appropriate safeguards and oversight.
The Board will continue to evaluate its leadership structure in light of changing circumstances and will do so on at least an annual basis and make changes at such times as it deems appropriate.

Please see “Board’s Oversight of Strategic Planning and Risk Management” on page 22.

Committees of Our Board
Our Bylaws specifically provide for an Audit Committee, Compensation and Management Development Committee, and Committee on Directors and Corporate Governance, all of which are composed entirely of independent Directors. Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board established the Science and Technology Committee. The Board has appointed individuals from among its members to serve on these four standing committees and each committee operates under a written charter adopted by the Board, as amended from time to time. These charters are published on our website at https://www.bms.com/about-us/our-company/governance/board-committees-and-charters.html. Each of these Board Committees has the necessary resources and authority to discharge its responsibilities, including the authority to retain consultants or experts to advise the Committees.
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How Our Board Is Organized
The following table indicates the current members and Chairs of our standing Board Committees and the number of meetings held in 2025:

Director	Audit Committee(1)	Committee on Directors and Corporate Governance	Compensation and Management Development Committee	Science and Technology Committee

Peter J. Arduini			C
Deepak L. Bhatt, M.D., M.P.H., M.B.A.			●	●
Christopher S. Boerner, Ph.D.
Julia A. Haller, M.D.		●		C
Manuel Hidalgo Medina, M.D., Ph.D.		●		●
Michael R. McMullen(2)	●		●
Paula A. Price	●	●
Derica W. Rice	C		●
Theodore R. Samuels	●	C
Karen H. Vousden, Ph.D.			●	●
Phyllis R. Yale(3)	●			●
Number of 2025 Meetings	8 regular meetings	3 regular meetings	6 regular meetings	4 regular meetings
“C” indicates Chair of the Committee.
(1)Our Board has determined, in its judgment, that all members of the Audit Committee are financially literate and that all members of the Audit Committee meet additional, heightened independence criteria applicable to Directors serving on audit committees under the NYSE listing standards and applicable SEC rules. In addition, our Board has determined that Messrs. Rice, McMullen and Samuels and Ms. Price each qualify as an “audit committee financial expert” under the applicable SEC rule.
(2)Effective after the 2025 Annual Meeting, Mr. McMullen became a member of the Compensation and Management Development Committee.
(3)Effective after the 2025 Annual Meeting, Ms. Yale rotated from the Committee on Directors and Corporate Governance to the Science & Technology Committee.
Bristol Myers Squibb | 2026 Proxy Statement 33

How Our Board Is Organized
The following descriptions reflect each standing Board Committee’s membership and Chair effective as of March 25, 2026.

Key Responsibilities
•Overseeing and monitoring the quality of our accounting and auditing practices, including, among others, reviewing and approving the internal audit charter, audit plan, audit budget and decisions regarding appointment and replacement of Chief Audit Officer
•Appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting
•Assisting the Board in fulfilling its responsibilities for general oversight of (i) compliance with legal and regulatory requirements, (ii) the performance of our internal audit function and (iii) the effectiveness of enterprise risk assessment and risk management policies and guidelines
•Reviewing our disclosure controls and procedures, periodic filings with the SEC, earnings releases and earnings guidance
•Producing the required Audit Committee Report for inclusion in our Proxy Statement
•Overseeing the effectiveness of our compliance and ethics program
•Overseeing our information security and data protection program, including by way of receiving regular updates from management and our Chief Information Security Officer

Audit Committee

Committee Chair Derica W. Rice Additional Members Michael R. McMullen Paula A. Price Theodore R. Samuels Phyllis R. Yale

Key Responsibilities
•Providing oversight of our corporate governance affairs and reviewing corporate governance practices and policies, including annually reviewing the Corporate Governance Guidelines and recommending any changes to the Board
•Identifying individuals qualified to become Board members and recommending that our Board select the director nominees for the next annual meeting of shareholders
•Reviewing and recommending annually to our Board the compensation of non-employee directors and overseeing and recommending any change in Board compensation
•Considering questions of potential conflicts of interest involving directors and senior management and establishing, maintaining and overseeing related party transaction policies and procedures
•Evaluating and making recommendations to our Board regarding the responsibilities of each Board Committee, including its structure, operations and authority to delegate to subcommittees
•Evaluating and making recommendations to the Board concerning director independence and defining specific categorical standards for director independence
•Providing oversight of the Company’s political activities as well as identifying and monitoring risks related to the Company’s political activities, along with risks related to the Company’s SSI initiatives
•Overseeing the annual evaluation process of the Board and its Committees

Committee on Directors and Corporate Governance

Committee Chair Theodore R. Samuels Additional Members Julia A. Haller, M.D. Manuel Hidalgo Medina, M.D., Ph.D. Paula A. Price

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How Our Board Is Organized

Key Responsibilities
•Reviewing, approving and reporting to the Board on our major compensation and benefits plans, policies and programs
•Reviewing corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives and recommending for approval by at least three-fourths of the independent directors of our Board the CEO’s compensation based on this evaluation by the independent directors
•Reviewing and evaluating the performance of senior management and, in consultation with the CEO, approving the compensation of executive officers and certain senior management
•Overseeing our senior management development programs, and performance assessment of our most senior executives and succession planning
•Reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures required for inclusion in our Proxy Statement, recommending to the Board whether the Compensation Discussion and Analysis should be included in our Proxy Statement, and producing the Compensation and Management Development Committee Report required for inclusion in our Proxy Statement
•Establishing, overseeing, and administrating our compensation recoupment policies
•Reviewing incentive compensation programs and determining whether incentive pay encourages inappropriate or excessive risk-taking throughout our business

Compensation and Management Development Committee

Committee Chair Peter J. Arduini Additional Members Deepak L. Bhatt, M.D., M.P.H., M.B.A Michael R. McMullen Derica W. Rice Karen H. Vousden, Ph.D.

Key Responsibilities
•Reviewing and advising our Board on the strategic direction of our research and development (R&D) programs, platforms and capabilities and our progress in achieving near-term and long-term R&D objectives
•Reviewing and advising our Board on our internal and external investments in science and technology
•Identifying, monitoring and discussing significant emerging trends and issues in science and technology and considering their potential impact on our company
•Oversees the use of advanced technologies, such as artificial intelligence, in our R&D program, including managements of the risks associated with such technologies
•Providing assistance to the Compensation and Management Development Committee in setting any pipeline performance metric under the company’s incentive compensation programs and reviewing the performance results

Science and Technology Committee

Committee Chair Julia A. Haller, M.D. Additional Members Deepak L. Bhatt, M.D., M.P.H., M.B.A. Manuel Hidalgo Medina, M.D., Ph.D. Karen H. Vousden, Ph.D. Phyllis R. Yale

In addition, in 2025, the Board established an ad hoc Securities Issuance Committee to oversee and approve certain finance-related matters, including final terms of a notes issuance, among other things. The members of the Securities Issuance Committee were Christopher S. Boerner, Ph.D., Theodore R. Samuels, and Derica W. Rice. The Securities Issuance Committee acted by unanimous consent once during 2025.
Bristol Myers Squibb | 2026 Proxy Statement 35

How to Communicate With Our Board
We Value Input and Offer Various Opportunities to Provide It
Our Board understands that it must actively seek information from a wide variety of sources—and not just from individuals and entities that work for the Company—to administer its duties effectively. Our Board therefore has created multiple means to hear from shareholders, employees at all levels, patients, medical professionals, policy experts and others to inform its work.
You can communicate with our Board via many of these platforms. You can provide our Board with comments on your proxy card when you are voting.
You can attend our annual meeting and ask questions. You can accept our invitations to engage or ask us for a meeting when that is of value to you. You can participate in our various Investor Relations functions which our Board listens to both directly and indirectly. You can write to our Board via mail or use any of our reporting functions such as so-called Whistleblower hotlines.
Written Communication
The Board has created a process for anyone to communicate directly with the Board, any Committee of the Board, the non-employee Directors of the Board collectively or any individual Director, including our Board Chair and Lead Independent Director. Any interested party wishing to contact the Board may do so in writing by sending a letter to Bristol Myers Squibb, Route 206 & Province Line Road, Princeton, NJ 08543, Attention: Corporate Secretary.
Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Committee on Directors and Corporate Governance.
Our Corporate Secretary or a designee reviews all correspondence and forwards to the addressee all correspondence determined to be appropriate for delivery. Our Corporate Secretary periodically forwards to the Governance Committee a summary of all correspondence received. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board as well as copies of any such correspondence. Our process for handling communications to the Board has been approved by the independent Directors.
Proactive Shareholder Engagement
We continued to place a high priority on proactive engagement with our shareholders in 2025, reaching out to approximately 50 of our top shareholders, representing about 55% of our voting shares outstanding as of October 30, 2025. In 2025, members of management met with many of our shareholders and had a productive dialogue on a number of topics, including board composition and leadership, company strategy and execution, risk oversight, executive compensation, and execution against our SSI strategy.
The feedback received was generally positive and was shared with the entire Board and members of senior management.
We encourage our registered shareholders to use the space provided on the proxy card to let us know your thoughts about BMS or to bring a particular matter to our attention. If you hold your shares through an intermediary or received the proxy materials electronically, please feel free to write directly to us.
36 Bristol Myers Squibb | 2026 Proxy Statement

How Our Directors Are Paid
Compensation of Directors
Director Compensation Program
We aim to provide a competitive compensation program to attract and retain high quality Directors. The Committee on Directors and Corporate Governance (when used in this Compensation of Directors’ section, the “Committee”) annually reviews our non-employee Directors’ compensation program, including a review of the Director compensation programs at our executive compensation peer groups. For 2025 planning, we again engaged an outside consultant, Frederic W. Cook & Co., Inc. (“FWC”), to review market data and competitive information on Director compensation. FWC recommended, and the Committee determined, that our executive compensation peer groups should be the primary source for determining Director compensation.
Upon reviewing FWC’s analysis in December 2024, the Committee determined to make no changes to the Director compensation program for service as a Director in 2025.  As a result, our 2025 Director compensation program was identical to our program in 2024.  Dr. Boerner does not receive any additional compensation for serving as a Director.
The Committee believes the total 2025 compensation package for non-employee Directors was reasonable and appropriately aligned the interests of our Directors with the interests of our shareholders by ensuring Directors have an equity stake in BMS.
The Components of Our Non-Employee Director Compensation Program
In 2025, non-employee Directors who served for the entirety of 2025 received:

Component	Value of Award

Annual Retainer	$110,000
Annual Equity Award	Deferred Share Units valued at $210,000
Lead Independent Director Annual Retainer	$50,000
Committee Chair Annual Retainer	$25,000
Committee Member (not Chair) Annual Retainer – Audit Committee, Compensation and Management Development Committee, Committee on Directors and Corporate Governance, and Science and Technology Committee	$15,000
Annual Equity Award
On February 1, 2025, all non-employee Directors serving on the Board at that time received an annual award of deferred share units valued at $210,000 under the company’s 1987 Deferred Compensation Plan for Non-Employee Directors, as amended (the “Plan”). These deferred share units are non-forfeitable at grant and are settleable solely in shares of BMS common stock upon retirement from the Board or at a future date previously specified by a Director in accordance with the terms of the Plan. A new Director on the Board who is eligible to participate in the Plan receives, on the date the Director joins the Board, a pro-rata number of deferred share units based on the number of share units payable to participants as of the prior February 1.
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How Our Directors Are Paid
Compensation of our Lead Independent Director
Our Lead Independent Director received an additional annual retainer of $50,000. Our Board has determined to award this retainer in light of the increased duties and responsibilities demanded by this role, which duties and responsibilities are described in further detail on page 32.
Share Retention Requirements
All non-employee Directors are required to acquire a minimum of shares and/or units of company stock valued at not less than five times their annual cash retainer within five years of joining the Board and to maintain this ownership level throughout their service as Directors. We require at least 25% of the annual retainer to be deferred and credited to a deferred compensation account on behalf of each Director, the value of which is determined by the value of our common stock, until a non-employee Director meets our share retention requirement.
Deferral Program
A non-employee Director may elect to defer payment of all or part of the cash compensation received as a Director under the Plan. The election to defer is made in the year preceding the calendar year in which the compensation is earned. Deferred funds for compensation received in connection with service as a Director in 2025 were credited to one or more of the following funds: a U.S. total bond index, a short-term fund, a total market index fund or a fund based on the return on our common stock. Deferred portions are payable in a lump sum or in a maximum of 10 annual installments. Payments under the Plan begin when a participant ceases to be a Director or at a future date previously specified by the Director.
Charitable Contribution Programs
Each Director was eligible to participate in our company-wide matching gift programs in 2025. We matched a Director’s contribution to qualified charitable and educational organizations up to $30,000. This benefit was also available to all company employees. In 2025, several of our Directors participated in our matching gift programs as indicated in the following Director Compensation Table.
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How Our Directors Are Paid
Director Compensation Table
The following table sets forth information regarding the compensation earned by our non-employee Directors in 2025.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)

P. J. Arduini	135,000	210,000	0	26,500	371,500
D. L. Bhatt, M.D., M.P.H., M.B.A.	140,000	210,000	0	0	350,000
J. A. Haller, M.D.	150,000	210,000	0	30,000	390,000
M. Hidalgo Medina, M.D., Ph.D.	140,000	210,000	0	0	350,000
M. R. McMullen	134,966	210,000	0	30,000	374,966
P. A. Price	140,000	210,000	0	30,000	380,000
D. W. Rice	150,000	210,000	0	30,000	390,000
T. R. Samuels	200,000	210,000	0	30,000	440,000
K. H. Vousden, Ph.D.	140,000	210,000	0	6,000	356,000
P. R. Yale	140,000	210,000	0	20,000	370,000
(1)Includes the annual retainer, Committee chair retainers, Committee membership retainers and Lead Independent Director retainer, as applicable. All or a portion of the cash compensation may be deferred until retirement, or a date specified by the Director, at the election of the Director. The Directors listed in the following table deferred the following amounts in 2025, which amounts are included in the figures above.

Name	Dollar Amount Deferred ($)	Percentage of Deferred Amount Allocated to U.S. Total Bond Index (%)	Percentage of Deferred Amount Allocated to Short Term Fund (%)	Percentage of Deferred Amount Allocated to Total Market Index Fund (%)	Percentage of Company Deferred Amount Allocated to Deferred Share Units (%)*	Number of Company Deferred Share Units Acquired (#)

P. J. Arduini	135,000	0	0	0	100	2,656.501
J. A. Haller, M.D.	150,000	0	0	100	0	0
M. R. McMullen	134,965.75	0	0	0	100	2,665.661
D. W. Rice	150,000	0	0	0	100	2,951.668
T. R. Samuels	200,000	0	0	0	100	3,935.557
P. R. Yale	140,000	0	0	0	100	2,754.89
*Per our share retention requirements, Directors are required to defer at least 25% of their annual retainer until they meet our share retention requirement. Share retention requirements are evaluated at least quarterly and deferral amounts are appropriately adjusted from time to time to meet this requirement.
Bristol Myers Squibb | 2026 Proxy Statement 39

How Our Directors Are Paid
(2)Represents aggregate grant date fair value under FASB ASC Topic 718 of deferred share unit awards granted during 2025. On February 1, 2025, each of the non-employee Directors then serving as a Director received a grant of 3,562.341 deferred share units valued at $210,000 based on the fair market value of our common stock of $58.95 on the grant date. The aggregate number of deferred share units held by each of these Directors as of December 31, 2025, is set forth below. In some cases, these figures include deferred share units acquired through elective deferrals of cash compensation and dividend reinvestment under our 1987 Deferred Compensation Plan for Non-Employee Directors.

Name	# of Deferred Share Units

P. J. Arduini	66,116.446
D. L. Bhatt, M.D., M.P.H., M.B.A.	15,075.518
J. A. Haller, M.D.	33,528.846
M. Hidalgo Medina, M.D., Ph.D.	18,558.379
M. R. McMullen	10,860.897
P. A. Price	21,262.129
D. W. Rice	34,934.653
T. R. Samuels	63,174.032
K. H. Vousden, Ph.D.	36,659.716
P. R. Yale	38,891.933
(3)There have been no stock options granted to Directors since 2006 and except as noted below, no non-employee Director had stock options outstanding as of December 31, 2025. On November 20, 2019, in connection with her appointment to the Board, effective upon the closing of the Celgene transaction, Dr. Haller’s stock options from Celgene were converted into BMS stock options. The aggregate number of shares of BMS common stock underlying stock options held by Dr. Haller as of December 31, 2025, is set forth below:

Name	# of Shares Underlying Stock Options

J. A. Haller, M.D.	83,469
(4)Amounts include company matches of charitable contributions under our matching gift programs.
40 Bristol Myers Squibb | 2026 Proxy Statement

Executive Compensation Matters

42	Message from Peter J. Arduini, Chair of the Compensation and Management Development Committee
43	Compensation Discussion and Analysis
43	Business Overview
44	Executive Pay Program
45	2025 Named Executive Officers
45	2025 Business Results
48	People and Culture
50	Shareholder Engagement
50	Executive Compensation Program Overview
57	2025 Compensation Program – Named Executive Officers
78	Compensation and Management Development Committee Report
78	Tax Implications of Executive Compensation Program
79	Executive Compensation Tables
97	Pay Ratio
98	Pay Versus Performance
98	Tabular Disclosure of Pay Versus Performance
101	Pay Versus Performance Comparative Disclosure
102	Tabular Disclosure of Significant Financial and Non-Financial Performance Measures
103	Item 2—Advisory Vote to Approve the Compensation of Our Named Executive Officers
104	Equity Compensation Plan Information

Message from Peter J. Arduini Chair of the Compensation and Management Development Committee
The momentum and progress of our business and the advancement of strategic initiatives throughout 2025 were enabled by our dedicated global workforce. These strong results further emphasize the important role of the Compensation and Management Development Committee (when used in this Compensation Discussion & Analysis ("CD&A"), the "Committee" or "CMDC") in recognizing these results and ensuring we maintain exceptional talent across the organization. Our people, and their steadfast commitment to improving patients’ lives, are what make this company special. And it’s our job, as members of the Committee, to help foster a culture in which employees thrive and that attracts talent.
The competitive landscape is evolving, as is BMS. Management is rewiring BMS for growth, leveraging technology to drive efficiencies, and prioritizing opportunities to create value. This requires compensation programs that clearly align with the company’s long-term strategy, accelerate performance, attract talent, and drive shareholder value. As a result, we must continue assessing our approach to executive pay, ensuring it appropriately incentivizes the behaviors and outcomes that will continue to position BMS for industry-leading growth.
2025 Achievements & Highlights
In 2025, our management team prioritized focused execution across the business. This priority was instilled throughout the organization and is evident in our milestones.
The team advanced the Growth Portfolio with urgency, given its critical importance to the company’s long-term growth potential and the ability to transition from legacy products while navigating near-term losses of exclusivity. In 2025, the Growth Portfolio grew by 17%, representing 55% of total 2025 revenues. The Company also made progress in advancing the pipeline, where focus remains on assets and opportunities with the greatest potential. The team laid the foundation to maximize a data-rich 2026, with multiple key readouts expected later in the year.
Management maintained its focus on financial discipline, driving efficiencies, reducing costs and paying down debt. This strengthened our financial foundation, enabling us to continue investing in the business and pursuing innovative science. The company was active on the business development front, executing key business development transactions such as the immuno-oncology partnership with BioNTech, and the acquisition of Orbital Therapeutics to strengthen and diversify our cell therapy portfolio. The team also upheld its commitment to returning cash to shareholders, all while maintaining the financial flexibility to add substrate for growth. Importantly, this progress was made against a backdrop of significant industry and regulatory uncertainty.
The CMDC and the Board believe our compensation programs are appropriately structured and are effectively incentivizing management to deliver on the company’s multi-year strategy.
As in prior years, the Committee remains committed to striking the right balance between near-term execution and long-term value creation. Annual incentives focus management on near-term objectives, and our long-term incentive program — representing the majority of total compensation for executive officers — ensures leaders’ incentives are aligned with the company’s long-term objectives.
Leadership Development and Shareholder Engagement
In 2025, the company invested in leadership development programs designed to strengthen capabilities across all levels of the organization.
These programs provide employees with opportunities to develop new skills and take on expanded responsibilities. We see these programs as integral to supporting employee engagement and retention. Recent leadership development efforts and program changes designed to enhance leadership capabilities of executives have received substantially positive feedback.
Shareholder engagement remains an essential input to the Committee's work. Through ongoing dialogue with shareholders, we receive thoughtful perspectives on perceived strengths and weaknesses of our compensation programs. This feedback ensures our programs reflect best practices and shareholder expectations. Key themes throughout 2025 engagement efforts largely related to metrics utilized in our compensation program, as well as updates on performance against key pipeline and SSI initiatives.
We are encouraged by the strong shareholder support our compensation programs have received in recent say-on-pay votes. Looking ahead, we remain committed to maintaining open channels of communication, incorporating shareholder perspectives in our program design, and providing clear disclosures that make it easy for shareholders to evaluate our approach.
Looking Ahead with Confidence
Our management team well-positioned to execute against our strategic objectives. The foundation built over the past two years is solid, and there are significant opportunities ahead to enhance our growth profile.
Throughout the year, we’ll assess our compensation programs to ensure they keep pace as our operations and external business environment evolve. Performance, as it always has, will be top of mind during this process. Executive pay must be earned by strong results and should be aligned with the long-term interests of shareholders.
On behalf of the Committee, I want to thank our employees for their unwavering dedication to patients and their contributions to our progress. To our shareholders, thank you for your support and ongoing dialogue. We look forward to your continued input in 2026.
Peter J. Arduini
Chair, Compensation and Management Development Committee
42 Bristol Myers Squibb | 2026 Proxy Statement

Compensation Discussion
and Analysis
Business Overview
In 2025, Bristol Myers Squibb made meaningful strategic progress and strengthened our growth profile while navigating a dynamic operating environment and furthering scientific innovation. We enhanced and diversified our portfolio and progressed pipeline assets that will be critical to our success as we navigate an upcoming period of transition, including the loss of exclusivity on multiple products. The Company entered into important collaborations and completed key acquisitions to extend our scientific leadership and advance value creation. Our collective efforts across the organization helped build momentum as we create the foundation for long-term, sustainable growth and strive to become one of the fastest growing biopharmaceutical companies into the next decade.
Critical to our performance in 2025 was our continued focus on growth, diversification and innovation — enabling us to bring more truly transformational medicines to patients faster. Working together, we furthered our strong financial position and achieved significant regulatory and clinical milestones. Last year, the company received 18 approvals for initial and expanded indications in the United States (U.S.), European Union (E.U.), Japan (JP) and China (CN), including for Breyanzi, Camzyos, and Opdivo. In addition, we also completed several business development transactions to bolster our pipeline, including the acquisition of Orbital Therapeutics and its OTX-201 asset, a preclinical in vivo CAR-T cell therapy currently being studied in autoimmune disease.
As an organization, our priorities are to (i) focus on transformational medicines where we have a competitive advantage, (ii) drive operational excellence, and (iii) strategically allocate capital for long-term growth and shareholder returns. Our mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases in the following core therapeutic areas: oncology and hematology with novel modalities in cell therapies, protein degraders, antibody-drug conjugates (ADCs) and radiopharmaceuticals; immunology with a focus on establishing new standards of care in pulmonology, rapidly advancing cell therapy into immunologic diseases and transformational programs to control inflammation, reset immune memory and promote homeostasis in rheumatology; cardiovascular diseases by leveraging deep expertise across thrombotic diseases, heart failures and cardiomyopathies; and neuroscience with a focus on developing new treatments in neuropsychiatry and neurodegeneration. We are working on accelerating our drug development and delivery of our innovative medicines to patients, enhancing our commercial operating model, as well as enhancing flexibility and reliability of our manufacturing network. We remain committed to strategic business development, maintaining a strong investment grade credit rating, dividend and reducing debt.
Our focus on transformational medicines in areas where we have a competitive advantage continues to deliver results. We have established leadership positions across our oncology, hematology, and cardiovascular therapeutic areas. Within each of these businesses, we have leading in-line treatments and are rapidly progressing science to deliver more medicines to more patients faster. We are further enhancing productivity and efficiency within our R&D programs—work that is helping us identify assets with an increased probability of success in areas of high unmet medical need. We have significant near-term launch opportunities and a rich pipeline, with platforms and technologies that provide opportunities for new approaches to the treatment of serious diseases. In addition, our financial strength and flexibility, as well as our differentiated business development strategy, remain crucial to the company’s ability to deliver long-term value.
Bristol Myers Squibb | 2026 Proxy Statement 43

Compensation Discussion and Analysis
Looking ahead, we are writing the next chapter for BMS and have a clear path forward. We are expanding our registrational pipeline, which includes over 20 assets, while leveraging a very productive innovation engine with a robust early-stage pipeline of more than 25 assets that offer tremendous opportunities for delivering investigational new drugs every year.1 With strong cash flow from legacy brands to invest, we are well positioned for growth, and we are confident in our ability to deliver long-term sustainable value for shareholders. We are carrying significant momentum into 2026 as we pursue opportunities to further enhance efficiency, better execute, and drive growth, which we believe will maximize performance of our portfolio.
Executive Pay Program
We believe our pay programs, and particularly our executive incentive design, should reinforce our strategic priorities. For 2025, our executive pay programs included an annual incentive plan and a long-term incentive plan, each focused on the company’s mission to discover, develop, and deliver innovative medicines. While largely consistent with our 2024 program, we changed our measure of profitability in our long-term incentive plan from total company non-GAAP Operating Margin to total company non-GAAP Operating Income. For our annual incentive plan, payouts for our most senior executives continue to be determined solely based on the achievement of corporate objectives, without a separate individual performance factor.
This program design incentivizes our senior executives to work together as one team to achieve our most critical strategic priorities. As noted above, we have identified three priority areas of execution to ensure our continued success as we navigate upcoming challenges, including the loss of exclusivity on multiple products. Growth Portfolio Revenue, which is included in both the annual and long-term incentive plans, is a measure of top line growth that creates a foundation for long-term sustainable growth and competitive superiority because it increases our focus on the strategic priority of revenue renewal from medicines where we have a competitive advantage. Total Company Non-GAAP Operating Income, which is also included in both the annual and long-term incentive plans, is a direct measure of profitability and ensures we are driving operational excellence and strategically allocating capital. Pipeline performance, as measured through annual goals for early research through late-stage development, ensures we will deliver on our near-term commercialization priorities while also having the pipeline and science to sustain our growth over the long-term. Together, these metrics help create the foundation for long-term, sustainable growth as we work to become one of the sector’s fastest growing companies by the end of the decade.
This Compensation Discussion and Analysis describes the actions taken by the Committee for our Named Executive Officers in 2025. In particular, the compensation program for 2025 was designed to provide the Committee with the tools and flexibility to appropriately incentivize, reward, and retain our executives and align pay with company performance against our strategic priorities.
1 An Investigational New Drug (IND) is a drug or biological drug that has not been approved for general use by the FDA.
44 Bristol Myers Squibb | 2026 Proxy Statement

Compensation Discussion and Analysis
2025 Named Executive Officers
This CD&A is intended to explain how our executive compensation program is designed and how it operates for our 2025 named executive officers, whom we refer to collectively as “Named Executive Officers”. The following table lists our 2025 Named Executive Officers.

Name	Principal Position

Christopher S. Boerner, Ph.D.	Board Chair and Chief Executive Officer
David V. Elkins	EVP and Chief Financial Officer
Cristian Massacesi, M.D.	EVP and Chief Medical Officer, Head of Development
Adam Lenkowsky	EVP and Chief Commercialization Officer
Greg Meyers	EVP and Chief Digital & Technology Officer
Samit Hirawat, M.D.(1)	Former EVP and Chief Medical Officer, Head of Development
(1)Effective August 1, 2025, Dr. Hirawat no longer served as EVP and Chief Medical Officer, Head of Development, and transitioned into an advisory role through November 1, 2025, the date of his departure.
2025 Business Results
2025 was a year of strong growth for our growth portfolio as the legacy portfolio delivered solid free cash flow. We had significant clinical and regulatory achievements and closed business development transactions that broadened our product portfolio and advanced our pipeline.
Key 2025 Financial Performance Highlights

Total Revenues of	GAAP diluted Earnings per Share[1] of	Non-GAAP diluted EPS of	A quarterly dividend increase of

$48.2B	$3.46	$6.15	3.3%
Relatively flat compared to 2024		an increase of >200% compared to 2024[1]	for 2025, marking an increase for the 16th year in a row

Key Business Development Transactions
•In 2025, we advanced our strategy through the completion of several business development transactions, including:
◦The acquisition of Orbital Therapeutics, which strengthened our portfolio with the addition of OTX-201, a preclinical in vivo CAR-T cell therapy currently being studied in autoimmune disease.
◦The execution of a global strategic collaboration with BioNTech for the co-development and co-commercialization of pumitamig (BNT327/BMS-986545), a bispecific antibody targeting PD-L1 and VEGF-A, which is currently being evaluated in several indications, including in CRC, ES-SCLC, NSCLC, TNBC, HCC and RCC.
1 GAAP and non-GAAP diluted EPS include the net impact of Acquired IPRD charges and licensing income of ($1.40) in 2025 and ($6.39) in 2024. Acquired IPRD refers to certain in-process research and development charges resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights. See “Quarterly package of financial Information” available on bms.com/investors for information on the list of specified items excluded from non-GAAP EPS.
Bristol Myers Squibb | 2026 Proxy Statement 45

Compensation Discussion and Analysis
◦The creation of a new company with Bain Capital focused on developing new therapies for autoimmune diseases, including five immunology assets in-licensed from the Company and a $300 million financing commitment that was led by Bain Capital.
◦The execution of a global exclusive license from Philochem for OncoACP3, a radiopharmaceutical therapeutic and diagnostic agent targeting prostate cancer.
◦The acquisition of 2seventy bio, providing us with full U.S. rights to Abecma, a cell therapy for the treatment of adult patients with relapsed or refractory multiple myeloma.
Delivered Strong Commercial Performance
In 2025, we delivered strong commercial execution, particularly for our growth portfolio despite challenges of increased competition and a dynamic regulatory and macro-economic environment.

Net sales for the Growth Portfolio were		Net sales for Legacy Portfolio were

$26.4B		$21.8B
compared to $22.6 billion in the prior year, representing an increase of 17% on both a reported basis and excluding foreign exchange.		compared to $25.7 billion in the prior year, decreasing 15%, or 16% excluding foreign exchange.

Growth Portfolio was largely driven by:		Legacy Portfolio was largely driven by:

Net sales of Opdivo of $10.0 billion; and	Net sales of Orencia of $3.7 billion.	Net sales of Eliquis of $14.4 billion; and	Net sales of Revlimid of $3.0 billion.

Our overall business mix is beginning to transform as our Growth Portfolio becomes a bigger component, representing 55% of our net sales in 2025 compared to 47% in the prior year.
Achieved Positive Clinical and Regulatory Results
We leveraged our leading science and clinical development capabilities to achieve significant milestones, including several high value milestones for submissions and approvals:
•We achieved significant advances in CAR-T cell therapy with approvals for Breyanzi: (i) in the E.U. for adults with relapsed or refractory follicular lymphoma (FL) and for adults with relapsed or refractory mantle cell lymphoma (MCL); and (ii) in the U.S. for adult patients with relapsed or refractory marginal zone lymphoma (MZL).
•In cardiovascular, Camzyos received approval, under priority review, for the treatment of obstructive hypertrophic cardiomyopathy (oHCM).
•In hematology, (i) Reblozyl received expanded approval to include the first-line treatment of adult patients with transfusion-dependent anemia due to very low, low and intermediate-risk myelodysplastic syndromes (MDS) in China; and (ii) Inrebic received approval in Japan for the treatment of myelofibrosis (MF).
•In oncology, we strengthened our portfolio with:
◦(i) (A) E.U. approval of Opdivo Qvantig injection for subcutaneous use in most previously approved adult solid tumor Opdivo indications; (B) both in the E.U. and China, approval of Opdivo for the treatment of adult patients with resectable NSCLC, in combination with platinum-doublet chemotherapy, followed by single-agent Opdivo as adjuvant treatment after surgery; (C) both in the U.S. and Japan, approval of Opdivo plus Yervoy for the first-line treatment of adult patients with microsatellite instability–high (MSI-High) or mismatch repair deficient unresectable or metastatic colorectal cancer (CRC); and (D) in the U.S., E.U., Japan, and China, approval of Opdivo plus Yervoy for the first-line treatment of adult patients with unresectable or advanced hepatocellular carcinoma (HCC);
46 Bristol Myers Squibb | 2026 Proxy Statement

Compensation Discussion and Analysis
◦(ii) approval in the E.U. and Japan of Augtyro for the treatment of patients with NTRK-positive locally advanced or metastatic solid tumors; and
◦(iii) approval in the E.U. of Augtyro for the treatment of patients with ROS1 fusion-positive, unresectable advanced or recurrent NSCLC.
For a further discussion on our pipeline accomplishments, please see discussion under “2025 Annual Incentive Plan Program Outcomes” beginning on page 69.
Delivering Sustainable Growth & Innovation

$48.2B Total Revenues in 2025	Strong Commercial Performance

	$26.4B	$21.8B
	Growth Portfolio* net sales compared to $22.6B in 2024	Legacy Portfolio** net sales compared to $25.7B in 2024

	$3.46	$6.15
	GAAP diluted EPS†	Non-GAAP diluted EPS† (>200%) versus 2024

Pipeline Progress	Continued Pipeline Progress

	18	25+
	Approvals in the U.S., E.U., JP & CN	Early-stage assets

In 2025, Completed Key Business Development Including: •Acquisition of Orbital Therapeutics •Global Strategic Collaboration Agreement with BioNTech	Balanced Capital Allocation Strategy

	$14.2B	3.3%
	cash ﬂow from operating activities	quarterly dividend increase for 2025

	$10.9B	16th
	debt repayment	consecutive year of annual increase

*    Growth Portfolio includes Opdivo® (nivolumab), Opdivo QvantigTM (nivolumab and hyaluronidase-nvhy), Orencia® (abatacept), Yervoy® (ipilimumab), Reblozyl® (luspatercept-aamt), Breyanzi® (lisocabtagene maraleucel), Opdualag® (nivolumab and relatlimab-rmbw), Camzyos® (mavacamten), Zeposia® (ozanimod), Abecma® (idecabtagene vicleucel), Sotyktu® (deucravacitinib), Krazati®, CobenfyTM (xanomeline and trospium chloride), and other growth products, including AugtyroTM (repotrectinib), Onureg® (azacitidine), Inrebic® (fedratinib), Empliciti® (elotuzumab), and Nulojix® (belatacept), and royalty revenue.
**    Legacy Portfolio includes Eliquis® (apixaban), Revlimid® (lenalidomide), Pomalyst®/Imnovid® (pomalidomide), Sprycel® (dasatinib), Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound), and Mature and other products.
†    GAAP and non-GAAP diluted EPS include the net impact of Acquired IPRD charges and licensing income of ($1.40) in 2025 and ($6.39) in 2024. A reconciliation of GAAP to non-GAAP measures can be found on our website at bms.com. See “Quarterly package of financial Information” available on bms.com/investors for information on the list of specified items excluded from non-GAAP EPS.
Bristol Myers Squibb | 2026 Proxy Statement 47

Compensation Discussion and Analysis
People and Culture
We believe that our employees around the world are compassionate, purpose-driven professionals who embody our mission of discovering and delivering innovative medicines that help patients prevail over serious diseases. Together, their unyielding focus on patients defines our culture.
People Strategy and Culture
Our People Strategy is designed to empower employees to shape our future, own our impact, and thrive as one, forming the foundation of a workplace culture that drives innovation, collaboration, and belonging. We seek to foster an inclusive and dynamic workplace that accelerates personal and business growth and creates an engaging experience that attracts, develops, and retains top talent that understands the unique needs and experiences of the cultures, backgrounds, and experiences of our patients and communities around the world. This is core to how we operate, guiding decisions and strengthening our ability to deliver on our mission, execute our strategy, and create long-term value. We are an equal opportunity employer. We prioritize investment in enterprise-wide programs and policies that accelerate development and collaboration, creating a competitive advantage in recruiting, developing, and retaining our future workforce.
Career Growth and Development
BMS is committed to empowering every employee with the skills and capabilities needed to drive growth and transform patient lives through science. We are investing in next-generation platforms that enable employees to own their careers, including tools that promote internal mobility and the democratization of just-in-time learning resources. These investments reflect our dynamic, forward-thinking framework for talent development that seeks to cultivate agility and unlock potential. Recognizing the transformative role of AI across industries, we are investing in upskilling our workforce to build confidence in the responsible and proper use and innovative application of these next-generation tools. Our vision of acknowledging everyone in the organization as a leader is addressed by a full suite of leadership development resources. Through these initiatives, we seek to build capabilities for delivering long-term value for patients and shareholders while providing employees with the resources and opportunities they need to own their impact.
Employee Engagement
We are guided by our core values: Integrity, Passion, Inclusion, Innovation, Accountability, and Urgency (“BMS Values”). By encouraging employees around the world to think boldly, bring their authentic selves to work, ask challenging questions, and voice concerns, we create an energized environment of collaboration and co-design where innovative ideas and solutions can drive improved patient outcomes. We conduct confidential surveys that measure employee sentiment and actively seek feedback on topics such as culture and values, execution of our strategy, engagement, and individual development, among others. We include assessments of manager capabilities within these surveys to strengthen leadership effectiveness and team engagement.
Compensation, Well-being, and Employee Health and Safety
We strive to create a unique experience for our people so they can thrive inside and outside of work.
Compensation: Our compensation programs include market competitive base salaries, annual incentives that recognize and reward company performance as well as individual results, and long-term incentives that focus employees on long-term value creation. We also offer sales-based incentives, special allowances, and peer-to-peer individual recognition.
Well-being: We prioritize the well-being of our workforce by providing holistic and inclusive benefits and well-being resources that help our people do their best work. We use data and insights to make choices that are highly valued by employees and support the resilience of our people and business.
48 Bristol Myers Squibb | 2026 Proxy Statement

Compensation Discussion and Analysis

Compensation & Recognition	Financial Well-being & Protections	Time Away from work	Managing Physical & Mental Health	Balancing Work & Life	Caring for Loved Ones

Global Programs

•Base Salary •Annual Incentives •Long-Term Incentives •Global Recognition Program	•Financial Savings & Well-being Resources •Financial & Income Protections •Business Travel Medical & Accidental Insurance •Life Insurance	•Bereavement Leave •Vacation Days •Holiday Time Off •Year-end Company Closure •Paid Time Off to Give Back	•Employee Assistance Program (EAP) •Fitness Memberships •Health Care Benefits •Behavior Change Platform	•Tuition Reimbursement •Family Planning & Care •Mindfulness Training	•Parenting & Caregiving consultations
Specific to U.S.

•401(k) & Non- Qualified Savings Plans
•Health & Dependent Care Savings & Spending Accounts
•Supplemental Personal Liability Protection
•Employee & Dependent Life Insurance
•Disability Coverage
•Long Term Care - Life Insurance
		•Flexible Time Off •Military Leave •Military Family Support •Volunteer Time Off •Parental & Caregiver Leave •Bridge Back Parental Leave	•Medical & Pharmacy Benefits •Dental Benefits •Vision Benefits •Supplemental Health Insurance •Fertility/Infertility Benefits	•Commuter Benefits •Adoption/ Surrogacy/Doula Reimbursement •Well-being Account	•Child, Elder Care & Pet Support
Employee Health and Safety: We are committed to protecting our workforce, communities, and patients, thereby ensuring the continued supply of life-saving medicines. We have comprehensive policies that ensure all employees, contractors, and visitors to our sites can work or conduct their visit safely. We provide a comprehensive in-house occupational health service to ensure any work-related illness or disease is identified early so that worker health can be protected.
Employee share ownership
We grant long-term incentives in the form of equity-based compensation, with vesting conditions, to create an ownership culture and better align employees’ interests with those of our shareholders. In 2025, the company granted a total of approximately 14,105,452 awards to all employees, including NEOs, which included (1) 12,506,543 Restricted Share Units (“RSU”), (2) 1,079,908 Market Share Units (“MSU”), and (3) 519,001 Performance Share Units (“PSU”). Of those awards, (i) our NEOs received (A) MSU and PSU grants totaling approximately 531,716 units, which are all 100% performance-based and at risk, and (B) Mr. Lenkowsky received an RSU grant of 22,568 units and Mr. Massacesi received an RSU grant of 204,691 units; and (ii) all other employees received a combination of MSU, PSU, and RSU grants totaling approximately 13,346,477 units. Additionally, non-employee Directors received deferred share unit grants of approximately 50,588 units in 2025.
Bristol Myers Squibb | 2026 Proxy Statement 49

Compensation Discussion and Analysis
Shareholder Engagement
As noted earlier, in 2025, we reached out to approximately 50 of our top shareholders, representing about 55% of our total shares outstanding as of October 30, 2025. As in previous years, we engaged on many important topics related to executive compensation and management development, including the metrics identified in our short-term and long-term incentive programs to align with our near-term and long-term company strategy and the status and achievement of Sustainability and Social Impact (“SSI”) initiatives utilized in our incentive programs. The feedback we received from shareholders was generally positive and supportive of our executive compensation program. Our 2025 say-on-pay proposal was approved by 94% of our shareholders, confirming continued support for our executive compensation program.
Additionally, we used the feedback from these engagement conversations as vital input into Committee discussions. The Committee remains committed to ongoing shareholder engagement and it will continue to actively consider shareholder feedback as it evaluates and optimize our executive compensation program in the future to drive execution of our strategy.
Executive Compensation Program Overview
Highlights of 2025 Compensation Program
Our compensation program has been designed and reviewed by our CMDC with the goal of full alignment to our current, long-term strategic priorities: focusing on transformational medicines where we have a competitive advantage, driving operational excellence, and strategically allocating capital for long-term growth and shareholder returns.
For the 2025 annual incentive plan metrics, 30% was based on achieving non-GAAP Operating Income, and 35% was based on achieving Growth Portfolio Revenue, excluding foreign exchange impact, together accounting for a total of 65% of the annual incentive plan. Additionally, 25% was based on our pipeline progression and, for senior executives, the remaining 10% was based on performance against our SSI Scorecard. The annual incentive plan continued to exclude individual performance from the calculation of our Named Executive Officers’ and senior executives’ payouts to reinforce the necessity for our senior leaders to work together as a team on the achievement of our most critical priorities, which are represented by our company performance goals.
Additionally, for the 2025 performance share unit awards, measured from 2025-2027, the revenue and earnings metrics were based on three-year total company cumulative non-GAAP Operating Income (25%), which was new for 2025, and three-year cumulative Growth Portfolio Revenue (40%). The remaining 35%, consistent with prior years, was based on relative Total Shareholder Return (“TSR”). In 2025, PSU awards were only granted to our most senior executive officers.
MSU awards granted in 2025 continue to be measured using our Total Return (i.e., share price growth and the value of accumulated dividends over the performance period) over a three-year period from March 2025 to March 2028, with the entire award vesting at the end of the three-year period.
We included non-GAAP Operating Income and Growth Portfolio Revenue metrics in our short- and long-term incentive plans because we believe these directly measure the execution of our strategic priorities. Total company non-GAAP Operating Income is a critical measure of profitability and ensures we are driving operational excellence and strategically allocating capital. Growth Portfolio Revenue is a measure of top-line growth that creates a foundation for long-term sustainable growth and competitive superiority because it increases our focus on the strategic priority of revenue renewal from medicines where we have a competitive advantage. Through our shareholder engagement, we received positive feedback regarding the use of the same financial metrics, measured over different time periods, in both the short- and long-term incentive plans, with many sharing our view that leveraging these metrics best aligns with achievement against the company's short- and long-term objectives. Moreover, we believe that the differentiation in performance periods for non-GAAP Operating Income and Growth Portfolio Revenue between the annual incentive plan (i.e., a one-year period) and the long-term incentive plan (i.e., a cumulative three-year period with goals aligning to the Board-approved three-year operating plan) provides a risk-optimized balance between incentivizing short- and long-term performance without rewarding executives for the same achievement under both plans.
50 Bristol Myers Squibb | 2026 Proxy Statement

Compensation Discussion and Analysis
Together, the 2025 compensation program supports execution of the company’s strategic priorities while driving sustainable long-term value.
2025 Design Supports Revenue Renewal and Execution of Our Core Strategy:

Base Salary	•Based on specialized qualifications, experience and role impact, pay levels of comparable positions within peer group and competitive market

Annual Incentive (Paid in cash)	Non-GAAP Operating Income	•Critical measure of annual profitability, aligning our employees with our shareholders		•No individual performance component to incentivize our senior executives as one team to deliver against our most important objectives. Payout based solely on company performance.

	Growth Portfolio Revenue	•Foundation of long-term sustainable growth and competitive superiority •Increases focus on strategic priority of revenue renewal

	Pipeline	Near-Term Value	Each designed to: •Drive improved decision-making and operational rigor •Ensure alignment with company’s portfolio

Long-Term Growth Potential

Qualitative Overlay

	Sustainability & Social Impact Scorecard	•Aligned to our externally-stated commitments on sustainability and social impact

Long-Term Incentive (Delivered in shares)	Performance Share Units
•Reward the achievement of financial goals and further align executive compensation with the interests of our shareholders — Non-GAAP Operating Income (25%), Growth Portfolio Revenue (40%), and relative Total Shareholder Return CAGR (35%), each measured over an applicable three-year performance period.
Market Share Units
•Reward stock price appreciation, inclusive of the value of dividends accumulated during the performance period
•Important component of attracting specialized talent
•Reward creation of shareholder value
•Promote retention while maintaining pay-for-performance link

Bristol Myers Squibb | 2026 Proxy Statement 51

Compensation Discussion and Analysis
Executive Compensation Philosophy and Principles
At Bristol Myers Squibb, the cornerstone of our compensation philosophy and program structure is aligning pay to the achievement of both our short-term and long-term goals, engagement of our employees, the achievement of our mission and the delivery of value to our shareholders.
Each year, when evaluating performance of our company and most senior executives and making pay decisions, the Committee considers our compensation philosophy and program structure, which underscores competitive compensation and pay for performance, with the goal of striking the appropriate balance among (i) directly aligning executives’ compensation with the fulfillment of our mission and the delivery of shareholder value, (ii) making a substantial portion of our executives’ compensation variable and at risk based on operational, financial, strategic and share price performance, and (iii) attracting, retaining, and engaging executives who are capable of leading our business in a highly competitive, complex, and dynamic business environment. In addition, the Committee considers the information and recommendations it receives and may exercise discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate.
After reviewing our financial, operational, strategic, and share price performance, the Committee determined that the compensation of our most senior executives under the program design continues to be appropriate.

In 2025, the Committee reviewed how all the elements of our compensation program design worked together, focusing on the balance between short-term and long-term compensation and performance, top-line and bottom-line results, absolute and relative factors, and internal and market-based performance metrics. In evaluating 2025 performance, the Committee determined that the compensation of our executives appropriately reflects:
•our financial and operational results;
•the execution and advancement of the company’s long-term strategy in 2025;
•the Committee’s holistic assessment of the performance of our most senior executives in working together towards the achievement of our most critical company priorities;
•the execution of key regulatory milestones to renew our portfolio; and
•the achievement of our key SSI initiatives.
We believe that the link between our compensation program design and the execution of our strategy will continue to create sustainable long-term value for shareholders.

Our Executive Compensation Philosophy Focuses on Two Core Elements:

Competitive Compensation
•We operate in a highly complex and competitive business environment that requires that we attract, retain, and engage executives capable of leading our business.
•By providing compensation that is competitive with our peer companies, we reduce the risk that our competitors can successfully recruit our executives. We are also able to maintain the highest ongoing levels of engagement of these talented executives to facilitate and sustain high performance.

Pay for Performance
•We structure our compensation program to closely align the interests of our executives with those of our shareholders.
•We believe that an executive’s compensation should be directly tied to helping us achieve our mission and deliver value to our shareholders. Therefore, a substantial portion of our executives’ compensation is variable and at risk based on operational, financial, strategic and share price performance.

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Compensation Discussion and Analysis
Based on this philosophy, our compensation program is designed with the following principles in mind:
•to pay our employees equitably based on the work they do, the capabilities and experience they possess, and the performance and values they demonstrate (including BMS Values);
•to motivate our executives and our employees to deliver high performance with the highest integrity; and
•to implement best practices in compensation governance, including risk management and promotion of effective corporate policies.
Incorporating Company Values in Performance Assessments
The Committee evaluates our executive officers’ performance against clear and pre-defined objectives established at the beginning of the year and tied to the company’s key, long-term strategic objectives.
When determining annual incentive payouts for our executive officers, the Committee considers each executive’s contributions as well as demonstration and role modeling of BMS Values.
The Committee’s determination on annual incentive payouts also incorporates feedback from our enterprise risk assessment, including reputational risk stemming from a dynamic external environment. Our goal is to minimize and appropriately reduce the possibility that our executive officers will make excessively or inappropriately risky decisions to maximize short-term results at the expense of sustainable long-term value creation for our shareholders.

BMS Values
✓	Accountability
✓	Inclusion
✓	Innovation
✓	Integrity
✓	Passion
✓	Urgency

The Committee maintains discretion to adjust annual incentive payouts negatively if an executive officer fails to meet critical performance objectives or does not consistently demonstrate BMS Values.
Benchmarking Analysis and Compensation Peer Groups
Benchmarking Approach
In general, our executive compensation program seeks to provide total direct compensation (base salary plus target annual incentive award, plus the grant date fair value of annual long-term equity incentive awards) at the median of our primary peer group and/or the Willis Towers Watson Pharmaceutical Human Resources Association Executive Compensation Survey (the “PHRA Survey”) peers (as defined below) when targeted levels of performance are achieved. In any given year, however, total direct compensation for a particular executive may be above or below the median of our primary peer group / PHRA Survey peers due to multiple factors. These factors include qualifications, experience, responsibilities, contributions, role criticality and/or potential, as well as attracting and retaining talent within the highly competitive biopharmaceutical industry. Providing competitive pay when targeted levels of performance are achieved allows us to attract and retain the talent we need to continue driving performance, while enabling us to maintain a competitive cost base with respect to compensation expense.
Benchmarking Process
The Committee’s independent compensation consultant annually conducts and shares with the Committee a review of compensation for our Named Executive Officers, including compensation information compiled from publicly filed disclosures of our primary and extended peer groups as well as the PHRA Survey. Pay levels of our primary and PHRA Survey peers, among other factors, are used as a reference point when determining individual pay decisions (i.e., base salary levels, target annual incentive levels and long-term equity incentive award size). For 2025, the independent compensation consultant was Farient Advisors LLC (“Farient”).

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Compensation Discussion and Analysis
The market data, as applicable, is determined for our CEO and CFO and our other NEOs based on the prior year’s compensation and is reviewed by the Committee to inform compensation decisions made in March of each year as follows:

	Data Source	Weighting

CEO and CFO	Blended Peer Proxy and PHRA Survey Data	50% Proxy Data and 50% PHRA Survey Data
Other NEOs(1)	PHRA Survey Data	100% PHRA Survey Data
(1) The EVP, Chief Digital & Technology Officer role is not fully represented within the PHRA survey benchmark. Accordingly, compensation levels for this position reflect its strategic importance, enterprise-wide scope and critical role in advancing the company’s information and digital transformation.

2025 Peer Groups
We regularly monitor the composition of our peer groups and make changes when appropriate. For 2025, with the support of Farient, the Committee continued to utilize a Primary Peer Group and PHRA Survey Peers and an Extended Peer Group, as more fully described below.
Primary Peer Group and PHRA Survey Peers: The Committee believes the companies included in our 2025 primary peer and PHRA Survey peer groups are appropriate given the unique nature of the biopharmaceutical industry. The companies from these two groups represent our primary competitors for executive talent and operate in a similarly complex regulatory and research-driven environment.
In determining our peer groups, we believe emphasis should be placed on whether a company competes directly with us for the specialized talent necessary to achieve our priorities. We also consider company size in determining our peer groups. In particular, BMS’ revenue approximates the median 2025 revenue of our primary peer group. The median revenue of our primary and extended peer groups were $50.7 and $51.7 billion, respectively.
Extended Peer Group: We also selectively utilize an extended peer group, which comprises the eight companies in our primary peer group plus five companies based outside the U.S. This extended peer group as well as PHRA Survey data serves as an additional reference point for compensation practices, including an understanding of the competitive pay environment as it relates to the global nature of both our business and the competition for talent. Our extended peer group is also used to determine the relative TSR component of our performance share unit and market share unit awards.
The Committee, with the support of Farient, reviewed our peer groups and made two changes to the primary peer group to support the 2025 benchmarking process: to remove Biogen Inc. and add Regeneron Pharmaceuticals.
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Compensation Discussion and Analysis
Our peer groups in 2025 consisted of the following companies:

		Company Name	BMS Peer Group	PHRA Survey Group[2]

		AbbVie Inc.	✓	✓
		Amgen Inc.	✓	✓
	Primary Peer Group	Eli Lilly and Company	✓	✓
		Gilead Science	✓	✓
Extended Peer Group[1]		Johnson & Johnson	✓	✓
		Merck & Co.	✓	✓
		Pfizer Inc.	✓	✓
		Regeneron Pharmaceuticals	✓
		AstraZeneca PLC	✓	✓
		GlaxoSmithKline PLC	✓	✓
		Novartis AG	✓	✓
		Roche Holding AG	✓	✓
		Sanofi	✓	✓
(1)Our extended peer group includes the primary peer group plus the five listed companies based outside the U.S.
(2)The PHRA Survey Group also includes Takeda Pharmaceutical Co., which has not been included in the Primary or Extended Peer Groups.
BMS Compensation Program Design Process
Compensation and Management Development Committee
The Committee is responsible for providing oversight of our executive compensation program for the Named Executive Officers as well as other members of senior management. The Committee is responsible for setting the compensation of the Chief Executive Officer and approving the compensation of all of the other Named Executive Officers and certain other members of senior management.
The Committee annually reviews and evaluates the executive compensation program with the intent to ensure that the program is aligned with our compensation philosophy and with our performance. The Committee may delegate any of its responsibilities to one or more duly formed and authorized subcommittees (which shall be comprised of at least two members of the Committee) or to management (with respect to matters affecting employees other than certain senior executive officers). During 2025, the Committee did delegate some of its responsibilities to management.

See page 34 for a discussion of the duties and responsibilities of the Committee in more detail.

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Compensation Discussion and Analysis
Role of the Independent Compensation Consultant
For 2025, the Committee retained Farient as its independent compensation consultant to provide executive compensation services to the Committee. Farient reported directly to the Committee, and the Committee directly oversaw the fees paid for services provided by Farient. The Committee instructed Farient to give advice to the Committee independent of management and to provide such advice for the benefit of our company and shareholders. Farient did not provide any consulting services to BMS beyond its role as compensation consultant to the Committee.
In 2025, Farient provided the following services:
•reviewed and advised on the composition of the peer group used for competitive benchmarking;
•participated in the review of our executive compensation program;
•provided an assessment of BMS senior executive pay levels and practices relative to peers and other competitive market data;
•provided an annual analysis of industry trends among the peers and best practices related to pay program design and other program elements;
•consulted on incentive plan design and compensation packages for senior executives;
•reviewed and advised on all materials provided to the Committee for discussion and approval; and
•attended all of the Committee’s regularly scheduled and special meetings in 2025 at the request of the Committee, and also met with the Committee chair without management present.
The Committee reviews the independence of its compensation consultant annually in accordance with its charter, applicable SEC rules and the NYSE listing requirements. After review and consultation with Farient, the Committee determined that Farient was independent, and there was no conflict of interest resulting from retaining Farient during the year ended December 31, 2025.
Role of Company Management
The CEO makes recommendations to the Committee concerning the compensation of Named Executive Officers other than the CEO, as well as other members of senior management. In addition, the CEO, CFO and, in the case of our pipeline performance metric, both the EVP, Chief Research Officer and EVP, Chief Medical Officer, Head of Development, are involved in recommending for the Committee’s approval the performance goals for the annual and long-term incentive plans, as applicable. The Chief People Officer works closely with the Committee, its independent compensation consultant and management to (i) ensure that the Committee is provided with the appropriate information to make its decisions, (ii) propose recommendations for Committee consideration, and (iii) communicate those decisions to management for implementation.
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Compensation Discussion and Analysis
2025 Compensation Program – Named Executive Officers
2025 Target Compensation Benchmarks
Dr. Boerner’s target compensation approximated the 40th percentile of CEOs within our primary peer and PHRA Survey peer groups. The Committee believes Dr. Boerner's compensation package in 2025 positions him appropriately among his peers when considering multiple factors, including his tenure as our CEO. On average, our other Named Executive Officers, excluding Mr. Meyers, were generally between median and the 75th percentile of our primary peer and PHRA Survey peer groups, as applicable, with some variation by position.
The following charts provide an overview of the 2025 executive compensation components for our CEO and other Named Executive Officers who were in their roles for the full year 2025 reflecting the grant date fair value of equity awards and exclude one-time, non-recurring awards and highlight the percentage of target compensation that is variable and at risk. Consequently, the following charts exclude Dr. Massacesi who was hired by the Company in August 2025, and Dr. Hirawat who departed the Company in November 2025.

2025 CEO Target Pay Mix

92%	80%
of target pay is performance-based and at risk	of target pay delivered in long-term equity incentives with three-year cliff vesting

Average NEO Target Pay Mix (Excl. CEO)

85%	70%
of average NEO target pay is performance-based and at risk	of average NEO target pay delivered in long-term equity incentives with three-year cliff vesting

This target pay mix supports the core elements of our executive compensation philosophy by emphasizing long-term incentives while providing competitive short-term incentives, thus aligning our executive compensation program with our strategy.
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Compensation Discussion and Analysis
The following sections discuss the primary components of our executive compensation program and provide detail on how specific pay decisions were made for each Named Executive Officers in 2025.
Components of Our 2025 Compensation Program

Core Components of our 2025 Executive Compensation Program for Named Executive Officers:

Components:	Purpose:

Base Salary	Fixed component of pay that is reflective of qualifications, experience and role impact

Annual Incentive Plan	Rewards annual company performance on key financial and strategic priorities; awards are 100% performance-based and at risk

Long-Term Incentive Program, comprising: •Performance Share Units •Market Share Units	Aligns executives’ interest with those of our shareholders and focuses executives on the execution of our long-term strategy; awards are 100% performance-based and at risk

Base Salary
In 2025, in accordance with our company-wide salary review process the Named Executive Officers were eligible for a salary increase. As discussed above, the salaries of our executives are primarily based on the salary levels of comparable positions within our primary peer and PHRA Survey peer groups as well as the specialized qualifications, experience and criticality of the individual executive and/or his or her role. In addition to reviewing salaries annually based on the above criteria, there may be additional adjustments to salary from time to time to recognize, among other things, when an executive assumes significant increases in responsibility and/or is promoted. With respect to our Named Executive Officers from the previous reporting period, effective April 1, 2025, Dr. Boerner and Mr. Elkins received a salary increase of 3.2% and 3.1%, respectively. Dr. Hirawat did not receive a salary increase.
Annual Incentive Plan
Our annual incentive plan is designed to reward performance that supports our strategy by sharpening management’s focus on key financial, pipeline and SSI goals. Starting in 2024 and continued in 2025, the annual incentive plan does not include individual performance in the payout calculation of our most senior executives, including our Named Executive Officers. This design reinforces the necessity for our senior leaders to work together on the achievement of our most critical priorities, which are represented by our company performance goals.
Each Named Executive Officer’s target annual incentive is expressed as a percentage of base salary, which is set at a level to ensure competitive total direct compensation. Annual incentive awards for each Named Executive Officer are determined by evaluating company performance (as measured by the Company Performance Factor).
The Company Performance Factor can range from 0% to 200%, based on financial achievements, pipeline results and sustainability outcomes, resulting in a maximum annual incentive opportunity for each Named Executive Officer of 200% of target. The following graphic illustrates the calculation used to determine annual incentive awards.
Annual Incentive Calculation for Named Executive Officers

Target Annual Incentive (As percentage of base salary)	X	Company Performance Factor (Based on achievement of financial, pipeline and Sustainability and Social Impact metrics)	=	Annual Incentive Payout

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Compensation Discussion and Analysis
The target annual incentive for each Named Executive Officer is expressed as a percentage of the executive’s base salary. If mid-year salary and/or target bonus percentage adjustments are made, the target annual incentive award will include the pro-rated impact of the adjustments.
Annual Incentive Performance Metrics
Our 2025 annual incentive plan design has the following corporate-wide measures, which apply to all employees at the level of Senior Vice President and above (SVP+), including our Named Executive Officers.

2025 Metric and Weighting	What It Is	Why It Is Important

Operating Income	Non-GAAP Operating Income Total Revenue minus Cost of Goods Sold (COGS) minus Operating Expenses	A critical measure of annual profitability aligning our employees’ interests with those of our shareholders
Growth Portfolio Revenue
Growth Portfolio Revenue
excludes certain key loss of exclusivity brands such as Revlimid, Eliquis, Pomalyst, Sprycel and Abraxane.
Revenues minus reserves for returns, discounts, rebates and other adjustments; excludes impact of foreign exchange
•Near-Term Value
•Submissions and approvals
Long-Term Growth Potential
•Qualitative Overlay

A measure of top line growth that creates a foundation of long-term sustainable growth and competitive superiority
Increases focus on strategic priority of revenue renewal
Are designed to:
•Drive improved decision-making and operational rigor
•Ensure alignment with company’s portfolio

Pipeline
Sustainability & Social Impact Scorecard	•Sustainability Reflects progress towards sustainability commitments •People & Culture and Social Responsibility Measures employee culture trends and reflects progress on patient access	Aligns to BMS focus on culture in advancing accountability, urgency, and passion to support our organizational strategy and BMS progress toward externally-stated sustainability commitments
2025 Annual Incentive Targets

Metric	2025 Target (1)	Bonus Program Weight

Non-GAAP Operating Income ($M)	$16,850	30%
Growth Portfolio Revenue (Ex-FX) ($M)	$24,850	35%
Pipeline (1)	3	25%
SSI Scorecard (1)	3	10%
Total		100%
(1)Performance determined on a scale of 1 to a maximum of 5.
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Compensation Discussion and Analysis
Target Setting Considerations
At the beginning of each year, the Committee undertakes an incentive target setting process to establish targets that it believes will motivate our executives appropriately to deliver the high performance that drives shareholder value creation in both the short-term and long-term. When establishing targets and goals each year, the Committee considers budget, operational priorities, long-term strategic plans, historical performance, product pipeline and external factors, including external expectations, competitive developments, and the regulatory environment, among other things. Threshold, target, and maximum performance goals are evaluated independently and are set to provide appropriate awards across a wide but reasonable set of performance outcomes. When establishing our financial targets and our revenue target in particular, we consider expected product price increases.
Financial targets are:
•Predefined;
•Aligned with financial guidance and our operating plan;
•Tied to the key financial objectives of the company; and
•Aligned with industry benchmarks on speed of commercial launch and expected market adoption.
Pipeline targets are:
•Set in collaboration with our Science & Technology Committee (“S&T Committee”);
•Aligned with the company’s strategic plans, productivity initiatives, including a multi-year restructuring plan, and key value drivers;
•Aligned with industry benchmarks on typical clinical study duration and regulatory approval timelines;
•Separated into two performance categories, “Near-Term Value” and “Long-Term Growth Potential,” subject to a qualitative overlay; and
•Reflective of annual milestones that link short-term outcomes to long-term strategic R&D priorities (milestones for higher-value assets are emphasized in goal setting to provide a framework that assesses not only quantity, but also quality and impact of milestones).
The S&T Committee also identifies those highest-value assets and the integration of acquired assets, among other factors, the importance of which will inform the application of a qualitative overlay.
The Committee set incentive targets in the first quarter of 2025 in consideration of anticipated performance, in line with financial guidance provided to the market in early 2025 and in line with commercial, pipeline and sustainability expectations. Thereafter, we met or exceeded financial and operational goals in certain key areas, including revenues, non-GAAP earnings, regulatory and development milestones, important business development activities, and expense management, resulting in an update to financial guidance to the market for the year to reflect these changes.
SSI Scorecard Metrics
For the 2025 annual bonus plan, for our employees at the level of SVP+, including our Named Executive Officers, 10% of the company performance factor was based on an SSI Scorecard metric. This metric was included to incentivize our senior executives to timely achieve or progress important SSI milestones. We chose to include the SSI Scorecard in the annual bonus program as it incentivizes important progress toward various goals, in some cases, long-term commitments with varying completion dates, while also giving us the opportunity to annually re-align the metric goals to our strategic priorities and prior achievements.
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Compensation Discussion and Analysis
In selecting the goals for inclusion in this metric, the CMDC, in consultation with our Committee on Directors and Corporate Governance, included those across the broad pillars of our strategy. For each goal, the CMDC selected objective and measurable performance metrics linked to the Company’s strategy and long-term initiatives. In particular:
•employee culture score was set based on internal trend data covering employees’ observations focused on culture evolution,
•progress on our patient access goals aligns to our external commitment to increase the number of low-income and middle-income countries (LMICs) with access to our medicines, and
•sustainability goals (i) support our overall climate agenda and in particular the external commitment to net zero emissions by 2050, (ii) align to our external commitment to reduce Scopes 1, 2 and 3 (Category 3) greenhouse gas (GHG) emissions by 54.6% by 2033 and (iii) correspond to our external commitment to have 75% of suppliers adopt science-based or science-aligned GHG emission targets by 2028.
The selection and evaluation of these metrics were the product of a robust governance process. Namely, the goals and achievements were (i) established by the CMDC, (ii) reviewed by our Committee on Directors and Corporate Governance, which also exercises oversight responsibility for certain components of our SSI strategy, and (iii) were finalized and approved by the CMDC.
2025 Long-Term Incentive Program Grants
Long-Term Incentive Program
Our long-term incentive program employs only performance-based equity for our Named Executive Officers and is designed to promote the creation of sustainable long-term value for shareholders by focusing on strong year-to-year financial and operational performance, and on the development and advancement of our pipeline over the long-term. Additionally, the design of our long-term incentive program promotes organizational alignment with our strategy and serves as a retention lever, through vesting and payout over a three-year period.
The Committee’s Process for Granting Annual Long-Term Incentive Awards
Long-term incentive awards are typically approved each year on the date the Committee and full Board meet during the first week of March with a grant effective date of March 10. We believe that consistent timing of equity award grants is good corporate governance and reduces the risk of selecting a grant date with a preferential stock price.
For 2025, the Committee established annual equity award ranges for our Named Executive Officers, other than the CEO, based on competitive market levels among other factors. The CEO’s long-term incentive award level is assessed by the Committee and the Board annually. Once the grant value is established for each executive, 60% of the value is awarded as PSU grants and 40% is awarded as MSU grants.
In determining the size of the individual long-term incentives granted to our Named Executive Officers in March 2025, the Committee considered the annual long-term incentive ranges, the executive’s performance as well as ways to motivate our Named Executive Officers to focus on the company’s long-term performance. Given that each year’s awards have an overlapping performance period from the prior year, we believe these awards provide the right balance between short-term and long-term focus. Dr. Boerner’s long-term equity award as CEO is determined annually by the Committee and the Board based on competitive benchmarks and his performance and contributions. Dr. Boerner’s March 2025 award took into account his strong performance during 2024 and a long-term incentive opportunity that was commensurate with his role as CEO and the competitive market pay for that position.
In 2025, we continued to offer two long-term award vehicles, each of which serving a different purpose:
•Performance Share Unit Awards: reward the achievement of key three-year end-to-end financial goals (non-GAAP Operating Income and Growth Portfolio Revenue) and the value created for shareholders as measured by relative TSR Compound Annual Growth Rate (“CAGR”) over a three-year period ending in the first quarter of the applicable payout year.
•Market Share Unit Awards: reward the creation of incremental shareholder value over a three-year period.
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Compensation Discussion and Analysis
2025 Equity Incentive Program Summary

	Performance Share Unit Awards	Market Share Unit Awards

Proportion of Annual Grant	60%	40%
Metrics & Weighting	•Non-GAAP Operating Income: 25% •Growth Portfolio Revenue (Ex-FX): 40% •3-Year Relative TSR CAGR: 35%	Stock price appreciation or depreciation, inclusive of the value of dividends accumulated during the performance period, from the grant date (Total Return)
Performance Period	•Financial Metrics: 3-year (2025-2027) •Relative TSR CAGR: 3-year (March 10, 2025 to February 28, 2028)	3-year (March 10, 2025 to February 28, 2028)
Min / Max Payout (% of Target Units)	0% / 200%	0% / 225%*
Vesting	3‑Year Cliff (3rd anniversary of grant date)	3-Year Cliff (3rd anniversary of grant date)
*The minimum Total Return achievement required to earn any shares from MSUs is 80% of the grant date stock price. Additionally, relative TSR Floor feature provides a minimum level of payout if BMS stock price declines from the grant date but outperforms our peers based on the TSR percentile rank. The payout factor is the greater of Total Return and rTSR Floor.
As illustrated below, the design of our LTI program generally magnifies the impact of changes in our stock price and relative TSR CAGR performance. When our stock price declines, the value of MSU awards decreases in two ways: (i) the number of shares earned goes down and (ii) the value of those shares is less due to the lower stock price. Similarly, the value of PSU awards decreases in two ways: (i) the relative TSR CAGR metric reduces the number of shares earned (assuming our stock price declined more than our peers’ did) and (ii) the value of those shares is less due to the lower stock price. The illustration below shows how the decline in our stock price from March 2025 through the end of the year is magnified in the value of our 2025 LTI awards. For purposes of this illustration, we assume (i) year-end closing price is the stock price at the end of each performance period, (ii) target performance for the financial metrics, and (iii) accumulated value of dividends through the end of the year.
% Change in Stock Price From Grant Date to End of 2025
Value of 2025 PSU and MSU Awards at the End of 2025
Notes:
•Value of PSU and MSU awards reflects actual relative TSR CAGR / Total Return (share price plus accumulated value of dividends) experience from grant date closing price on 3/10/25 of $63.11 through the closing price on 12/31/25 of $53.94.
•PSU value assumes target performance with respect to financial measures and reflects no payout on the portion of the PSU award that is tied to relative TSR CAGR metric.
•MSU value assumes a below target payout of 93.8% based on the decline in the 10-day average share price between the grant date ($59.75) and 12/31/25 ($54.16 plus the accumulated value of dividends of $1.86).
•Note that this is an illustration as of 12/31/25. The number of shares that actually vest may be more or less than described above at the end of the applicable performance periods.
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Compensation Discussion and Analysis
2025 Performance Share Unit Awards
PSU awards make up 60% of our executives’ target long-term equity incentives.The PSU awards made in 2025 are focused on motivating executives to deliver long-term top-line growth and improved profitability, while also focusing on delivering shareholder value at a rate faster than our industry peers. For the 2025 PSU awards, the following metrics and goals were applied. Payouts are interpolated for performance between threshold, target and maximum.
2025-2027 PSU Payout Schedule

	2025-2027 Cumulative Non-GAAP Operating Income (25%)		2025-2027 Cumulative Growth Portfolio Revenue (Ex-FX) (40%)		3-Year Relative TSR CAGR (35%)

	Achievement (%)	Payout (%)	Achievement (%)	Payout (%)	TSR CAGR Percentile	Payout (%)

Maximum	108	200	106	200	10 Percentage Points Above 50%ile	200
Target	100	100	100	100	50%ile	100
Threshold	85	50	94	50	10 Percentage Points Below 50%ile	0
Below Threshold	<85%	0	<94%	0	More than 10 Percentage Points Below 50%ile	0
For the non-GAAP Operating Income and Growth Portfolio Revenue metrics, the targets were set using the Board-approved three-year operating plan. Our Board assessed the rigor of the targets and found that they were appropriate. In addition, our Board assessed the maximum and threshold achievement levels for each of these metrics and found that they were appropriate relative to the intended motivational effect of PSUs.
2025 Market Share Unit Awards
MSU awards make up 40% of our executives’ target long-term equity incentives. For 2025, each grant of MSUs vests fully on the third anniversary of the grant date, and the number of shares received by an executive upon vesting increases or decreases depending on the performance of our stock price plus the value of dividends accumulated during the three-year performance period versus the grant date (Total Return). Additionally, MSUs include a relative total shareholder return feature to provide a minimum level of payout if our stock price declines from the grant date but outperforms our peers as described below (relative TSR Floor). The final payout factor is the greater of Total Return and relative TSR Floor.
2025 MSU Payout Schedule

	3-Year Total Return		3-Year relative TSR Floor

	Total Return Achievement (%)	Payout (%)	relative TSR Achievement (%ile)	Payout (%)

Maximum	225	225	Greater or Equal to 75%ile	100
Target	100	100	Between 50%ile and 74.99%ile	50
Threshold	80	80	Below 50%ile	0
Below Threshold	<80	0
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Compensation Discussion and Analysis
Total Return is a ratio of the 10-day average closing stock price on the measurement date, inclusive of the value of accumulated dividends, divided by the 10-day average closing stock price on the grant date (March 10). The measurement date is the February 28 immediately preceding the vesting date. The minimum Total Return performance that must be achieved to earn any payout is 80% of the grant date stock price. The maximum payout factor on Total Return is 225% of target. Payouts are interpolated for performance between threshold, target and maximum.
Relative TSR Floor performance is based on the TSR percentile rank among our peer companies such that a (i) TSR percentile rank below the 50th percentile yields a 0% payout, (ii) TSR percentile rank between the 50th and 74.99th percentiles yields a 50% payout, and (iii) TSR percentile rank at or above the 75th percentile yields a 100% payout. TSR Percentile Rank means the ranking of the company’s TSR (stock price appreciation or depreciation plus reinvestment of dividends) versus peer companies, expressed as a percentile ranking. There is no interpolation between these distinct points.
At vest, a payout factor is applied to the target number of MSUs to determine the total number of units vesting. If our Total Return increases during the performance period, both the number of units and value of shares that vest increases. If our Total Return declines during the performance period, both the number of units and value of shares that vest decreases. If both our Total Return performance is below 80% and relative TSR Floor is below 50th percentile, then the award will be forfeited.
Other Elements of 2025 Compensation
In addition to the components set forth above, our senior executives, including all of our Named Executive Officers, were entitled to participate in the following plans or arrangements in 2025:

Other Elements of 2025 NEO Compensation

Post-Employment Benefits
•Change-in-Control Arrangements
•Severance Plan
•Non-Qualified Pension Plan (applicable only to Mr. Lenkowsky). The qualified Pension Plan was terminated on February 1, 2019.
•Qualified and Non-Qualified Savings Plans

Other Compensation
•Financial Planning Support, Executive Physicals, and Executive Security
Post-Employment Benefits
We offer certain plans which provide compensation and benefits to employees who have terminated their employment. These plans are periodically reviewed by the Committee to ensure that they are consistent with competitive market practice. The plans offered are intended to enhance our ability to attract and retain key talent.
Change-in-Control Arrangements
Prior to January 1, 2026, we maintained change-in-control agreements with certain executive officers, including the CEO and other Named Executive Officers. These agreements were designed to enable management to evaluate and support potential transactions that might be beneficial to shareholders even though the result would be a change-in-control of BMS. Additionally, the agreements provided for continuity of management in the event of a change-in-control. These agreements required a “double-trigger” before any payments would be made to an executive. This means that payments would only be made in the event of a change-in-control and subsequent involuntary termination or termination for good reason by the employee within 24 months after a change-in-control.
The change-in-control agreements did not provide gross up compensation on excess parachute payments for any of our executives, including our Named Executive Officers.
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Compensation Discussion and Analysis

The value of this benefit for our Named Executive Officers is shown in the “Post-Termination Benefits” section beginning on page 90.

Effective on and after January 1, 2026, change-in-control severance benefits are made available to our executive officers under the terms of the Bristol Myers Squibb Severance Benefits Plan (the “Severance Plan”), rather than the change-in-control agreements.
Severance Plan
The Severance Plan is intended to provide a competitive level of severance protection for executive officers (including our CEO and Named Executive Officers) and certain other employees to help us attract and retain key talent necessary to run our company. The Severance Plan became effective as of April 15, 2025 and, for our senior executives, replaced the Bristol Myers Squibb Senior Executive Severance Plan with respect to severance benefits outside of a change-in-control. Effective on and after January 1, 2026, senior executives (including our Named Executive Officer) are also eligible for change-in-control severance benefits through the Severance Plan.
Like the change-in-control agreements, the Severance Plan requires a “double-trigger” before any change-in-control severance benefits are made to an executive. The Severance Plan also does not provide for gross-up compensation on excess parachute payments for any of our executives, including our Named Executive Officers, and it will continue to be our policy on a go-forward basis not to enter into any gross-up arrangements with any of our Named Executive Officers.

The value of this benefit for our Named Executive Officers is shown in the “Post-Termination Benefits” section beginning on page 90.

Savings Plans
Our savings plans allow employees to receive matching contributions from BMS to supplement their savings and retirement income. The Bristol-Myers Squibb Company Savings and Investment Program (Savings Plan or U.S. SIP) is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Bristol-Myers Squibb Company Benefit Equalization Plan—Savings and Investment Program (BEP-Savings Plan or BEP-SIP) is a non-qualified deferred compensation plan that allows certain eligible employees to defer a portion of their total eligible cash compensation and to receive matching contribution credits from BMS in excess of contributions allowed under the Savings Plan.
The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. For 2025, the company matching contribution under the Savings Plan equals 100% of the first 6% of eligible compensation (generally, base salary and annual incentive) that an employee contributes to the Savings Plan for each pay period (increasing to 7% for 2026). If an employee is eligible and has timely elected to defer eligible compensation under the BEP-SIP after reaching an applicable IRS limit under the Savings Plan, the employee can receive a matching contribution credit under the BEP-SIP. The Savings Plan also provides for a discretionary employer non-elective contribution known as the annual additional company contribution that is allocated as a percentage of eligible cash compensation. For 2025, the company contribution was set at 3% of a participant’s eligible cash compensation. To the extent that an annual additional company contribution cannot be made to the Savings Plan due to IRS limits on tax-qualified plan contributions, the excess is credited to the employee under the BEP-SIP.
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Compensation Discussion and Analysis

The value of annual additional company contributions to the Savings Plan and company contribution credits to the BEP-Savings Plan during 2025 are reflected in the “All Other Compensation” column of the “Summary Compensation Table” beginning on page 79. Additional details related to amounts credited under the BEP Savings Plan are reflected in the the “Non-qualified Deferred Compensation Table” beginning on page 89.

Benefit Equalization Plan—Retirement Plan
The Bristol-Myers Squibb Company Benefit Equalization Plan—Retirement Income Plan (BEP—Retirement Plan or U.S. BEP-RIP) is a non-qualified plan that provides income for employees after retirement in excess of the benefits that were payable under the Bristol-Myers Squibb Company U.S. Retirement Income Plan (Retirement Plan or US-RIP), a tax-qualified defined benefit plan that was terminated, effective February 1, 2019. As of December 31, 2009, BMS discontinued service accruals under the Retirement Plan and the BEP—Retirement Plan in the U.S for active plan participants and closed the plan to new entrants. Active plan participants of the Retirement Plan at year end 2009 were provided five additional years of pay growth in the Retirement Plan. Accordingly, 2014 was the last year of pay growth under the Retirement Plan and the BEP-Retirement Plan. Mr. Lenkowsky is the only 2025 Named Executive Officer participant with a benefit under the BEP-Retirement Plan.

For a further discussion, please see “Benefit Equalization Plan–Retirement Plan” beginning on page 87.

Other Compensation
We offer very limited perquisites to our Named Executive Officers, including financial planning and counseling services and company-paid annual executive well-being checkups, security assessments, and in the case of our CEO, other heightened security measures. We do not provide tax gross-ups for perquisites provided for our Named Executive Officers.
Financial Planning: Consistent with our focus on financial well-being, including counseling and financial workshops available to all employees, all of our senior executives, including our Named Executive Officers, are eligible for financial, estate and tax planning counseling paid by the company. Fees are paid directly to the providers on the executive’s behalf and are fully taxable to the executive and not eligible for a tax gross-up.
Executive Physicals: To assist our executives with proactively managing their health, and consistent with the value we place on well-being, we provide our most senior executives, including our Named Executive Officers, access to company-paid annual executive well-being checkups. Fees are paid directly to the providers on the executive’s behalf and are fully taxable to the executive and not eligible for a tax gross-up.
Executive Security: In light of heightened security concerns for our Named Executive Officers, we engaged an independent security firm to conduct a security assessments for certain of our senior executives, including our CEO. Based on the firm’s findings, the Board, in consultation with our Corporate Security, Law & Policy team, determined that it was necessary to implement additional security measures, including with respect to residential security measures applicable to our CEO. We believe that the costs associated with these additional security measures are reasonable, beneficial to the Company and a necessary and appropriate business expense to promote our Named Executive Officer’s personal safety and security. These measures are required by the Company for business reasons, and we do not consider them to provide personal benefits because they arise from our Named Executive Officer’s role. However, we have disclosed aggregate incremental costs in the “All Other Compensation” column of our Summary Compensation Table.
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Compensation Discussion and Analysis
Additionally, for business purposes, the company owns fractional interests in two private aircraft arrangements. We generally do not allow personal use of any aircraft. However, in certain exigent circumstances, an aircraft may be used for personal travel. On very limited occasions, and subject to seat availability, family members may accompany our Named Executive Officers on an aircraft. When a family member accompanies an executive on business travel, this does not incur any incremental cost to the company. In general, incremental costs for personal use consist of the variable costs incurred by the company to operate the aircraft for such use. We did not reimburse any Named Executive Officer for any taxes paid on the taxable income for such personal use.

Please see “All Other Compensation” in the “Summary Compensation Table” beginning on page 79 for further discussion of all perquisites and other personal benefits provided to our Named Executive Officers.

2025 Executive Performance Assessment and Compensation Payout Summary
The Committee noted the following with respect to each of our Named Executive Officers’ contributions in 2025. These contributions, as well as each executives’ demonstration of BMS Values are taken into account when determining pay, making career and succession planning decisions, and establishing development plans. In addition, the Committee has the discretion to adjust payouts negatively if an executive fails to meet critical performance objectives or does not demonstrate BMS Values.
For Dr. Boerner, in the role of Chief Executive Officer, the Committee considered:
•performance against financial targets established at the beginning of the year, including total revenue, Growth Portfolio revenue, Non-GAAP EPS and Operating Margin, noting that the company exceeded these financial targets and delivered strong results for the Growth Portfolio and Legacy Portfolio, which supported meaningful progress towards strengthening our growth profile and establishing a younger and more diversified portfolio (together, the “2025 Financial Performance”);
•strong clinical and regulatory performance, including successfully launching new medicines and indications, approval of new indications for late-stage assets, most notably including: (i) the launch of Opdivo Qvantig, the first subcutaneously administered PD-1 inhibitor, and that expanded our leadership within this area of the immuno-oncology space; (ii) receiving 18 approvals from the FDA and other international regulatory authorities (e.g. the European Union, Japan, and China), including: (A) Breyanzi in the U.S. as the first and only CAR-T cell therapy for adults with relapsed or refractory marginal zone lymphoma and in the E.U. for the expanded use of CAR-T cell therapy for adults with relapsed or refractory mantle cell lymphoma, (B) Opdivo Qvantig in the E.U. for the subcutaneous formulation of nivolumab across most previously approved adult, solid tumor Opdivo indications, (C) Camzyos in Japan for the treatment of oHCM, and (D) Opdivo + Yervoy in the U.S. and E.U for first-line treatment of adult patients with unresectable or advanced HCC; (iii) advancing our R&D portfolio across a number of initiatives, including achievement of our 2025 long-term growth goals for regulatory submissions, Proof of Concept Decisions, and IND approvals, and exceeding our goals related to approvals and priority study execution, collectively ensuring the long-term sustainability of our pipeline (together, the “2025 R&D Performance”);
•advancement of our strategy through the completion of several business development transactions, including: the acquisition of Orbital Therapeutics, diversifying our cell therapy portfolio; the global strategic collaboration with BioNTech for the co-development and co-commercialization of pumitamig (BNT327/BMS-986545), a bispecific antibody targeting PD-L1 and VEGF-A, and being evaluated in several indications in the immuno-oncology space; the creation of a new company with Bain Capital focused on developing new therapies for autoimmune diseases, including five immunology assets in-licensed from the Company and a $300 million financing commitment that was led by Bain Capital; the execution of a global exclusive license from Philochem for OncoACP3, a radiopharmaceutical therapeutic and diagnostic agent targeting prostate cancer; and the acquisition of 2seventy bio, providing us with full U.S. rights to Abecma, a cell therapy for the treatment of adult patients with relapsed or refractory multiple myeloma (collectively, the “2025 Business Development Transactions”);
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Compensation Discussion and Analysis
•his exhibition of extraordinary leadership in shaping and executing a well-articulated vision and strategy for the company with a strong leadership team to support the company’s continued transformation, including through driving operational excellence and a high-performance inclusive culture; and
•continued advancement of our ASPIRE strategy to advance access for patients in low- and middle- income countries to gain access to potentially life-saving medicines, and creation of a new health equity strategy focused on overcoming the geographic and socio-economic barriers to treatment in a sustainable way. The Committee also considered the progress made on our overall SSI priorities described in more detail beginning on page 70.
Overall pipeline performance and key milestones are described in more detail on page 69.
For Mr. Elkins, in the role of Chief Financial Officer, the Committee considered his: (i) contribution toward the company’s 2025 Financial Performance, noting strong performance in delivering top-line sales above budget and advancement of our initiative to achieve $2 billion in cost savings by the end of 2027, primarily being reinvested to fund innovation and drive growth; (ii) leadership in forecasting key drivers of performance to maximize strategic allocation of resources, including driving a consistent, balanced approach to capital allocation focused on prioritizing investment for growth through business development, debt reduction, including the attainment of the Company’s debt repayment target of $10 billion ahead of our initial 2026 timeline, along with a commitment to the dividend; (iii) critical role supporting the 2025 Business Development Transactions, including through financial assessments, diligence, oversight of deal financing arrangements, integration planning, including related to organizational design, synergy capture and talent management; (iv) role in robust scenario planning around political and business risks in navigating a complex and evolving macro-environment; and (v) leadership evolving an integrated and effective finance organization that is poised to support execution of the company’s strategy.
For Dr. Massacesi, in the role of Chief Medical Officer, Head of Development, the Committee considered his: (i) leadership of the drug development organization, including rapid integration and comprehensive review of drug development governance programs and initiatives, and contributions to our 2025 R&D Performance during his tenure; (ii) significant oversight of portfolio prioritization efforts, including substantial progress against key enterprise initiatives designed to support acceleration of our R&D engine, enhance productivity and optimize portfolio management; (iii) contributions to onboard strategic data partnerships and innovations to enhance clinical success rates, optimize study design, and expand the use of artificial intelligence and automation throughout development; and (iv) his role in rewiring and strengthening the drug development organization, including re-evaluation of resource allocation and investment models to optimize development performance across the company’s portfolio. Overall pipeline performance and key milestones are described in more detail on page 69.
For Mr. Lenkowsky, in the role of Chief Commercial Officer, the Committee considered his: (i) contribution toward 2025 Financial Performance, including strong execution of sales strategy across key products such as Reblozyl, Camzyos, Eliquis and our immuno-oncology portfolio, resulting in sales performance that surpassed expectations over the past six consecutive quarters; (ii) leadership across successful, key commercial launches, including Opdivo Qvantig and continued improvement for Cobenfy through focused acceleration plans; (iii) leadership on key strategic initiatives, including our 2025 Business Development Transaction with BioNTech for the co-development and co-commercialization of pumitamig, and (iv) leadership evolving the commercial department to improve efficiency and timelines in support of major product launches.
For Mr. Meyers, in the role of Chief Digital & Technology Officer, the Committee considered his: (i) leadership in driving transformation and innovation at scale across the business, and in simplifying and strengthening scientific and digital foundations; (ii) leadership in driving enterprise-wide adoption and implementation of artificial intelligence tools and technologies, directly impacting the discovery, development and delivery of medicines; (iii) contributions to our rewiring BMS initiative, currently tracking towards approximately $2 billion in structural costs and accelerating decision-making across the business by the end of 2027; and (iv) leadership in evolving processes and driving significant cost savings across R&D, manufacturing and IT operations.
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Compensation Discussion and Analysis
2025 Annual Incentive Plan Program Outcomes
The payouts for the 2025 annual incentive plan were based on each Named Executive Officer’s target bonus amount and the Company Performance Factor.
Company performance results for the year led to a Company Performance Factor of 157.66% for 2025. The calculation was based on the following performance against goals:

Performance Measure	Target	Actual	% of Target	Resulting Payout Percentage

Non-GAAP Operating Income ($M)	$16,850	$18,484	109.7%	187.23%
Growth Portfolio Revenue (Ex-FX) ($M)	$24,850	$26,232	105.6%	161.39%
Pipeline	3	3.0	100%	100.00%
SSI Scorecard	3	5.0	166.7%	200.00%
Total			111.5%	157.66%
Pipeline Performance
For the pipeline metric, the S&T Committee annually reviews performance in the near-term value and long-term growth potential categories and holistically assesses the quality of the results to determine a performance score using a scale of one to five, with three being target.
For 2025, we met our target goal range for near-term goals related to submissions, while exceeded our target goal range Approvals, with a few high value targets achieved, including (A) Breyanzi for adults with relapsed or refractory FL and MCL in the EU, (B) Camzyos for the treatment of symptomatic obstructive HCM in Japan, (C) Opdivo + Yervoy as a first-line treatment of adult patients with unresectable or advanced HCC in both the U.S. and the EU, (D) Opdivo + Yervoy for first-line treatment of adults and pediatric patients 12 years and older with unresectable or metastatic MSI-High or dMMR colorectal cancer in the U.S. and Japan, (E) Opdivo as a perioperative regimen for resectable high risk NSCLC in the EU, (F) Opdivo Qvantig for use across multiple adult solid tumors in the EU, and (G) Breyanzi for the treatment of adults with relapsed or refractory MZL in the U.S. For our 2025 long-term goals, we exceeded our goal ranges for Priority Study Execution, including nine high-value studies meeting their execution goals, and achieved our goal for Proof of Concept Decisions and IND approvals.
We delivered positive results while also evolving our R&D organization, transforming ways of working and accelerating the portfolio despite increased competition and an evolving regulatory and macro-economic environment. The S&T Committee considered the specific milestones that were achieved and those that were not achieved and determined, based on a holistic review, to recommend a pipeline score of 3, reflecting our overall target, and which the Committee approved. In making its recommendation, the S&T Committee took into account: (i) the degree of difficulty of achievement; (ii) the achievement of a subset of our high value milestones for submissions and approvals; (iii) the number of priority studies that exceeded their operating targets (13/26); (iv) the acceleration of the portfolio despite increased competition and an evolving regulatory and macro-economic environment; and (v) the impact the achievement of those goals has on the long- and short-term sustainability of our pipeline for our shareholders and our patients.
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Compensation Discussion and Analysis
The following results were among the inputs considered in determining the pipeline score:

Near-Term Value 31 Goals Achieved (Target 25-28)	Approvals
•Exceeded goal with 18 approvals (target 12-14); achieved 7 high-value approval goals, including:
◦Opdivo + Yervoy for 1L HCC (US, CN)
◦Opdivo + Yervoy for 1L MSI-High CRC (US, JP)
◦Opdivo Peri-adjuvant for NSCLC (EU) for 3L+ CLL (US)
◦Camzyos for obstructive hypertrophic cardiomyopathy (oHCM) (CN)

Submissions
•Achieved goal with 13 submissions (target 11-13); no significant high-value submissions, but two incremental high-value goals achieved, including for iberdomide as a combination therapy for the treatment of patients with relapsed or refractory multiple myeloma.

Long-Term Growth Potential 36 Goals Achieved (Target 29-34)	IND/CTA Approvals	•Achieved 10 Investigational New Drug/Clinical Trial Authorization (IND/CTA) Approvals (target 9-11), but with delay of one high-potential program, which was achieved in the first quarter of 2026.
	Priority Study Execution	•Exceeded Priority Study Execution (PSE) goal, with 22 priority studies achieving or exceeding execution goals (target 16-18).
Proof of Concept “Go/No-go” Decisions
•Achieved our Proof of Concept (PoC) ‘Go/No-go’ Decisions goal, with a total of 4 decisions (target 4-5), including achievement of making a ‘Go’ decision for at least one high value program that was out-licensed in connection with the Company's business development transaction with Bain Capital.

Sustainability & Social Impact Scorecard Performance
For the SSI Scorecard metric, the Committee determines performance on a scale of 1-5 based on a quantitative assessment of achievement of the 2025 goals and a qualitative assessment of the relative impact of the goals. For 2025, based on the results we achieved, the CMDC determined that a score of 5 was appropriate for this metric.

	Scorecard Element	2025 Goals	Results

Sustainability	Progress towards sustainability commitments	•Scopes 1 & 2 absolute GHG emissions lower or equal to 290 kilotons of CO2-equivalent •At least 60% of BMS supplier emissions are covered by a science-based or science-aligned target or commitment	Exceeded (283 kilotons) Exceeded (63%)
People & Culture and Social Responsibility	Progress on patient access	•17 filings in LMIC countries in support of expanding access in order to meet long-term goal of increasing the number of patients in LMICs	Exceeded (26 filings)
	Employee culture evolution trends	•Average Culture score between 70 and 72	Exceeded (average of 73)
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Compensation Discussion and Analysis
2025 Annual Incentive Award Payouts
The actual annual incentive awards paid to our Named Executive Officers are shown in the following table and can also be found in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. These payouts represent a Company Performance Factor of 157.66% applied to each of the Named Executive Officer’s target opportunity.

Executive	Target Incentive Award ($)	Actual Payout: Applying Company Performance Factor(1) ($)

Christopher S. Boerner, Ph.D.	2,381,507	3,754,684
David V. Elkins	1,141,370	1,799,484
Cristian Massacesi, M.D.	419,178	660,876
Adam Lenkowsky	1,138,356	1,794,732
Greg Meyers	1,058,630	1,669,036
(1)Adjusted to reflect Company Performance Factor (financial, pipeline and sustainability metrics performance) earned at 157.66%.
2025 Long-Term Incentive Payout
Outcomes of the 2022-2024 PSU Grant
The following table summarizes the payout factor relating to the 2022-2024 PSU granted as part of our recurring long-term incentive program that vested in 2025. The 2022-2024 PSU grant, granted on March 10, 2022, and having a three-year performance cycle was evaluated and certified in March 2025. The following table summarizes the outcome for each of the metrics included in the 2022 PSU grants and the associated payout level in terms of percentage of target shares.

Performance Metric	Target	Actual(2)	% of Target	Resulting Payout Percentage

Cumulative 3-Year Total Revenues, Net of Foreign Exchange ($=MM)(1)	$148,176	$145,281	98.00%	96.74%
Cumulative 3-Year Non-GAAP Operating Margin	41.40%	41.00%	99.10%	97.70%
3-Year Relative TSR (TSR Percentile Rank)	50.0%ile	15.3%ile		0%
Total				63.12%
(1)Actual Total Revenues are restated to the 2022 Budget Rate.
(2)Includes adjustments for (i) SEC reporting change in 2022 to account for the net impact of IPRD & Licensing Income items that are no longer specified, (ii) the transfer of the Company’s commercial operations in Russia to a third-party distributor, (iii) 2022-2024 business development activities, and (iv) timing of the generic competition for Eliquis in the UK and the Netherlands.
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Compensation Discussion and Analysis
MSU Grant Performance Results
The following table summarizes the payout factors relating to the outstanding MSU tranches granted as part of our recurring long-term incentive program prior to 2024 that vested in 2025. Each award of MSUs granted prior to 2024 vests 25% on each of the first four anniversaries of the grant date, and the number of shares received by an executive upon vesting increases or decreases depending on the performance of our stock price during the one-, two-, three- and four-year performance periods. At vest, a factor is applied to the target number of MSUs to determine the total number of units vesting. The payout factor is a ratio of the 10-day average closing price on the measurement date divided by the 10-day average closing price on the grant date (March 10). The measurement date is the February 28 immediately preceding the vesting date. The minimum performance that must be achieved to earn any payout for awards granted in 2022 and 2023 is 80% and 60% for awards granted prior to 2022. The maximum payout factor is 225% for awards granted in 2022 and 2023 and 200% for awards granted prior to 2022. If our stock price performance is below 80% or 60%, respectively, then the portion of the award scheduled to vest will be forfeited.

Grant Date	Vesting Date	Years in Total Performance Period	Payout Factor (%)

March 10, 2021	March 10, 2025	4 of 4	93.10
March 10, 2022	March 10, 2025	3 of 4	82.56
March 10, 2023	March 10, 2025	2 of 4	82.96
In addition to the foregoing MSU awards, Dr. Boerner received a one-time MSU award granted in November 2023 in connection with his appointment as CEO, and Mr. Lenkowsky received one-time MSU award granted in May 2023 in connection with his appointment as Chief Commercialization Officer. Dr. Boerner’s second tranche of the one-time MSU award vested on November 1, 2025 with a 81.66% payout factor, and Mr. Lenkowsky’s second tranche of the one-time MSU award was forfeited as the applicable threshold performance was not met as of the measurement date.
Restricted Stock Units
Restricted stock units may be granted selectively to executives at other times of the year generally, as inducement grants as part of an offer in attracting candidates to BMS, for retaining employees, or for providing special recognition, such as when an employee assumes significant increases in responsibility. Among our Named Executive Officers, the Committee granted (i) a restricted stock unit award to Dr. Massacesi valued at $9.6M on August 1, 2025 in connection with a buy-out in recruiting him to join the Company and (ii) a one-time restricted stock unit award to Mr. Lenkowsky valued at $1.0M on November 3, 2025 provided to recognize his contributions and value to the company. These awards will vest in four and three equal installments on the first four and three anniversaries of the grant dates, respectively. These awards are included in the “Stock Awards” column of the 2025 Summary Compensation Table on page 79.
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Compensation Discussion and Analysis
Executive Compensation Governance Practices
Best Practice Compensation Governance
We maintain a number of compensation governance best practices for our executive officers, which support our overarching compensation philosophy and are fully aligned with our compensation principles, as discussed in the following section. Our compensation practices also align with input we have received from shareholders.

What We Do:		What We Do Not Do:

✓	100% performance-based annual and long-term incentives	X	Provide guaranteed incentives

✓	Caps on the payouts under our annual and long-term incentive award programs	X	Allow speculative and hedging transactions

✓	Robust share ownership and share retention guidelines	X	Allow pledging shares and holding them in a margin account

✓	Neutralize share buyback impact on share-denominated compensation metrics	X	Create the potential for windfall gains

✓	Robust recoupment and clawback policies	X	Enter into employment contracts

✓	Proactive shareholder engagement	X	Re-price or backdate of equity awards

✓	“Double trigger” change-in-control compensation arrangements	X	Provide unusual or excessive perquisites

Management Accountability & Compensation Recoupment
BMS employs a number of long-standing compensation best practices, which are designed to engage our employees and align pay to the achievement of both our short-term and long-term goals, the achievement of our mission, delivery of value to our shareholders, and reinforcement of BMS Values.
In 2020, the company participated in an incentive deferral working group with members of Investors for Opioid and Pharmaceutical Accountability (“IOPA”). The participants included shareholders and corporate representatives from the pharmaceutical industry who worked to develop a set of principles that focus on incentive deferrals as one strategy to assist boards in recouping compensation in the event of misconduct.
We welcomed the opportunity to participate in the incentive deferral working group with other members of IOPA and provide greater insight into our existing compensation principles on this matter. The elements of our compensation plan that we discussed included our recoupment and clawback policy, share retention guidelines, long-term incentive performance periods and executive pre-clearance process for transactions involving company securities. We believe the many components of our plan provide the company with the ability to hold our executives accountable and recoup compensation in the event of misconduct. We are pleased that our long-standing practices meet the objectives outlined by shareholders within the working group.
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Compensation Discussion and Analysis
The disclosures in the following chart, with additional detail following, highlight the levers the Committee could potentially use to hold executives accountable in the event they engage in any misconduct. This reflects and was responsive to the shareholders’ feedback and consistent with our shared desired outcome of greater transparency and disclosure.

Share Retention Requirements for Executives
Maximum flexibility of the Committee in ensuring that our pay programs are aligned with executives acting in the best interests of our shareholders
1

Pre-Clearance Process for Section 16 Officers

2

Clawback and Recoupment of Compensation Policies

3

Reduction or Elimination of Current Year Bonus & Equity Award

4

Forfeiture Provisions

5

Share Ownership and Retention Policy
In order to preserve the link between the interests of our Named Executive Officers and those of our shareholders, certain senior executives, including our Named Executive Officers, are expected to use the shares acquired upon the vesting of (i) Performance Share Unit awards, (ii) Market Share Unit awards, and (iii) Restricted Stock Unit awards, if any, after satisfying the applicable taxes, to establish and maintain a significant level of direct ownership. This same expectation applies to shares acquired upon the exercise of any previously granted stock options. We continue to maintain long-standing share ownership expectations for our senior executives. Our current Named Executive Officers all comply with their ownership and retention requirements, as detailed in the following table:

	Share Retention Policy—applied to all shares acquired, net of taxes

Executive[1]	Stock Ownership Guideline as a Multiple of Salary	Prior to Achieving Guideline[2]	After Achieving Guideline[3]	2025 Compliance with Share Ownership and Retention Policy

Christopher S. Boerner, Ph.D.	6 x	100%	75% for 1 year	Yes
David V. Elkins	3 x	100%	75% for 1 year	Yes
Adam Lenkowsky	3 x	100%	75% for 1 year	Yes
Cristian Massacesi, M.D.[4]	3 x	100%	75% for 1 year	Yes
Greg Meyers	3 x	100%	75% for 1 year	Yes
(1)Effective August 1, 2025, Dr. Hirawat no longer served as EVP and Chief Medical Officer, Head of Development. Prior to his departure, Dr. Hirawat was in compliance with the share ownership and retention policy thresholds applicable to him.
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Compensation Discussion and Analysis
(2)Our share retention policy requires executives to hold 100% of all vested shares until they have met their share retention requirement.
(3)Our share retention policy requires executives to hold 75% of all newly acquired shares for one year after vesting even if they have met their share retention requirement.
(4)Dr. Massacesi was appointed as EVP and Chief Medical Officer, Head of Development effective August 1, 2025.
Pre-clearance for Section 16 Officers
All members of the Board and all other Section 16 Officers, including our Named Executive Officers, must obtain pre-clearance from the Corporate Secretary’s office prior to making any sale, purchase, stock option exercise, gift, or other transaction in company securities. We work with our equity plan administrator to restrict the account of all Section 16 Officers, effectively restricting any activity in their brokerage accounts related to our company securities. This restriction and requirement for pre-clearance are mechanisms the company uses to administer our securities trading policy, the share ownership requirements for executives and our clawback policy. Together, these help to ensure that our senior executives act in the best interest of BMS and our shareholders.
Clawback and Recoupment of Compensation Policies
Recoupment of Compensation for Compliance, Restatement and Other Contractual Violations
We maintain robust incentive compensation recoupment or “clawback” policies and practices for use in the event of certain compliance violations, conduct relating to the restatement of our financial statements, and/or violations of certain covenants set forth in our equity awards (collectively, the “Recoupment and Clawback Policies”). Our Recoupment and Clawback Policies include clawback provisions relating to our short-term and long-term incentive programs, including related to stock options, restricted stock units, performance share units and market share units. The following table provides further examples of the operation of our Recoupment and Clawback Policies.

Recoupment in Restatement Situations	Recoupment of Compensation for Compliance Violations	Recoupment for Violations of LTI Award Agreements

If an executive or other employee,

engaged in misconduct	engaged in misconduct or failed to appropriately supervise an employee who engaged in misconduct	engaged in misconduct

and the misconduct

caused or partially caused restatement of financial results
was a material violation of a company policy relating to the research, development, manufacturing, sales or marketing of pharmaceutical products, which resulted in a significant negative impact on our results of operations or market capitalization was either (i) a violation of non-competition or non-solicitation award agreement provisions or (ii) resulted in termination of employment and caused detriments to company interest then the Company can seek reimbursement/recoupment of:

Short-Term Incentive Awards		Long-Term Incentive Awards
(1)Under the annual incentive plan, employees who are involuntarily terminated for misconduct or other conduct deemed detrimental to the interests of the company prior to payment are not eligible to receive an annual incentive payout. In 2005, the Board adopted a policy wherein the Board will seek reimbursement of annual incentive awards paid to an executive if such executive engaged in
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Compensation Discussion and Analysis
misconduct that caused or partially caused a restatement of financial results. The clawback amount will also include reasonable interest, where applicable.
(2)With respect to violations of covenants in an award agreement, recoupment may require that (i) any portion of unvested and unsettled awards will be rescinded, (ii) vested but unsettled awards will be forfeited, and (iii) an employee must return shares received from awards that were vested and settled in the 12-months before the violation.
In addition to the foregoing remedies, the company also retains discretion to refrain from awarding or reduce the total value of any future annual incentive award or long-term incentive award in connection with any violation of matters set forth in the Recoupment and Clawback Policies.
Our Recoupment of Compensation for Compliance Violations Policies and Procedures also provides that, if legally permissible, the company will publicly disclose whenever a decision has been made to use such policy, so long as the underlying event has already been publicly disclosed with the SEC.
Additional details relating to the scope and operation of our Recoupment and Clawback Policies may be viewed on our website at www.bms.com.
Recoupment of Compensation for Restatements
In addition to our Recoupment and Clawback Policies, effective December 2023, the Committee also approved a separate policy for the Recoupment of Compensation for Accounting Restatements (the “Restatement Recoupment Policy”), which is required pursuant to and consistent with Rule 303A.14 of the NYSE, and applies to current and certain former executive officers. The Restatement Recoupment Policy requires the Board to recoup excess compensation paid to covered executive officers as a result of a financial statement restatement, regardless of any misconduct, fault or illegal activity on the part of the covered executive officer.
Forfeiture of Long-Term Equity Awards
In general, in the event of retirement or a qualifying involuntary termination (upon signing a general release), employees are eligible to vest in a pro-rata portion of unvested RSUs, PSUs, and MSUs, subject to meeting applicable performance goals; acceleration of vesting may apply to all unvested RSUs and MSUs in the event of retirement. However, executives who are terminated for misconduct or other conduct deemed to be detrimental to the interests of the company or a subsidiary thereof will forfeit any outstanding awards. As noted, these provisions help to ensure that executives act in the long-term best interest of BMS and our shareholders.
For further discussion on forfeiture provisions, please see the discussion under the header “Post-Termination Benefits” beginning on page 90.
Equity Grant Policy
The Committee’s policy covering equity and equity-based grants for our Named Executive Officers is as follows:
Approval of Awards
•Awards granted to the CEO must be approved by the Committee and recommended by the Committee to, and approved by at least 75% of, the independent Directors of our Board.
•The Committee approves awards to all other Named Executive Officers.
Grant Effective Date
Annual Awards
•Our regularly scheduled annual equity awards are approved on the date the Committee and full Board meet during the first week of March, with a grant effective date of March 10.
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Compensation Discussion and Analysis
All Other Awards
•For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.
•For awards granted to new hires, the grant effective date is the first business day of the month following the employee’s hire date, except that if the employee’s hire date falls on the first business day of a given month, the grant effective date is the employee’s hire date.
In no event will the grant effective date precede the approval date of a given award or the hire date, as applicable. We do not time the disclosure of material non-public information, or the granting of equity-based grants, for the purpose of impacting the value of executive compensation.
Grant Price
•The grant price of awards is a 10-day average closing price (i.e., an average of the closing price on the grant date plus the 9 prior trading days). For stock options that may be granted under special circumstances, the grant price will be the closing price on the date of grant. No stock options have been granted to any of the Company’s officers since 2009, with the exception of certain options granted as replacement awards in connection with the Celgene transaction.
Policy Prohibiting Hedging and Pledging
We consider it improper and inappropriate for our Directors, officers, and other employees to engage in any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of our securities. As such, our insider trading policy prohibits all employees, including Directors and executive officers, from engaging in any speculative or hedging transactions or any other transactions that are designed to offset any decrease in the value of our securities. Our insider trading policy also prohibits all employees, including Directors and executive officers, from holding our securities in a margin account or pledging our securities as collateral for a loan except in certain limited circumstances pre-approved by our Corporate Secretary when a person wishes to pledge our securities as collateral for a loan and clearly demonstrates the ability to repay the loan without selling such securities. None of our Directors or executive officers has pledged shares of our stock as collateral for a loan or holds shares of our stock in a margin account.
Policy Prohibiting the Repricing of Stock Options Without Shareholder Consent
We have always maintained a consistent policy against the repricing of stock options. We believe this is a critical element in maintaining the integrity of the long-term compensation program and ensuring alignment of senior executives’ interests with the interests of shareholders. Our Board has adopted a formal policy prohibiting the repricing of stock options. This policy may be viewed on our website at www.bms.com.
Policy Regarding Shareholder Approval of Severance
Our Board has approved a policy that requires shareholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive’s base salary plus short-term incentive award. “Cash severance payments” exclude accrued incentive payments and non-cash amounts, such as the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on our website at www.bms.com.
Risk Assessment of Executive Compensation
The Committee annually reviews the compensation programs from a risk perspective. Based on that review of the compensation arrangements for our executives as detailed beginning on page 52, the Committee believes that our compensation program does not encourage executives to take excessive or inappropriate risks that could maximize short-term results at the expense of sustainable long-term value creation that may harm shareholder value.
The Committee’s ongoing review of our business strategy and our extensive shareholder engagement efforts have allowed our executive compensation program to maintain close alignment with our strategic focus and the perspectives of our shareholders.
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Compensation Discussion and Analysis
Our compensation program strives to strike an appropriate balance between short-term and long-term incentives, using a variety of metrics to assess performance and payout under our incentive programs, placing caps on our incentive award payout opportunities, following equity grant practices that limit potential for timing awards and having stock ownership and retention requirements. For example, our current long-term equity incentive program (60% Performance Share Units and 40% Market Share Units) incorporates the company’s stock price into its performance measures and generally magnifies the impact of changes in our stock price as well as relative total shareholder return performance over the mid-term and longer-term.
Also embedded in the Committee’s annual review is the ongoing assessment of enterprise risk, including reputational risks stemming from the dynamic external environment. In addition, we evaluate the performance of each of our executives based on a number of factors, including how they demonstrate our BMS Values in the execution of their day-to-day decisions. Those BMS Values include, among others, accountability, which helps us evaluate how well the executive manages risk. This evaluation is one input into the determination of incentive payout opportunities. Given the direct link between BMS Values and our executive compensation program’s emphasis on sustainable long-term value, we attempt to minimize and appropriately reduce the possibility that our executive officers will make excessively or inappropriately risky decisions that could maximize short-term results at the expense of sustainable long-term value creation for our shareholders.
Compensation and Management Development Committee Report
The Compensation and Management Development Committee of Bristol Myers Squibb has reviewed and discussed with management the “Compensation Discussion and Analysis” on pages 43 to 78 of this Proxy Statement as required under Item 402(b) of Regulation S-K. Based on its review and discussions with management, the Committee recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation and Management Development Committee
Peter J. Arduini, Chair
Deepak L. Bhatt, M.D., M.P.H., M.B.A.
Michael R. McMullen
Derica W. Rice
Karen H. Vousden, Ph.D.
Tax Implications of Executive Compensation Program
When setting executive compensation, we consider many factors, such as attracting and retaining executives and providing appropriate performance incentives. We also consider the after-tax cost to the company in establishing executive compensation programs, both individually and in the aggregate, but tax deductibility is not our sole consideration. Section 162(m) (“Section 162(m)”) of the Internal Revenue Code, as amended (the “Code”) generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer and the next three most highly compensated executive officers (as well as certain other officers who were covered employees in years after 2016). The 2017 Tax Act eliminated most of the exceptions from the $1 million deduction limit, except for certain arrangements in place as of November 2, 2017. As a result, most of the compensation payable to our Named Executive Officers in excess of $1 million per person in a year will not be fully deductible.
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Executive
Compensation Tables
Summary Compensation Table
The following tables and notes present the compensation provided to Christopher S. Boerner, Ph.D., Board Chair and Chief Executive Officer, David V. Elkins, EVP and Chief Financial Officer and the three other most highly compensated Executive Officers, as well as the Former EVP, Chief Medical Officer, Head of Development, Samit Hirawat, M.D.
Fiscal Years Ended December 31, 2025, 2024, and 2023

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)

Christopher S. Boerner, Ph.D. Board Chair and Chief Executive Officer	2025	1,586,346	0	16,061,399	3,754,684	0	477,490	21,879,919
	2024	1,536,538	0	13,643,063	3,235,581	0	372,436	18,787,618
	2023	1,256,921	0	5,326,178	1,567,098	0	311,636	8,461,833
David V. Elkins EVP and Chief Financial Officer	2025	1,140,442	0	5,981,513	1,799,484	0	256,151	9,177,590
	2024	1,115,000	0	5,778,244	1,564,234	0	250,093	8,707,571
	2023	1,106,176	0	4,882,143	866,318	0	311,663	7,166,300
Cristian Massacesi(7), M.D. EVP, Chief Medical Officer, Head of Development	2025	388,462	1,125,000	7,853,994	660,876	0	44,618	10,072,950
Adam Lenkowsky EVP, Chief Commercialization Officer	2025	1,131,731	0	6,136,800	1,794,732	27,060	250,029	9,340,352
Greg Meyers EVP, Chief Digital and Technology Officer	2025	1,072,692	0	4,209,168	1,669,036	0	230,277	7,181,173
Samit Hirawat(8), M.D. Former EVP, Chief Medical Officer, Head of Development	2025	964,904	0	5,815,320	928,658	0	2,625,351	10,334,233
	2024	1,115,000	0	5,617,762	1,564,234	0	289,018	8,586,014
	2023	1,103,781	0	3,616,394	1,234,117	0	279,335	6,233,627
(1)Reflects actual salary earned. Dr. Massacesi's 2025 salary was paid from August 1, 2025, the date he was hired as Executive Vice President and Chief Medical Officer, Head of Development, through the end of the year. For Dr. Hirawat, the 2025 salary was paid through his departure date, November 1, 2025.
(2)For 2025, for Dr. Massacesi, represents 50% of his cash sign-on bonus granted in connection with recruiting him to join the Company. The remaining 50% is scheduled to be paid on the one-year anniversary of his hire date.
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Executive Compensation Tables
(3)Represents aggregate grant date fair value under FASB ASC Topic 718 of RSU, MSU and PSU awards granted during a specified year. For 2025, for Dr. Massacesi, it reflects solely the value of RSUs which were awarded in connection with a buy-out in recruiting him to join the Company and constitutes a "make-whole" award to replace the value of his forfeited equity awards from his prior employer. Further information regarding these awards, including the assumptions made in determining their values, is disclosed in the Grants of Plan-Based Awards Table in the Proxy Statements for the specified years. For PSU awards, the following represents the aggregate value based on the maximum number of shares that can be earned for the awards granted in the specified years.

	Performance Share Units ($)

Name	2023	2024	2025

Christopher S. Boerner, Ph.D.	5,325,883	12,371,347	14,429,581
David V. Elkins	4,865,228	5,239,599	5,373,769
Cristian Massacesi, M.D.	n.a.	n.a.	n.a.
Adam Lenkowsky	n.a.	n.a.	4,677,199
Greg Meyers	n.a.	n.a.	3,781,538
Samit Hirawat, M.D.	3,603,884	5,094,094	5,224,526
(4)Represents incentive award earned under our Company's annual incentive plan. For 2025, the payments were made on March 13, 2026. For 2024, the payments were made on March 14, 2025. For 2023, the payments were made on March 6, 2024. Dr. Massacesi's 2025 target incentive award was prorated based on his date of hire. Dr. Hirawat's 2025 target incentive was pro-rated based on his separation date.
(5)Includes increase in estimated value of accrued pension benefits under the BEP-Retirement Plan during the year. The Company does not pay above-market interest rates on deferred compensation. The present value of the accrued pension benefits for Mr. Lenkowsky, the only 2025 NEO participant in the BEP-Retirement Plan, increased over the previous year due to a lower discount rate, updated lump sum assumptions, and being one year closer to age 60.
(6)The amounts indicated for 2025 represent Company contributions to the Savings Plan and the BEP-SIP and value of perquisites. For Dr. Hirawat, the value additionally includes accrued severance and payout of accrued vacation. The details of the components of this column are provided in the All Other Compensation table below, immediately following these footnotes.
(7)Dr. Massacesi was appointed EVP, Chief Medical Officer, Head of Development effective August 1, 2025.
(8)Dr. Hirawat departed from the Company on November 1, 2025.
All Other Compensation

Name	Year	Financial Counseling and Tax Preparation(a) ($)	Executive Physical(b) ($)	Air Travel(c) ($)	Company Contributions to Savings Plans(d) ($)	Executive Security(e) ($)	Total All Other Compensation (f) ($)

Christopher Boerner, Ph.D.	2025	0	7,005	0	433,973	36,511	477,490
David V. Elkins	2025	12,730	0	0	243,421	0	256,151
Cristian Massacesi, M.D.	2025	0	0	0	32,423	0	44,618
Adam Lenkowsky	2025	16,970	0	12,825	220,234	0	250,029
Greg Meyers	2025	16,970	3,695	0	209,612	0	230,277
Samit Hirawat, M.D.	2025	0	6,085	0	303,497	0	2,625,351
a.Reflects bills paid for financial counseling and tax preparation services during 2025.
b.Reflects bills paid for annual executive well-being checkups during 2025.
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c.We generally do not allow personal use of any aircraft. However, in certain exigent circumstances, an aircraft may be used for personal travel. We determined that the benefit to the Company for our CCO, Adam Lenkowsky, to use one of our aircraft arrangements for one-time personal travel due to exigent circumstances outweighed the incremental cost to the Company. The value reflects the incremental cost to the Company for personal use of the aircraft. We did not reimburse Mr. Lenkowsky for the taxes he paid. On very limited occasions, and subject to seat availability, family members may accompany our Named Executive Officers on an aircraft. On occasion, a family member accompanied Dr. Boerner, at no incremental cost to the Company, when traveling on the Company's NetJets and HeliFlite accounts on business. Dr. Boerner paid the taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. We did not reimburse Dr. Boerner for the taxes he paid.
d.Represent Company contributions to the Savings Plan and BEP-SIP.
e.Reflects cost of residential security system at Dr. Boerner’s residence.
f.For Dr. Hirawat the value additionally includes (i) accrued severance in the amount of $2,230,000 paid in March 2026 and (ii) payout of accrued vacation in the amount of $85,769, both in connection with his separation from the Company. For Dr. Massacesi, the value additionally includes the reimbursement of legal fees incurred in negotiating his employment offer in the amount of $12,195.
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Executive Compensation Tables
Grants of Plan-Based Awards
2025 Fiscal Year

Name	Award Type	Grant Date(1)	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)				All Other Stock Awards: # of Shares of Stock of Units ($)		Grant Date Fair Value of Stock and Option Awards ($)

				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Christopher S. Boerner, Ph.D.	AIP			119,075	2,381,507	4,763,014
	PSU	03/10/25	03/03/25				0	145,607	291,214	(3)			9,132,471	(7)
	MSU	03/10/25	03/03/25				48,536	97,071	218,410	(4)			6,928,928	(8)
David V. Elkins	AIP			57,068	1,141,370	2,282,740
	PSU	03/10/25	03/03/25				0	54,226	108,452	(3)			3,401,055	(7)
	MSU	03/10/25	03/03/25				18,076	36,151	81,340	(4)			2,580,458	(8)
Cristian Massacesi, M.D.	AIP			20,959	419,178	838,356
	RSU	08/01/25	07/02/25								204,691	(5)	7,853,994	(9)
Adam Lenkowsky	AIP			56,918	1,138,356	2,276,712
	PSU	03/10/25	03/03/25				0	47,197	94,394	(3)			2,960,196	(7)
	MSU	03/10/25	03/03/25				15,732	31,464	70,794	(4)			2,245,900	(8)
	RSU	11/03/25	10/23/25								22,568	(6)	930,704	(10)
Greg Meyers	AIP			52,932	1,058,630	2,117,260
	PSU	03/10/25	03/03/25				0	38,159	76,318	(3)			2,393,332	(7)
	MSU	03/10/25	03/03/25				12,720	25,439	57,238	(4)			1,815,836	(8)
Samit Hirawat, M.D.(11)	AIP			55,750	1,115,000	2,230,000
	PSU	03/10/25	03/03/25				0	52,720	105,440	(3)			3,306,598	(7)
	MSU	03/10/25	03/03/25				17,573	35,146	79,079	(4)			2,508,721	(8)
(1)These equity awards were granted under our 2021 Stock Award and Incentive Plan.
(2)Target payouts under the 2025 annual incentive plan ("AIP") are based on a targeted percentage of annual base salary. The Committee reviews Company performance in determining the actual incentive award as reported in the Summary Compensation Table. The Company performance for 2025 was based 35% on growth portfolio revenue, 30% on non-GAAP operating income, 25% on pipeline performance, and 10% on the SSI Scorecard metric. Maximum represents the maximum individual incentive award allowable under the 2025 AIP and for the Named Executive Officers, this is 200% of his or her target. For 2025, threshold payout for financial measures was 25% of target and for pipeline and SSI Scorecard was 50% of target. The threshold column above reflects the lowest possible combined payout of 5% of target based on the threshold payout on the least weighted metric.
(3)Reflects PSUs which cliff vest on the third anniversary of the grant date. Performance targets under these PSUs are based 40% on 3-year cumulative growth portfolio revenue (net of foreign exchange), 25% on 3-year cumulative non-GAAP operating income, and 35% on 3-year relative TSR CAGR versus our peer group. The threshold payout for financial measures is 50% of target and for relative TSR CAGR extends to a 0% payout. The threshold column above reflects the lowest possible combined payout of 0% of target. The maximum performance will result in a payout of 200% of target. PSUs do not accrue dividend equivalents.
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(4)Reflects MSUs which cliff vest on the third anniversary of the grant date. Each MSU converts into the number of shares of Common Stock determined by applying a payout factor to the target number of shares. The payout factor is the greater of the Total Return and relative TSR Floor. Total Return is a ratio of Common Stock price on the February 28 measurement date plus the nine prior trading days, inclusive of the value of accumulated dividends, divided by the average Common Stock price on the grant date (also a 10-day average). The minimum performance that must be achieved to earn a payout on the Total Return is 80% of the grant date stock price. The maximum payout factor on Total Return is 225% of target. rTSR Floor performance is based on the Company’s TSR percentile rank among peer companies. Threshold payout is 50% of target. Maximum payout is 100% of target.
(5)Reflects RSUs which vest in equal annual installments on the first four anniversaries of the grant date.
(6)Reflects RSUs which vest in equal annual installments on the first three anniversaries of the grant date.
(7)Fair value for the portion of these PSUs related to the relative TSR CAGR measure (35% weighting) is estimated as of the date of grant on March 10, 2025 using a Monte Carlo simulation. Estimated fair value of this portion was determined to be $75.29, which represents 119.3% of the grant date closing Common Stock price of $63.11 on March 10, 2025. The assumptions used in this Monte Carlo simulation were as follows: volatility for the Company of 23.3%, the average for the peers of 22.7% and correlation co-efficient average of 27.8% based on three-year historical stock price data; assumed dividend yield of 3.93% based on the most recent annualized payment of $2.48 per share and the grant date stock price of $63.11; the Company’s starting TSR of 5.6% and the average for the peers of 2.2%, and a risk-free rate of 3.91%. Fair value for the remaining portion of these PSUs, related to Company financial measures (65% weighting), is calculated based on the grant date closing Common Stock price of $63.11 on March 10, 2025 and a probable outcome of a 100% payout, discounted for the lack of dividends. Estimated fair value of this portion was determined to be $55.96, which represents 88.7% of the grant date closing Common Stock price of $63.11. Therefore, the estimated grant date fair value for the whole PSU award equals $62.72, which represents 99.4% of the grant date closing Common Stock price of $63.11.
(8)Fair value of these MSUs is estimated as of the date of grant on March 10, 2025 using a Monte Carlo simulation. Estimated fair value was determined to be $71.38, which represents 113.1% of the grant date closing Common Stock price of $63.11 on March 10, 2025. The assumptions used in the Monte Carlo simulation were as follows: volatility for the Company of 23.3%, the average for the peers of 22.7%, correlation co-efficient average of 27.8% based on three-year historical stock price data; assumed dividend yield of 3.93% based on the most recent annualized payment of $2.48 per share and the grant date stock price of $63.11; the Company’s starting TSR and starting Total Return of 5.6%, the average starting TSR for the peers of 2.2%, and risk-free rate of 3.91%.
(9)The fair value of these RSUs is calculated based on the grant date closing Common Stock price of $44.23 on August 1, 2025, discounted for the lack of dividends. Estimated fair value was determined to be $38.37, which represents 86.8% of the grant date closing Common Stock price of $44.23.
(10)The fair value of these RSUs is calculated based on the grant date closing Common Stock price of $46.02 on November 3, 2025, discounted for the lack of dividends. Estimated fair value was determined to be $41.24, which represents 89.6% of the grant date closing Common Stock price of $46.02.
(11)Dr. Hirawat's 2025 equity awards were pro-rated upon his departure from the Company on November 1, 2025 and will vest on the third anniversary of the grant date, subject to a payout factor. His target bonus amount was pro-rated based on his departure date and paid out at target performance upon his departure.
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Executive Compensation Tables
Outstanding Equity Awards at Fiscal Year-End
2025 Fiscal Year

			Stock Awards

Name	Grant Date/ Performance Award Period	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(1)(2) ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested(2) ($)

Christopher S. Boerner, Ph.D.	1/1/2023-2/28/2026				58,186	(3)	3,138,553
	1/1/2024-2/28/2027				148,026	(4)	7,984,522
	1/1/2025-2/28/2028				145,607	(5)	7,854,042
	3/10/2022				6,618	(6)	356,975
	3/10/2023				13,466	(6)	726,356
	11/1/2023				5,930	(6)	319,864
	3/10/2024				49,342	(8)	2,661,507
	3/10/2025				48,536	(8)	2,618,005
David V. Elkins	1/1/2023-2/28/2026				47,424	(3)	2,558,051
	1/1/2024-2/28/2027				62,693	(4)	3,381,660
	1/1/2025-2/28/2028				54,226	(5)	2,924,950
	3/10/2022				7,654	(6)	412,857
	3/10/2023				15,808	(6)	852,684
	3/10/2024				20,898	(8)	1,127,238
	3/10/2025				18,076	(8)	974,992
Cristian Massacesi, M.D.	8/1/2025	204,691	11,041,033	(9)
Adam Lenkowsky	1/1/2023-2/28/2026				20,243	(3)	1,091,907
	1/1/2024-2/28/2027				31,347	(4)	1,690,857
	1/1/2025-2/28/2028				47,197	(5)	2,545,806
	3/10/2022				1,828	(6)	98,602
	3/10/2023				4,001	(6)	215,814
	5/1/2023				2,198	(7)	118,582
	3/10/2024				10,449	(8)	563,619
	3/10/2025				15,732	(8)	848,584
	11/3/2025	22,568	1,217,318	(10)
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Executive Compensation Tables

			Stock Awards

Name	Grant Date/ Performance Award Period	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(1)(2) ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested(2) ($)

Greg Meyers	1/1/2023-2/28/2026				19,760	(3)	1,065,854
	1/1/2024-2/28/2027				29,025	(4)	1,565,609
	1/1/2025-2/28/2028				38,159	(5)	2,058,296
	3/10/2022				2,839	(6)	153,136
	3/10/2023				6,587	(6)	355,303
	3/10/2024				9,675	(8)	521,870
	3/10/2025				12,720	(8)	686,090
	2/1/2022	2,543	137,169	(9)
	11/1/2024	12,562	677,594	(10)
Samit Hirawat, M.D.	1/1/2023-2/28/2026				31,055	(3)	1,675,107
	1/1/2024-2/28/2027				33,540	(4)	1,809,148
	1/1/2025-2/28/2028				11,411	(5)	615,509
	3/10/2024				11,180	(8)	603,049
	3/10/2025				3,804	(8)	205,161
(1)Represents RSUs outstanding as of December 31, 2025.
(2)Values are based on the closing Common Stock price on December 31, 2025 of $53.94.
(3)Represents target number of PSUs granted under the 2023-2025 award at target payout of 100%. The award vested on March 10, 2026.
(4)Represents target number of PSUs granted under the 2024-2026 award at target payout of 100%. These PSUs cliff vest on the third anniversary of the grant date, subject to a payout factor.
(5)Represents target number of PSUs granted under the 2025-2027 award at target payout of 100%. These PSUs cliff vest on the third anniversary of the grant date, subject to a payout factor.
(6)Represents MSUs at target payout of 100%. These MSUs vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.
(7)Represents MSUs at threshold payout of 80%. These MSUs vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.
(8)Represents MSUs at the lowest possible threshold payout of 50%. These MSUs cliff vest on the third anniversary of the grant date.
(9)These RSUs vest in four equal installments on each of the first, second, third, and fourth anniversaries of the grant date.
(10)These RSUs vest in three equal installments on each of the first, second, and third anniversaries of the grant date.
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Option Exercises and Stock Vested
2025 Fiscal Year

	Stock Awards(1)

Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting(2) ($)

Christopher S. Boerner, Ph.D.	0	0	(3)
	19,971	1,219,133	(4)
	25,059	1,581,473	(5)
David V. Elkins	0	0	(3)
	20,364	1,285,172	(4)
	28,982	1,829,054	(5)
Cristian Massacesi, M.D.	0	0	(3)
	0	0	(4)
	0	0	(5)
Adam Lenkowsky	0	0	(3)
	4,939	311,700	(4)
	6,915	436,406	(5)
Greg Meyers	8,824	439,276	(3)
	5,073	320,157	(4)
	10,744	678,054	(5)
Samit Hirawat, M.D. (6)	0	0	(3)
	13,339	841,824	(4)
	18,048	1,139,009	(5)
(1)There were no stock options exercised by any of our Named Executive Officers in 2025.
(2)The value realized for each RSU, MSU and PSU award was determined by multiplying the number of units that vested by the closing share price of our Common Stock on the respective vesting date.
(3)Reflects RSUs that vested during 2025.
(4)Reflects MSUs that vested during 2025.
(5)Reflects payouts of the vested 2022-2024 PSUs based on the closing Common Stock price of $63.11 on March 10, 2025.
(6)MSUs vesting in 2025 in connection with Dr. Hirawat's departure from the Company on November 1, 2025 were forfeited as the 80% threshold performance to earn any payout was not achieved.
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Benefit Equalization Plan—Retirement Plan
The BEP—Retirement Plan is a non-qualified plan that provides income for employees after retirement in excess of the benefits that were payable under the Retirement Plan, a tax-qualified defined benefit plan that was terminated effective February 1, 2019.
By way of background, as of December 31, 2009, BMS discontinued service accruals under the Retirement Plan and the BEP—Retirement Plan in the U.S for active plan participants and closed the plans to new entrants. Active plan participants of the Retirement Plan at year end 2009 were provided five additional years of pay growth in the pension plan. Accordingly, 2014 was the last year of pay growth under the Retirement Plan and the BEP-Retirement Plan. Mr. Lenkowsky is the only 2025 NEO with a benefit under the BEP-Retirement Plan.
Employees whose pay or benefits exceeded the IRS qualified plan limits of the Retirement Plan were eligible for the BEP—Retirement Plan. The key plan provisions of the terminated Retirement Plan and the BEP—Retirement Plan are as follows:
•The retirement benefit generally equals:
◦2% x Final Average Compensation x Years of Service through December 31, 2009, up to 40, minus
◦1/70th of the Primary Social Security Benefit x Years of Service through December 31,2009, up to 40.
•Final Average Compensation equals the average of the five consecutive years out of the last ten years, ending December 31, 2014, in which the employee’s compensation was the highest. Compensation equals the base salary rate plus the higher of annual incentive awards earned or paid during the year. In the BEP—Retirement Plan, there are no limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Code.
•Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.
•Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is generally reduced by 4% for each year that the retirement age precedes age 60. The same reduction factors also apply to employees who satisfy certain requirements relating to involuntary termination (known as “Rule of 70”).
•Employees are 100% vested after attaining five years of service.
•The BEP—Retirement Plan pension is paid as a cash lump sum or, if eligible and an election is made at least 12 months prior to retirement, the lump sum may be credited to the BEP Savings Plan. The BEP-Retirement Plan is subject to Section 409A of the Code. Therefore, a distribution for an executive classified as a “Specified Employee” of the Company, as defined under Section 409A, is subject to a six-month delay following the executive’s separation from service in accordance with the Section 409A regulations.
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Present Value of Accumulated Pension Benefits
2025 Fiscal Year

Name	Plan Name	# of Years of Credited Service(1)	Present Value of Accumulated Benefits(2) ($)	Payments During Last Fiscal Year ($)

Christopher S. Boerner, Ph.D.(3)	Benefit Equalization Plan Retirement Plan	0	0	0
David V. Elkins(3)	Benefit Equalization Plan Retirement Plan	0	0	0
Cristian Massacesi, M.D.(3)	Benefit Equalization Plan Retirement Plan	0	0	0
Adam Lenkowsky	Benefit Equalization Plan Retirement Plan	13	329,305	0
Greg Meyers(3)	Benefit Equalization Plan Retirement Plan	0	0	0
Samit Hirawat, M.D.(3)	Benefit Equalization Plan Retirement Plan	0	0	0
(1)Reflects the years of credited service through December 31, 2009 at which time we discontinued service accruals under the BEP-Retirement Plan. The company terminated the US-RIP as of February 1, 2019.
(2)The present value of accumulated benefits was calculated based on the following assumptions which were used in the December 31, 2025 disclosure for the BEP-Retirement Plan:
•100% lump-sum utilization
•FTSE Pension Discount Curve rates as of the measurement date; and
•2026 IRS Applicable Mortality under Section 417(e) of the Code.
These assumptions are the same as those disclosed in conformity with generally accepted accounting principles. For active executives, payments are assumed to begin at age 60 for the BEP-Retirement Plan, the earliest age that employees are eligible for an unreduced pension, or current age if over age 60. The actual benefit received will vary based on age and interest rates at the time of retirement.
(3)Dr. Boerner, Mr. Elkins, Dr. Massacesi, Mr. Meyers, and Dr. Hirawat are not participants in any of the company's defined benefit pension plans.
Non-Qualified Deferred Compensation Plan
The BEP-Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their total eligible cash compensation and to receive company matching contribution credits in excess of contributions allowed under the Savings Plan. The Savings Plan is a tax-qualified plan, as defined under Sections 401(a) and 401(k) of the Code. Employees who are eligible to participate in the Savings Plan, and whose compensation and/or total contributions exceed the IRS qualified plan limits, are eligible for the BEP—Savings Plan. The key provisions of the BEP—Savings Plan are as follows:
•Employee deferrals to the BEP—Savings Plan begin, in accordance with an employee’s timely-filed election, once the employee’s total eligible compensation paid for the year exceeds the limit under Section 401(a)(17) of the Code, and/or total contributions to the Savings Plan exceed the limits under Section 415(c) of the Code.
•Employees may defer no less than 2% and up to 75% of their eligible BEP compensation.
•For 2025, the company matching contribution credit generally equals 100% of the employee’s contribution deferral credit on the first 6% of eligible BEP compensation that an employee elects to defer for each pay period (increasing to 7% for 2026).
•An additional, discretionary company contribution may be applied to each individual account in the qualified Savings Plan annually, in an amount based on a percentage of eligible cash compensation which, for 2025, is 3%. If the full
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amount of the annual additional company contribution cannot be made to the qualified Savings Plan account due to application of the Section 401(a)(17) limit on contributions and/or the Section 415(c) limit on contributions, the excess amount is credited to the employee’s account under the BEP-Savings Plan.
•The plan is unfunded. Benefits are paid from general assets of the Company.
•Employees may allocate their contributions among various notional investment options that provide different combinations of risk and return potential, and employees can generally elect to change their investment elections each business day.
•For amounts credited prior to January 2024, the employee’s full balance under the BEP—Savings Plan is paid following a separation from service, or, if eligible, an election can be made at least 12 months prior to a separation from service to defer payments until a later date that is no earlier than five (5) years following the date of separation from service. Effective for 2024 and later plan years, employees have the option each year of electing, for that year’s deferral, the form of payment of a termination distribution (lump sum payment or 2-15 year annual installments payable within 60 days after separation from service) and may also elect an optional in-service distribution of such amount (lump sum payment or 2-5 year annual installments payable at least 2 years after the deferral plan year) payable if the employee has not separated from service as of the designated in-service payment date. The BEP-Savings Plan is subject to Section 409A of the Code. Therefore, in all cases, a distribution for an executive classified as a “Specified Employee” of the Company, as defined under Section 409A of the Code, is subject to a six-month delay following the executive’s separation from service in accordance with the Section 409A regulations.
Non-Qualified Deferred Compensation Plan
2025 Fiscal Year

Name	Executive Contributions in 2025(1) ($)	Registrant Contributions in 2025(2) ($)	Aggregate Earnings in 2025(3) ($)	Aggregate Withdrawals/ Distributions in 2025 ($)	Aggregate Balance at December 31, 2025(2)(4) ($)

Christopher S. Boerner, Ph.D.(5)	313,035	402,473	767,127	0	6,000,456
David V. Elkins(5)	164,827	222,421	505,679	0	3,035,002
Cristian Massacesi, M.D.(5)	26,923	18,577	44	0	45,544
Adam Lenkowsky(5)	209,705	199,234	293,271	0	2,266,985
Greg Meyers(5)	125,747	195,766	147,875	0	1,201,368
Samit Hirawat, M.D.(5) (6)	217,914	280,643	419,864	0	3,041,033
(1)The contribution amounts in this column reflect the deferral of a portion of 2025 base salary and the 2024 annual incentive award that was paid in March 2025. The base salary deferral amount is included as 2025 Salary in the Summary Compensation Table. The 2024 annual incentive award deferral amount was also included as 2024 Non-Equity Incentive Plan Compensation in the 2024 Summary Compensation Table.
(2)The contribution amounts in this column are included as 2025 All Other Compensation in the Summary Compensation Table. Includes the additional annual registrant contributions earned in 2025 but credited to the BEP-SIP in February 2026.
(3)Aggregate earnings are not reflected in the 2025 Summary Compensation Table and were not reflected in prior years’ Summary Compensation Tables. The company does not pay above-market interest rates on non-qualified deferred compensation.
(4)Portions of the aggregate balances in this column reflect amounts reported in the Summary Compensation Tables in prior years as follows: Dr. Boerner, $464,699 for 2022, $506,356 for 2023 and $584,563 for 2024; Mr. Elkins, $369,430 for 2022, $432,867 for 2023 and $331,600 for 2024; and Dr. Hirawat, $405,861 for 2023 and $427,918 for 2024.
(5)Reflects 2025 activity and aggregate balances in the non-qualified BEP-Savings Plan.
(6)Because Dr. Hirawat was a “specified employee” of the Company as defined under Section 409A of the Code, the payment under his BEP-Savings Plan account is delayed by six months. Dr. Hirawat will receive his lump sum payment of $3,041,033 plus any accrued interest, gains and losses through the date immediately preceding the date of distribution effective May 2, 2026.
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Post-Termination Benefits
Following is a description of payments and benefits available under different termination scenarios:
Voluntary Termination
The company does not offer any payments or benefits to salaried employees, including the Named Executive Officers, upon a voluntary termination, other than those that are vested at the time of termination, unless the applicable plan or award agreement provides otherwise.
Voluntary Termination for Good Reason
Under the Severance Plan, senior executives (including the Named Executive Officers) and other employees are eligible to receive severance payments and benefits if they voluntarily terminate their employment for “good reason,” where “good reason” is generally defined as:
•A permanent reduction in the executive’s base salary by 15% or more;
•The reduction in the executive’s grade level ; or
•The non-temporary relocation of the executive’s principal work location that increases the executive’s one-way commute from the executive’s primary residence by more than 50 miles.
A terminated executive who signs a general release will be eligible for the following:
•A lump sum severance payment in the amount of 104 weeks (two times) of annual base salary for our executive officers, including the Named Executive Officers;
•Continuation of subsidized health care coverage and company-paid basic life insurance (equal to one time annual base pay), in each case, until the earlier of (i) 104 weeks from the executive’s termination date for our executive officers, including the Named Executive Officers or (ii) the date the executive begins new employment; or (iii) with respect to the continuation of subsidized health care coverage, until the executive’s coverage ceases by reason of the executive failing to pay the required premiums for health care coverage; and
•Outplacement services.
Retirement
The following benefits are generally available to all salaried employees including the Named Executive Officers:
Annual Incentive—Under the Annual Incentive Plan, employees are eligible for a pro-rata award based on the number of days worked in the performance period.
Restricted Stock Units—Employees are eligible to vest in a pro-rata portion of RSUs (in case of awards granted prior to March 2025, if such awards were held for one year from the grant date); provided that (i) for awards granted prior to March 2025, if an employee turns 65 on or prior to their retirement, then any unvested RSUs held for at least one year will vest in full prior to their retirement and (ii) for awards granted in March 2025 or later, if an employee turns 65 on or prior to their retirement, then any unvested RSUs will vest in full upon retirement.
Market Share Units—Employees are eligible to vest in a pro-rata portion of MSUs, subject to performance provisions; provided that if an employee turns 65 on or prior to their retirement, then any unvested MSUs will vest in full upon their retirement, subject to performance provisions.
Performance Share Units—Employees are eligible to vest in a pro-rata portion of unvested PSUs, subject to performance provisions.
Defined Benefit Pension Excess Benefit Plan (U.S. BEP-RIP)—Accruals are no longer provided under the U.S. BEP-RIP. However, employees may be eligible for benefits previously accrued under that Plan.
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Savings Plans—Employees are eligible for benefits accumulated under our Savings Plan and, if applicable, the BEP—Savings Plan (as well as a pro-rata annual contribution (if applicable) on eligible compensation paid in the year of separation from service or death).
Post-Retirement Medical—Employees age 55 or older with 10 years of service or age 65 or over at the time of retirement are eligible for post-retirement medical benefits provided that they were employed by a company participating in the Bristol-Myers Squibb Company Consolidated Health & Welfare Plan at the time that their employment ended. Employees retiring with less than 10 years of service are not eligible to receive a company subsidy for their post-retirement medical coverage. Employees retiring before 2026 who met these requirements were also eligible for retiree life insurance.
Involuntary Termination Not for Cause
The following benefits are generally available to all salaried employees including the Named Executive Officers who experience an involuntary termination not for cause while they are not retirement eligible:
Annual Incentive—Under the Annual Incentive Plan, employees who are severance eligible and execute and do not revoke a separation agreement are eligible for a pro-rata award based on the number of days worked in the performance period if the termination occurs on or after September 30th of the plan year. Further, an employee who is severance eligible and whose age plus years of service equals or exceeds 70, and who has at least 10 years of service, upon signing and not revoking a separation agreement the employee is eligible for a pro-rata award based on the number of days worked in the performance period for a termination occurring at any point in the plan year.
Restricted Stock Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of RSUs (in case of awards granted prior to March 2025, if such awards were held for one year from the grant date)
Market Share Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of unvested MSUs, subject to performance provisions
Performance Share Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of unvested PSUs, subject to performance provisions.
Defined Benefit Pension Excess Benefit Plan—Employees may be eligible for benefits accrued under the BEP—Retirement Plan. If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable following termination of employment based upon enhanced adjustment factors similar to those applied to employees eligible for early retirement.
Savings Plans—Employees are eligible for benefits accumulated under our Savings Plan and, if applicable, the BEP—Savings Plan. Under the Savings Plan and the BEP-Savings Plan, if the employee is either (1) involuntarily terminated not for cause on or after September 30th and the employee is receiving severance and signs a general release or (2) the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee is receiving severance and signs a general release, the employee is eligible for a pro-rata annual contribution (if applicable) based on eligible compensation paid in the year of separation from service.
Post Retirement Medical Insurance—If the employee’s age plus years of service equal or exceed 70 on the date of termination and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage beyond the severance and COBRA period, provided that they were employed by a company participating in the Bristol Myers Squibb Consolidated Health & Welfare Plan at the time that their employment ended, and as long as no other group medical coverage is available, without company subsidy until age 55. At age 55, they become eligible for company-subsidized, post-retirement medical benefits. Company subsidy will be based on age & service on the date of termination.
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Severance Plan—Under the Severance Plan, certain senior executives (including the Named Executive Officers) and other employees are eligible to receive severance payments and benefits if they are involuntarily terminated not for “cause,” where “cause” is defined as:
•failure or refusal by the executive to substantially perform his or her duties
•severe misconduct or engaging in an activity, which may include a failure to take action, deemed detrimental to the company’s reputation or business or the executive’s credibility, leadership, team dynamics and/or the executive’s ability to perform his or her duties, including, but not limited to, acts involving dishonesty, violation of written company policies or other written agreement with the company, violation of safety rules, disorderly conduct, discriminatory harassment, unauthorized disclosure of confidential information, or the entry of a plea of nolo contendere to, or the conviction of, a crime; or
•failure to reasonably cooperate in any audit or investigation (including by a governmental authority or the company) of the business or financial conditions or practices of the company.
A terminated executive who signs a general release will be eligible for the following:
•A lump-sum severance payment in the amount of 104 weeks of (two times) annual base salary for our executive officers, including the Named Executive Officers;
•Continuation of subsidized health care coverage and company-paid basic life insurance (equal to one time annual base pay), in each case, until the earlier of (i) 104 weeks from the executive’s termination date for our executive officers, including the Named Executive Officers or (ii) the date the executive begins new employment; or (iii) with respect to the continuation of subsidized health care coverage, until the executive’s coverage ceases by reason of the executive failing to pay the required premiums for health care coverage; and
•Outplacement services.
Change in Control
As disclosed in the CD&A, prior to January 1, 2026, the company maintained change-in-control agreements with certain senior executives, including all of the Named Executive Officers. These agreements expired on December 31, 2025.
To trigger benefits, the change-in-control agreements required that there must be both a change-in-control of the company and either (i) a subsequent involuntary termination without cause by the company or (ii) a good reason termination by the employee. Good reason was defined in the agreements and included a substantial negative change in the nature and status of the executive’s responsibilities, certain changes in pay and benefits, and relocation of the executive’s principal place of employment beyond 50 miles. In general, for all of our Named Executive Officers, the change-in-control protection under the change-in-control agreements extended for 24 months following a change-in-control.
Under the change-in-control agreements, “Change in Control” referred to the earliest to occur of any one of the following dates:
(i)The date any Person (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the company;
(ii)The date of consummation of a merger or consolidation of the company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the company in which no Person acquires more than fifty percent (50%) of the combined voting power of the company’s then outstanding securities;
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(iii)The date the stockholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all the company’s assets; or
(iv)The date there shall have been a change in the composition of the Board of Directors of the company within a two-year period such that a majority of the Board does not consist of Directors who were serving at the beginning of such period together with Directors whose initial nomination for election by the company’s stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the two-year period together with the Directors who were previously so approved.
Each of our Named Executive Officers will be eligible to receive, in general, the following benefits if he or she is terminated in connection with a change-in-control:
•A cash payment equal to two times the sum of the executive’s annual base salary and target annual incentive award.
•Payout of annual incentive award on a pro-rata basis at target.
•Vesting of unvested stock options, if any.
•Vesting of unvested RSUs, if any.
•Vesting of unvested MSUs, subject to performance provisions.
•Vesting of all unvested PSUs at target.
•Eligibility for retiree medical benefits after the continuation period for health and life insurance benefits (described in the next bullet) has ended, based on two years additional age and service.
•Continuation of life insurance and health benefits for two years.
•Vesting of unvested match in the company’s savings plans.
•We no longer gross up compensation on excess parachute payments for any of our executives, including all of our Named Executive Officers.
•Payment of any reasonable legal fees incurred to enforce the agreement.
Effective January 1, 2026, change-in-control severance benefits are made available under the terms of the Severance Plan, rather than the change-in-control agreements. As with the change-in-control agreements, to trigger change-in-control severance benefits, the Severance Plan requires that there be both a change-in-control of the company and either (i) a subsequent involuntary termination without cause by the company or (ii) a good reason termination by the employee.
In the connection with a change in control, “good reason” is generally defined under the Severance Plan as:
•A material reduction in the executive’s authority, duties or responsibilities;
•A reduction in the executive’s base salary;
•A decrease in the executive’s target annual bonus or a 5% or more decrease in the executive’s annual cash bonus such that the amount paid is equal to 95% or less than the amount that would have been paid under the company’s annual bonus plan in which the executed participated immediately prior to the change in control had bonuses been paid at target levels under that plan;
•Subject to certain exceptions, a material aggregate reduction in the overall benefits and perquisites available to the executive immediately before the change in control or a discontinuance of any material benefit or perquisite in which the executive participated immediately prior to the change-in-control;
•A relocation of the executive’s principal work location that increases the executive’s one-way commute from the executive’s primary residence by more than 35 miles; or
•The failure of a successor to assume the Severance Plan.
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In the connection with a change in control, “cause” is generally defined under the Severance Plan as:
•The executive’s willful and continued material failure to substantially perform his or duties for a period of at least 30 consecutive calendar days; or
•The executive engaging in willful engagement in conduct, which may include the failure to take action, that is demonstrably and materially injurious to the business of the company, monetarily or otherwise, or the executive’s conviction of, or a plea of nolo contendere to, a felony.
For all of our Named Executive Officers, the change-in-control protections under the Severance Plan extend for 24 months following a change in control.
Under the Severance Plan, “Change in Control” refers to the occurrence of any of the following events:
(i)any one person (including any individual, trust estate, partnership, or corporation), or more than one person acting as a group, acquires ownership of the stock of company that, together with the stock held by such person or persons, constitutes more than 50% of the total voting power of the stock of the company, subject to certain exceptions;
(ii)a majority of members of the Board is replaced during any 12-month period with individuals whose appointment or election to the Board is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(iii)any one person (including any individual, trust estate, partnership, or corporation), or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the company immediately prior to such acquisition or acquisitions, subject to certain exceptions.
Each of our Named Executive Officers is eligible to receive, in general, the following benefits if he or she is terminated in connection with a change-in-control under the Severance Plan:
•A cash payment equal to two times the sum of the executive’s annual base salary and target annual cash incentive award;
•Continuation of subsidized health care coverage and company-paid basic life insurance (equal to one times annual base pay), in each case, until the earlier of (i) two years from the executive’s termination date, (ii) the date the executive begins new employment, or (iii) with respect to the continuation of subsidized health care coverage, until the executive’s coverage ceases by reason of the executive failing to pay the required premiums for health care coverage;
•Payout of annual cash incentive award on a pro-rata basis based on actual achievement of the performance goals, if available, or, if not available, at target;
•Vesting of all matching contributions under the company’s savings plans; and
•Outplacement services.
Additionally, a termination entitling an employee, including any of our Named Executive Officers, to severance under the Severance Plan during the period of change-in-control protections results in accelerated vesting of all RSUs (and any other time-based awards), PSUs at target (or, in certain cases, actual achievement), and MSUs at target (or, in certain cases, actual achievement).
We no longer gross up compensation on excess parachute payments for any of our executives, including all of our Named Executive Officers.
The following illustrates the potential payments and benefits under the company’s plans and programs to the Named Executive Officers upon a termination of employment assuming an effective date of December 31, 2025 (such that non-change-in-control severance would be provided under the Severance Plan and change-in-control severance would be provided under the former change-in-control agreements). To the extent payments and benefits are generally available to salaried employees on a nondiscriminatory basis, they are excluded from the table.
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Termination of Employment Obligations (Excluding Vested Benefits)
2025 Fiscal Year

Name(1)	Cash Severance(2) ($)	Restricted Stock Units (“RSUs”)(3)(6) ($)	Market Share Units (“MSUs”)(4)(6) ($)	Performance Share Units (“PSUs”)(5)(6) ($)	Savings Plans(7) ($)	Health(8) ($)	Retiree Medical(9) ($)	Total ($)

Voluntary Termination for Good Reason (Absent Change in Control)
Christopher S. Boerner, Ph.D. (10)	3,200,000	0	0	0	0	95,902	0	3,295,902
David V. Elkins	2,300,000	0	0	0	0	81,971	0	2,381,971
Cristian Massacesi, M.D.	2,000,000	0	0	0	0	89,587	0	2,089,587
Adam Lenkowsky	2,400,000	0	0	0	0	82,319	0	2,482,319
Greg Meyers	2,200,000	0	0	0	0	81,037	0	2,281,037
Involuntary Termination Not for Cause (Absent Change in Control)
Christopher Boerner, Ph.D.(10)	3,200,000	0	0	0	0	95,902	0	3,295,902
David V. Elkins	2,300,000	0	2,037,098	5,239,192	0	81,971	0	9,658,261
Cristian Massacesi, M.D.	2,000,000	1,157,013	0	0	0	89,587	0	3,246,600
Adam Lenkowsky	2,400,000	65,591	1,202,215	2,737,779	0	82,319	0	6,487,903
Greg Meyers	2,200,000	182,155	1,062,510	2,505,405	0	81,037	0	6,031,108
Qualifying Termination Within 2 Years Following a Change in Control
Christopher S. Boerner, Ph.D.(11)	8,000,000	0	6,579,008	9,073,355	798,151	95,902	0	24,546,416
David V. Elkins	4,600,000	0	4,499,351	8,864,661	459,137	81,971	53,724	18,558,845
Cristian Massacesi, M.D.	4,000,000	11,041,033	0	0	362,495	89,587	47,257	15,540,371
Adam Lenkowsky	4,800,000	1,217,318	2,971,824	5,328,571	473,836	82,319	109,732	14,983,600
Greg Meyers	4,400,000	814,764	2,552,441	4,689,759	435,863	81,037	59,172	13,033,036
(1)As discussed earlier, Dr. Hirawat departed from the company on November 1, 2025. In connection with his departure, and based on a determination that Dr. Hirawat’s termination was “without cause” as defined in the Severance Plan and applicable equity award agreements, he was entitled to (i) severance benefits in accordance with the Severance Plan and (ii) pro-rated vesting of MSUs and PSUs in accordance with the company’s equity award agreements under the company’s 2021 Stock Award and Incentive Plan. He also received a 2025 pro-rated annual bonus payout at target in the amount of $928,658.
(2)For voluntary termination for good reason and involuntary termination not for cause, cash severance is equal to two times annual base salary. For change in control, cash severance is equal to two times the sum of annual base salary and target annual incentive award.
Bristol Myers Squibb | 2026 Proxy Statement 95

Executive Compensation Tables
(3)For involuntary termination not for cause, represents pro-rata portion of awards. For change in control, represents all unvested units.
(4)For involuntary termination not for cause, represents pro-rata portion of awards. For change in control, represents all unvested units. For awards granted prior to 2024, the payout factor applied is equal to the 10-day average closing price on December 31, 2025 divided by the 10-day average closing price on the grant date. For awards granted in 2024 and 2025, the payout factor is equal to the 10-day average closing price on December 31, 2025 plus the value of accumulated dividends, divided by the 10-day average closing price on the grant date. Except that in the event of a change in control, the final payout factor is the greater of the calculated payout factor or 100%.
(5)For change in control, represents a full payout of the PSU awards at target. For involuntary termination not for cause, represents a pro-rata payout of the PSU awards at target.
(6)Values as of December 31, 2025 based on the closing Common Stock price of $53.94 on that day.
(7)Change in control values reflect Company matching contributions and annual additional company contributions under the company’s Savings Plan and employer credits under the BEP-SIP, in each case, equaling to two additional years of service.
(8)Reflects life insurance and health care benefit continuation for two years.
(9)Reflects cost to the Company for providing retiree medical benefits. For change in control, includes additional years of credited service and age.
(10)Dr. Boerner is retirement-eligible under our stock plans and therefore is entitled to (i) a pro-rata portion of MSUs and PSUs, subject to performance provisions, which are generally available to all retirement eligible participants in our stock plans.
(11)Dr. Boerner is retirement-eligible under our stock plans and therefore the number of units used to calculate the change-in-control value reflects the difference between a pro-rata portion and all unvested MSUs and PSUs.
96 Bristol Myers Squibb | 2026 Proxy Statement

Pay Ratio
To determine the ratio of the CEO’s annual total compensation to the median annual total compensation of all employees excluding the CEO, we identified the median employee as of October 1, 2023 using target total cash compensation (i.e., salary plus 2023 target incentive award). We believe this measure most reasonably reflects the typical annual compensation of our employee population and was consistently applied for all employees. We believe that there have not been any material changes in our employee population or compensation arrangements that would require us to change our methodology for 2025.
We calculated that the median employee’s 2025 total compensation, as determined in the same manner as “Total Compensation” in the 2025 Summary Compensation Table, as $167,191. Dr. Boerner had an annual total compensation equal to the amount included in the “Total Compensation” column of the 2025 Summary Compensation Table, which results in an annual total compensation for 2025 of $21,879,919. Based on this information, for 2025, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all other employees of the Company was 131 to 1.
Bristol Myers Squibb | 2026 Proxy Statement 97

Pay Versus Performance
The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the CMDC views the link between the Company’s performance and its Named Executive Officers’ pay. For a discussion of how the Company views its executive compensation structure, including alignment with Company performance, see the Compensation Discussion and Analysis (beginning on page 43). The CMDC did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.
The use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules. Neither CAP nor the total amount reported in the Summary Compensation Table (“SCT”) reflect the amount of compensation actually paid, earned or received during the applicable year. Per SEC rules, CAP was calculated by adjusting the SCT total values for the applicable year as described in the footnotes to the following table.
Tabular Disclosure of Pay Versus Performance
The following table sets forth information concerning the compensation actually paid to our CEO and other Named Executive Officers compared to Company performance for the years ended December 31, 2025, 2024, 2023, 2022 and 2021. The Named Executive Officers, including the CEO, represent the following individuals for years 2021 and 2022: Dr. Giovanni Caforio (CEO), Dr. Chris Boerner, Mr. David Elkins, Dr. Rupert Vessey and Ms. Sandra Leung. For 2023, it reflects the following individuals: Dr. Giovanni Caforio (former CEO), Dr. Chris Boerner (current CEO), Mr. David Elkins, Dr. Samit Hirawat, Ms. Sandra Leung, and Ms. Elizabeth Mily. For 2024, it reflects the following individuals: Dr. Chris Boerner (CEO), Mr. David Elkins, Dr. Samit Hirawat, Ms. Sandra Leung, and Ms. Karin Shanahan. For 2025, it reflects the following individuals: Dr. Chris Boerner (CEO), Mr. David Elkins, Dr. Cristian Massacesi, Mr. Adam Lenkowsky. Mr. Greg Meyers, and Dr. Samit Hirawat.

							Value of Initial Fixed $100 Investment Based On

Year	Summary Compensation Table Total for Former CEO ($)	Summary Compensation Table Total for Current CEO ($)	Compensation Actually Paid to Former CEO(4) ($)	Compensation Actually Paid to Current CEO(4) ($)	Average Summary Compensation Table Total for non-CEO NEOs ($)	Average Compensation Actually Paid to non-CEO NEOs(4) ($)	Total Shareholder Return(5) ($)	Peer Group Total Shareholder Return(5) ($)	Net Income (in Millions) (GAAP)(6) ($)	Total Revenues (in Millions)(7) ($)

2025(1)		21,879,919		16,862,134	9,221,260	7,316,487	105	198	7,054	48,194
2024(2)		18,787,618		21,204,985	7,717,989	8,945,524	105	154	(8,948)	48,300
2023(3)	19,661,434	8,461,833	(6,907,611)	382,568	5,917,907	(525,203)	91	142	8,025	45,006
2022(4)	20,053,032		35,057,807		6,996,472	10,872,377	123	139	6,327	46,159
2021(4)	19,784,806		16,505,622		7,140,446	6,780,078	103	126	6,994	46,385
(1)The NEOs for 2025 are Dr. Chris Boerner (CEO), Mr. David Elkins, Dr. Cristian Massacesi, Mr. Adam Lenkowsky, Mr. Greg Meyers, and Dr. Samit Hirawat.
(2)The NEOs for 2024 are Dr. Chris Boerner, Mr. David Elkins, Dr. Samit Hirawat, Ms. Sandra Leung and Ms. Karin Shanahan.
(3)The NEOs for 2023 are Dr. Giovanni Caforio (Former CEO), Dr. Chris Boerner (Current CEO), Mr. David Elkins, Dr. Samit Hirawat, Ms. Sandra Leung and Ms. Elizabeth Mily.
(4)The NEOs for years 2021-2022 are Dr. Giovanni Caforio (CEO), Dr. Chris Boerner, Mr. David Elkins, Dr. Rupert Vessey and Ms. Sandra Leung.
(5)CAP reflects the total compensation reported in the 2025 SCT for the years ended December 31, 2025, 2024, 2023 and 2023 SCT for the years ended 2022 and 2021, in each case, adjusted to include or exclude the amounts shown in the tables below for the NEOs. To calculate CAP, the following amounts were deducted from and added to SCT total compensation, computed in accordance with Item 402(v) of Regulation S-K:
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Pay Versus Performance
Former CEO SCT Total to CAP Reconciliation

Year	SCT Total for Former CEO ($)	Deduction of Change in Pension Values for Former CEO(a) ($)	Deduction of Stock Awards and Options Values for Former CEO(b) ($)	Addition of Pension Service Cost for Former CEO(c) ($)	Addition of Equity Values for Former CEO(d)* ($)	Compensation Actually Paid for Former CEO ($)

2023	19,661,434	0	(14,465,570)	0	(12,103,475)	(6,907,611)
2022	20,053,032	0	(14,289,505)	0	29,294,280	35,057,807
2021	19,784,806	0	(13,965,989)	0	10,686,805	16,505,622
Current CEO SCT Total to CAP Reconciliation

Year	SCT Total for Current CEO ($)	Deduction of Change in Pension Values for Current CEO(a) ($)	Deduction of Stock Awards and Options Values for Current CEO(b) ($)	Addition of Pension Service Cost for Current CEO(c) ($)	Addition of Equity Values for Current CEO(d)* ($)	Compensation Actually Paid for Current CEO ($)

2025	21,879,919	0	(16,061,399)	0	11,043,614	16,862,134
2024	18,787,618	0	(13,643,063)	0	16,060,430	21,204,985
2023	8,461,833	0	(5,326,178)	0	(2,753,087)	382,568
Average non-CEO Named Executive Officers SCT Total to CAP Reconciliation

Year	SCT Total ($)	Deduction of Change in Pension Values(a) ($)	Deduction of Stock Awards and Options Values(b) ($)	Addition of Pension Service Cost(c) ($)	Addition of Equity Values(d)* ($)	Compensation Actually Paid ($)

2025	9,221,260	(5,412)	(5,999,359)	0	4,099,998	7,316,487
2024	7,717,989	0	(4,875,280)	0	6,102,814	8,945,524
2023	5,917,907	0	(3,525,996)	0	(2,917,115)	(525,203)
2022	6,996,472	0	(4,304,359)	0	8,180,264	10,872,377
2021	7,140,446	0	(4,208,611)	0	3,848,242	6,780,078
(a)Represents change in pension value under the BEP-RIP reported in the SCT for each year shown. See the footnotes to the 2025 and 2023 SCTs for further detail regarding the amounts in this column.
(b)Represents the grant date fair value of equity-based awards granted each year and reported in the SCT for each year shown. See the footnotes to the 2025 and 2023 SCTs for further detail regarding the amounts in this column.
(c)Does not include any service cost for pension benefits under the U.S BEP-RIP as the plan was frozen in 2009 and, therefore, there is no service cost. The company terminated the US-RIP as of February 1, 2019.
(d)Reflects the value of equity calculated in accordance with the SEC methodology for determining the compensation actually paid for each year shown.
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Pay Versus Performance
*The amounts in the Addition of Equity Values in the tables above are derived from the amounts set forth in the following table:

	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included ($)	Total - Addition of Equity Values ($)

Former CEO
2023	4,874,459	(16,751,751)	0	(226,183)	0	0	(12,103,475)
2022	15,604,262	7,721,151	0	5,968,867	0	0	29,294,280
2021	13,701,811	(2,650,377)	0	(364,629)	0	0	10,686,805
Current CEO
2025	13,242,470	(2,506,633)	0	307,776	0	0	11,043,614
2024	14,640,099	1,437,395	0	(17,064)	0	0	16,060,430
2023	2,266,251	(4,900,396)	0	(118,943)	0	0	(2,753,087)
Average of Non-CEO NEOs
2025	4,990,570	(499,641)	175,232	110,049	(676,212)	0	4,099,998
2024	5,246,975	903,799	0	(47,959)	0	0	6,102,814
2023	1,188,161	(4,033,124)	0	(72,151)	0	0	(2,917,115)
2022	4,700,394	2,222,732	0	1,201,754	0	55,384	8,180,264
2021	4,128,997	(478,162)	0	25,413	0	171,994	3,848,242
(6)The Company TSR and the Peer Group TSR reflected in these columns for each of the applicable fiscal years is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K. The peer group used to determine the Company’s Peer Group TSR for 2025 is the extended peer group that was used for purposes of disclosing our executive compensation benchmarking practices, as described in the section titled “Benchmarking Analysis and Compensation Peer Groups” on page 53 and also as disclosed in our Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K for these years. The extended peer group is composed of AbbVie Inc., Amgen Inc., Eli Lilly and Company, Gilead Sciences Inc., Johnson & Johnson, Merck & Co., Pfizer Inc., Regeneron Pharmaceuticals, AstraZeneca PLC, GlaxoSmithKline PLC, Roche Holding AG, Novartis AG, and Sanofi. The extended peer group for fiscal years 2021-2024 was composed of AbbVie Inc., Amgen Inc., Biogen Inc., Eli Lilly and Company, Gilead Sciences Inc., Johnson & Johnson, Merck & Co., Pfizer Inc., AstraZeneca PLC, GlaxoSmithKline PLC, Roche Holding AG, Novartis AG, and Sanofi.
(7)Net income is equivalent to “Net Earnings/(Loss) Attributable to BMS” as reported in the Company’s consolidated financial statements.
(8)SEC rules require us to designate a “Company-Selected Measure” that in our assessment represents the most important financial performance measure used by the Company to link the CAP of our Named Executive Officers, for the most recently completed fiscal year, to our performance. We have selected total revenues as this measure for fiscal year 2025.
100 Bristol Myers Squibb | 2026 Proxy Statement

Pay Versus Performance
Pay Versus Performance Comparative Disclosure
As described in more detail in the CD&A, a substantial portion of the Company’s executive compensation program is variable and at risk based on operational, financial, strategic and share price performance. While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the table above.
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between the information presented in the table above.
CAP and Company TSR
CAP over the last five years is closely aligned with the Company’s TSR performance as presented in the chart below. This is because a significant portion of CAP is comprised of equity awards. As described in more detail in the section titled “2025 Target Compensation Benchmarks,” approximately 80% of the CEO’s 2025 target compensation and, on average, 70% of the non-CEO Named Executive Officers’ 2025 target compensation is comprised of equity awards delivered in MSUs and PSUs, tied to absolute and relative stock price performance in addition to financial performance.
The Company’s TSR over the 5-year period ending December 31, 2025 was 4.8%, while the Company’s peer group TSR was 98.4% for the same period of time.
CAP and Net Income
The Company’s net income and CAP have varied each year. The Company does not use net income as a performance metric in the annual and long-term incentive plans, and CAP is not meaningfully correlated with the company’s net income (GAAP).
Bristol Myers Squibb | 2026 Proxy Statement 101

Pay Versus Performance
CAP and Total Revenues
CAP is generally aligned with the Company’s total revenues over the five years. While the Company uses various financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that total revenues is the Company’s most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link Named Executive Officer CAP to company performance for fiscal year 2025. The Company utilizes revenue as a performance metric for the Company’s annual incentive program and PSU awards granted to the Named Executive Officers in the long-term incentive program. As described in more detail in the section titled “Executive Compensation Program Overview” on page 50, 35% of annual incentives and 40% of the PSUs for 2025 were based on achieving revenue goals for our Growth Portfolio Revenue.
Tabular Disclosure of Significant Financial and Non-Financial Performance Measures
The seven metrics listed below represent the most significant financial and non-financial performance measures as described in the “Annual Incentive Plan” and “Long-term Incentive Program” sections within our CD&A on pages 58 and 61, respectively. The measures in this table are not ranked. Please see the CD&A for a further description of these measures and how they are used in the Company’s executive compensation program.

Significant Financial and Non-Financial Performance Measures

Revenue	SSI Scorecard	Pipeline	Stock Price
Operating Income	Relative TSR
102 Bristol Myers Squibb | 2026 Proxy Statement

Item 2
Advisory Vote to Approve the Compensation of Our Named Executive Officers
As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing shareholders the opportunity to advise the Compensation and Management Development Committee and the Board of Directors regarding the compensation of our Named Executive Officers, as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, beginning on page 43, which we do annually. We strongly encourage you to read these sections for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Committee has made under those programs, the factors considered in making those decisions, the changes approved to such programs and the feedback we received from our shareholder engagement. Accordingly, we are requesting your nonbinding vote on the following resolution:
“RESOLVED, that the shareholders of Bristol Myers Squibb approve, on an advisory basis, the compensation of the company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the company’s 2026 Proxy Statement.”
Our executive compensation programs are designed to enable us to attract and retain talented executives capable of leading our business in the highly complex and competitive business environment in which we operate. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. A significant portion of each executive’s pay depends on his or her individual performance against financial and operational objectives as well as a demonstration of key values necessary to our evolution as a leading biopharmaceutical company. In addition, a substantial portion of an executive’s compensation is in the form of equity awards that tie the executive’s compensation directly to creating shareholder value and achieving financial and operational results. We value input from our shareholders as expressed through their votes and other communications. As an advisory vote, this proposal is not binding on the company. However, consistent with our record of shareholder responsiveness, the Compensation and Management Development Committee will consider the outcome of the vote when making future executive compensation decisions.

The Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Bristol Myers Squibb | 2026 Proxy Statement 103

Item 2—Advisory Vote to Approve the Compensation of Our Named Executive Officers
Equity Compensation Plan Information
The following table summarizes information concerning the company’s equity compensation plans and outstanding options, warrants and rights as of December 31, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (In millions) (a) (#)		Weighted-average exercise price of outstanding options, warrants and rights (b) ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (In millions) (c) (#)

Equity compensation plans approved by security holders	33.2	(1)	57.85	(2)	58.2	(3)
Equity compensation plans not approved by security holders	0				0
Total	33.2		57.85		58.2
(1)On December 31, 2025, there were a total of approximately 21.5 million shares subject to restricted stock units, approximately 2.2 million shares subject to market share units and approximately 2.7 million shares subject to performance share units. In the case of market share units and performance share units, which require performance conditions to be met for vesting, the number of awards reflected in the table assume achievement of target performance; under these awards, approximately 5.4 million additional shares would be issued if specified above-target performance levels were fully achieved in the applicable performance period.
(2)The weighted average exercise price of outstanding awards does not take into account the shares issuable upon settlement of outstanding restricted stock units, market share units or performance share units which have no exercise price. If the awards that have no exercise price were included in the calculation of weighted average exercise price of outstanding options, warrants and rights, the weighted average exercise price for all such outstanding awards would be $11.72.
(3)All available shares may be used for stock options and for equity awards that do not require payment of an exercise price, including restricted stock, restricted stock units, market share units, performance share units and similar full-value awards.
104 Bristol Myers Squibb | 2026 Proxy Statement

Item 3
Approval of the Company’s 2026 Stock Award and Incentive Plan
At the Annual Meeting, shareholders will be asked to approve our 2026 Stock Award and Incentive Plan (the “2026 Plan”). Our Board of Directors approved the 2026 Plan on March 2, 2026, subject to the approval of our shareholders.
The 2026 Plan is an “omnibus” plan, authorizing a variety of equity award types as well as cash incentive awards. The 2026 Plan is similar in scope to our existing 2021 Stock Award and Incentive Plan (the “2021 Plan”). We intend that the 2026 Plan will replace the 2021 Plan. The 2021 Plan previously replaced our 2012 Equity Incentive Plan (“2012 Plan”), as well as the 2014 Equity Incentive Plan (the “2014 Plan”) and 2017 Stock Incentive Plan (“2017 Plan”) that originated as plans of Celgene Corporation that we assumed when we acquired Celgene in 2019. The 2021 Plan is referred to here as our “current equity plan,” and consists of the only plan under which at present we are authorized to grant new equity awards.
As of March 12, 2026, there remained 46.8 million shares available for new equity awards under our current equity plan. If approved by shareholders, the 2026 Plan would reserve 85 million shares for equity awards, and the authorization for grants of new equity awards under our current equity plan would cease. If we grant equity awards under our current equity plan between March 12, 2026 and the time at which the 2026 Plan is approved by shareholders, the number of shares reserved under the 2026 Plan will be reduced by the number of shares subject to those equity awards that exceed the aggregate amount of forfeitures under the 2021 Plan during the same period.
Our Board and Compensation and Management Development Committee (as used in this Item, the “Committee”) seeks shareholder approval of the 2026 Plan so that awards under the Plan can help us:
•Attract, retain and motivate officers, employees, Directors, and other service providers to Bristol Myers Squibb and its subsidiaries and affiliates.
•Provide competitive compensation opportunities.
•Reward achievement of our business goals.
•Promote creation of long-term value for shareholders by closely aligning the interests of Plan participants with the interests of shareholders.
The Board and the Committee believe that awards linked to common stock and awards with terms tied to our performance provide incentives for the achievement of important performance objectives and promote the long-term success of Bristol Myers Squibb. Therefore, the 2026 Plan is expected to be an integral part of our overall compensation program.
Shares Reserved for Our Equity Compensation Plans
Information on the total number of shares available under our current equity plan and unissued shares deliverable under outstanding stock options, restricted stock units (“RSUs”), market share units (“MSUs”) and performance share units (“PSUs”) as of December 31, 2025 (including, when applicable, unissued shares deliverable with respect to outstanding awards granted under the 2012 Plan, the 2017 Plan and the 2014 Plan) is presented above in “Item 2—Advisory Vote to Approve the Compensation of Our Named Executive Officers - Equity Compensation Plan Information.”
Bristol Myers Squibb | 2026 Proxy Statement 105

Item 3—Approval of the Company’s 2026 Stock Award and Incentive Plan
The following table shows the aggregate number of shares subject to currently outstanding equity awards under our current equity plan, the 2012 Plan, the 2017 Plan and the 2014 Plan as of March 12, 2026 together with the shares that would have been available for future awards if, at that date, the 2026 Plan had been in effect. If this proposal is approved, no further awards will be granted under our current equity plan, but awards will remain outstanding under our current equity plan, the 2017 Plan and the 2014 Plan, and in some cases, if shares are not delivered to a participant under awards outstanding under our current equity plan, the 2017 Plan or the 2014 Plan, those shares will be become available shares under the 2026 Plan:

In millions (except share and per share data)

A. Shares available under current equity plan(1)	46.8
B. Shares subject to outstanding awards	36.2
I. Stock options	5.6
a. Weighted average exercise price	$58.51
b. Weighted average remaining term	1.2 years
II. Full-value awards (e.g., RSUs, MSUs, PSUs)(2)	30.5
C. Shares available for future awards if 2026 Plan is approved by shareholders(3)	85
Total equity shares if 2026 Plan approved (B+C)	121.2
Common shares outstanding	2,041.7
Percentage of outstanding shares(4)	5.9%
(1)No further grants will be made under any prior equity plan following shareholder approval of the 2026 Plan. If we grant equity awards under the 2021 Plan, our current and only active equity plan, between March 12, 2026 and the time at which the 2026 Plan is approved by shareholders, the number of shares reserved under the 2026 Plan will be reduced by the number of shares subject to those equity awards that exceed the aggregate amount of forfeitures under the 2021 Plan during the same period.
(2)Includes 24.9 million shares underlying unvested RSUs, 2.9 million shares underlying unvested MSUs 2.3 million shares underlying unvested PSUs, and 0.4 million shares underlying vested (non-forfeitable) share units. PSUs and MSUs have performance-based vesting conditions; share numbers in the table reflect value of such awards at target.
(3)Shares would be available for future award grants only under the 2026 Plan. All such shares would be available for any type of equity award, including full-value awards (full-value awards are those other than options and stock appreciation rights).
(4)Common shares outstanding (the denominator in this calculation) includes all common stock outstanding at March 12, 2026 and does not include issuance of unissued shares reserved for outstanding or future awards.
In our last three fiscal years (2023-2025), we granted new equity awards covering an annual average of less than 0.71% of our average outstanding shares for the fiscal year, counting shares issuable under PSUs and MSUs based on achievement of maximum levels of performance. Based on our most recent review of available peer data (through 2024), we believe that our rate of share usage for equity awards—generally referred to as a “burn rate”—is at the median when compared to our peer companies. Equity awards in those fiscal years were awards other than options and stock appreciation rights (“SARs”), which generally are treated as full-value awards.
We currently anticipate that the share reservation in the 2026 Plan will provide adequate shares for our equity compensation program for approximately six years.
On March 12, 2026, the closing price as reported in consolidated trading of our common shares on the NYSE was $58.95 per share.
106 Bristol Myers Squibb | 2026 Proxy Statement

Item 3—Approval of the Company’s 2026 Stock Award and Incentive Plan
Reasons for Shareholder Approval
The Board seeks shareholder approval of the 2026 Plan in order to satisfy certain legal requirements, primarily requirements of the New York Stock Exchange (“NYSE”), the principal stock market on which our common stock is listed. Shareholder approval will also enable us to grant stock options in the form of incentive stock options (“ISOs”) that can provide more favorable tax treatment to employees in some circumstances, although we have no present intention to do so.
Overview of 2026 Plan Awards
The 2026 Plan authorizes a broad range of awards, including:
•stock options;
•SARs;
•restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer;
•RSUs, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture;
•other awards based on common stock;
•dividend equivalents;
•performance shares or other stock-based performance awards;
•cash-based performance awards tied to achievement of performance objectives; and
•shares issuable in lieu of rights to cash compensation.
Restriction on Repricing Options/SARs, Making Loans or Reload Features
Consistent with our long-standing policy, the 2026 Plan includes a restriction providing that, without shareholder approval, we will not amend or replace options or SARs previously granted under any plan in a transaction that constitutes a “repricing.” For this purpose, a “repricing” is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option or SAR at a time when its exercise price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, equity award, shares, cash or other property, unless the cancellation and exchange occurs in connection with a stock split, extraordinary dividend, merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of such an extraordinary corporate transaction will not constitute a “repricing.”
In addition, the 2026 Plan prohibits us from making loans to participants for the payment of the exercise price of options or tax withholding obligations. The 2026 Plan also prohibits so-called “reload” features that, upon exercise of options or SARs, would automatically grant additional options or SARs to replace a portion of the exercised award.
Other Material Terms of the 2026 Plan
The following is a brief description of other material features of the 2026 Plan. This description, including information summarized above, is qualified in its entirety by reference to the full text of the 2026 Plan, a copy of which is attached to this Proxy Statement as Exhibit B.
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Item 3—Approval of the Company’s 2026 Stock Award and Incentive Plan
Share Counting Under the 2026 Plan
Under the 2026 Plan, 85 million shares will be reserved for delivery to participants. Shares used for awards assumed in an acquisition do not count against the shares reserved under the 2026 Plan. The shares reserved may be used for any type of award under the 2026 Plan. Please see also “Shares Reserved for Our Equity Compensation Plans” above.
The 2026 Plan applies the following rules for counting shares and recapturing shares not delivered in connection with 2026 Plan awards: Shares actually delivered to participants in connection with an award will be counted against the number of shares reserved under the 2026 Plan. Shares will remain available for new awards if an award under the 2026 Plan is forfeited for any reason, expires unexercised, is canceled and replaced or is settled in cash. These same recapture rules will apply to outstanding awards under our current equity plan, the 2017 Plan and the 2014 Plan, so if any of those events occur, the shares subject to the affected outstanding award (including above-target shares that may be authorized under PSUs and MSUs) will be added to the shares reserved and available under the 2026 Plan. Upon exercise of an option or SAR for shares, the number of shares deemed to be delivered under the 2026 Plan, the current equity plan, the 2017 Plan or the 2014 Plan will be the full number of shares underlying the exercised award, regardless of any net delivery or any withholding or surrender of shares to pay the exercise price or withholding taxes. Likewise, shares withheld from an award other than an option or SAR or surrendered in payment of withholding taxes will be deemed to have been delivered under the 2026 Plan. Under the 2026 Plan, awards may be outstanding relating to a greater number of shares than the aggregate remaining available so long as the Committee ensures that awards will not result in delivery and vesting of shares in excess of the number then available under the 2026 Plan. Shares delivered under the 2026 Plan may be either newly issued or treasury shares.
Per-Person Award Limitations
The 2026 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year. Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2026 Plan relating to more than his or her “Annual Limit.” The Annual Limit equals 1.5 million shares plus the amount of the participant's unused Annual Limit relating to share-based awards in the previous two years, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated awards, the 2026 Plan limits performance awards that may be earned by a participant in a calendar year to the participant's defined Annual Limit, which for this purpose equals $10 million plus the amount of the participant's unused cash Annual Limit in the previous two years. These limits apply only to awards under the 2026 Plan, and do not limit our ability to enter into compensation arrangements outside of the 2026 Plan. In determining Annual Limits, (i) “earning” means satisfying performance conditions so that an amount becomes payable, (ii) an Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, whether or not in fact earned or paid, (iii) carryover from previous years applies regardless of whether a participant was eligible or participating in the plan in those years, and (iv) dividend equivalents do not count against the Annual Limit unless granted separately rather than as a feature of an award.
The 2026 Plan provides that the aggregate value of equity-based and cash compensation granted in any calendar year to a non-employee Director under the 2026 Plan or otherwise paid cannot exceed $600,000, except in the case of a non-employee Director serving as Board Chair or Lead Director the aggregate value of such annual equity-based and cash compensation cannot exceed $900,000.
Adjustments
Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large and non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination or other similar corporate transaction, equity restructuring as defined under applicable accounting rules or other similar event affecting the common stock. We are also obligated to adjust outstanding awards upon the occurrence of certain of these events to preserve, without enlarging, the rights of participants with respect to their awards. The Committee may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles.
108 Bristol Myers Squibb | 2026 Proxy Statement

Item 3—Approval of the Company’s 2026 Stock Award and Incentive Plan
Eligibility
Executive officers and other employees of Bristol Myers Squibb and its subsidiaries, and non-employee Directors and others who provide substantial services to us, are eligible to be granted awards under the 2026 Plan. In addition, any person who has been offered employment by us may be granted awards, but such prospective grantee may not receive any payment under the award until he or she has commenced employment or the providing of services. Currently, we have approximately 32,400 employees and other service providers who would be potentially eligible for awards under the 2026 Plan, together with 10 non-employee Directors. Under our current program, approximately 27,200 employees are eligible on an annual basis to receive awards, and in 2025, we granted equity awards under our current equity plan to approximately 22,800 persons.
Administration
The Committee administers the 2026 Plan, except that the Board may itself act to administer the 2026 Plan. References to the “Committee” here mean the Committee or the full Board exercising authority with respect to a given award. The 2026 Plan provides that the composition and governance of the Committee will be established in the Committee's charter adopted by the Board. Subject to the terms of the 2026 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a cash-denominated performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition of the award, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2026 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2026 Plan. Nothing in the 2026 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the 2026 Plan.
The 2026 Plan authorizes the Committee to delegate authority to executive officers to the extent permitted by applicable law, but such delegation will not authorize grants of awards to executive officers without direct participation by the Committee. The 2026 Plan provides that members of the Committee and the Board will not be personally liable, and will be fully indemnified, in connection with any action, determination or interpretation taken or made in good faith under the 2026 Plan.
Stock Options and SARs
The Committee is authorized to grant stock options, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR's designated “base price.” The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value (i.e. closing price) of the shares on the date of grant. The maximum term of each option or SAR will be ten years. The times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options or SARs (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price. These exercise methods may include withholding of option shares to pay the exercise price as well as broker-assisted cashless exercises. SARs may be exercisable for shares or for cash, as determined by the Committee. Options and SARs may be granted on terms that cause such awards not to be subject to Section 409A of the Code (“Section 409A”), or with terms that cause those awards to be deferral arrangements subject to Section 409A.
Restricted Stock, RSUs and Deferred Share Units
The Committee is authorized to grant restricted stock and RSUs. The Committee will establish the length of the restricted period for awards of restricted stock and vesting period for RSUs.
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Item 3—Approval of the Company’s 2026 Stock Award and Incentive Plan
Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a shareholder of Bristol Myers Squibb, including the right to vote the shares and to receive dividends, which will be forfeitable at least to the same extent as the related restricted stock. Any of these rights may be limited by the Committee as a provision of the award agreement.
RSUs provide to a participant the right to receive shares at the end of a specified period. RSUs offer an advantage, as compared to restricted stock, in that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to common stock on a tax-deferred basis. Equity awards granted to our non-employee Directors in recent years have been in the form of deferred share units, which are deferred as to settlement but generally non-forfeitable.
Prior to settlement, RSUs and deferred share units carry no voting or dividend rights or other rights associated with stock ownership, but the Committee can authorize payment of dividend equivalents in connection with these awards. Dividend equivalents will be forfeitable at least to the same extent as the related award.
Other Stock-Based Awards, Bonus Stock Awards, and Awards in Lieu of Other Obligations
The 2026 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to or otherwise based on or related to common stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions in limited numbers, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.
Performance-Based Awards
The Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition to awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee; accordingly, annual incentive awards or longer-term incentive awards may be granted as 2026 Plan awards. The Committee can determine the business criteria to apply to these awards, in its discretion, and can specify subjective performance measures as well.
Other Terms of Awards
Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, in accordance with terms and conditions the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2026 Plan, but is under no obligation to do so. The Committee may provide for satisfaction of withholding obligations or rights by requiring or permitting participants to make a payment, withholding from wages or other cash compensation, withholding from proceeds from the sale of stock delivered upon settlement of an award either through a voluntary or mandatory sale arranged by the Company, or withholding stock to be delivered upon settlement of an award. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers on a case-by-case basis to beneficiaries during the participant’s lifetime, for estate planning or other purposes that are consistent with the incentive purpose of the Plan. However, the 2026 Plan forbids transfers of equity awards to third parties for value.
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Item 3—Approval of the Company’s 2026 Stock Award and Incentive Plan
Awards under the 2026 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise of an option), except to the extent required by law. Subject to the requirement that repricing transactions be approved by shareholders, the Committee may grant awards in substitution for, exchange for or as a buyout of other awards under the 2026 Plan, awards under other of our plans or other rights to payment from us or our subsidiaries, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the exercise price of any option, base price of any SAR or purchase price of any other award, subject to the shareholder approval requirement for repricing transactions.
Dividend Equivalents
The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of common shares while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional common shares having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award. For example, rights to dividend equivalents might be granted in connection with RSUs, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding. The 2026 Plan includes a restriction requiring dividend equivalents on equity awards to be forfeitable if vesting requirements (both service- and performance-based) applicable to the related award are not met.
Forfeitures and Related Award Terms
The 2026 Plan authorizes the Committee to provide for a forfeiture of awards and award gains realized by exercise or settlement of an award in the event a participant fails to comply with conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of our business. The 2026 Plan also provides that awards may be subject to a “clawback” in accordance with our clawback policy as from time to time in effect, as well as any clawback or recoupment provisions required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or the corporate governance rules of the NYSE.
Change in Control
The award agreements for awards made under the 2026 Plan provide that, in the event of a “change in control” (as defined in the 2026 Plan) of Bristol Myers Squibb followed within two years (or, if greater, such other period specified in the Severance Plan or another arrangement providing severance protections in connection with a change in control) by a termination of the participant's employment by us not for “cause” or by the participant for “good reason” (as defined in the award agreements) then, upon such termination, outstanding awards will immediately vest and be fully exercisable, any restrictions and forfeiture conditions of such awards will lapse and goals relating to awards that remain subject to performance conditions will be deemed met at the greater of (i) target level, and (ii) actual performance measured through the Company’s final trading date immediately prior to the date of the change in control (if feasible). For details regarding the terms of our change-in-control arrangements with senior executives, which will apply to awards under the 2026 Plan, please see “Post-Termination Benefits – Change-in-Control” beginning at page 92. The Committee can provide for different treatment of an award upon a change-in-control, by so specifying at the date of grant. The Committee may also accelerate the vesting of awards or terminate outstanding awards in the event of a “change in control” of Bristol Myers Squibb, which would entitle the participant to the per-share consideration to be received by shareholders (less any applicable exercise price or similar payment obligation). The distribution of cash or shares in settlement of awards upon termination following a change in control may be limited by applicable restrictions under Section 409A.
Bristol Myers Squibb | 2026 Proxy Statement 111

Item 3—Approval of the Company’s 2026 Stock Award and Incentive Plan
Amendment and Termination of the 2026 Plan
The Board may amend, suspend, discontinue or terminate the 2026 Plan or the Committee’s authority to grant awards thereunder without shareholder approval, except as required by law or regulation or under the Listed Company Manual of the NYSE. Such NYSE rules require shareholder approval of any material revision relating to equity awards under a plan such as the 2026 Plan. Under these rules, however, shareholder approval will not necessarily be required for all amendments that might increase the cost of the 2026 Plan or broaden eligibility. Unless earlier terminated, the authority of the Committee to make grants under the 2026 Plan will terminate ten years after the latest shareholder approval of the 2026 Plan, and the 2026 Plan will terminate thereafter when we have no further obligation with respect to any outstanding award.
Federal Income Tax Implications of the 2026 Plan
We believe that under current law the following U.S. Federal income tax consequences generally would arise with respect to awards under the 2026 Plan.
Options and SARs that are not deferral arrangements under Section 409A would have the following tax consequences: The grant of an option or a SAR will create no federal income tax consequences for the participant or for us. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares acquired on the date of exercise. Upon exercising a SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.
Income taxation following exercise of an ISO depends on whether the shares are disposed of after the ISO holding periods have been met. Those holding periods are two years from the grant of the ISO and one year from the exercise of the ISO. Upon a disposition of ISO shares before the end of either ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized in the disposition of the ISO shares minus the exercise price. Upon a disposition of ISO shares that the participant has held for the ISO holding periods, the participant will recognize no ordinary income.
For all options, a participant's sale of shares acquired by exercise of the option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount the participant recognized as ordinary income in connection with the option's exercise or, in the case of an ISO, upon sale of the option shares. A participant's sale of shares acquired by exercise of a SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in the shares, which normally is the amount the participant recognized as ordinary income in connection with the SAR's exercise.
We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR or upon disposition of ISO shares before the end of the applicable holding period, but no tax deduction relating to a participant's capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling the shares. As discussed below, our ability to claim tax deductions for options and SARs granted to certain senior executives is limited by Section 162(m).
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Item 3—Approval of the Company’s 2026 Stock Award and Incentive Plan
Awards of stock units (for example, RSUs or deferred share units) will have terms intended to meet (or be excluded or exempted from) applicable requirements under Section 409A, which regulates deferred compensation. A participant generally does not recognize income at the time a stock unit is granted or vests, but must recognize ordinary income equal to the cash or the fair market value of shares received at the time of settlement. Thus, for example, if we grant an award of stock units that becomes vested but is deferred as to settlement, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and we would become entitled to claim a tax deduction at that time in an amount equal to the ordinary income recognized by the participant, subject to the Section 162(m) limitations discussed below. In the case of stock units granted to employees or former employees, payroll taxes are generally due at the time of vesting even if vesting and settlement of stock units do not occur simultaneously.
In the case of an award of restricted stock, a participant generally does not recognize income upon receipt of the restricted stock award, but must recognize ordinary income equal to the then fair market value of the shares (minus any amount paid for such shares) at the earliest time either the transferability restriction or substantial risk of forfeiture lapses. In all cases, we can claim a tax deduction at that time in an amount equal to the ordinary income recognized by the participant, subject to the Section 162(m) limitations discussed below. A participant may elect to be taxed at the time of grant of restricted stock rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he or she previously paid tax.
Any award that is a deferral arrangement (that is, not excluded or exempted under the tax regulations) will be subject to Section 409A. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant.
Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1.0 million in a given year paid to each of the chief executive officer, the chief financial officer and certain other highly compensated executive officers. In past years, awards that qualified as “performance-based” compensation did not count against the $1.0 million deductibility cap, and therefore could remain fully deductible by us. This exclusion ceased to be available for awards granted after November 2, 2017. Accordingly, compensation resulting from a 2026 Plan award to a person who is or previously has been a senior executive deemed a “covered employee” under Section 162(m), to the extent it and other compensation subject to Section 162(m)'s deductibility cap exceed $1 million in a given year, will not be deductible by us.
Under Sections 280G and 4999 of the Code, compensation to certain participants resulting from the grant or vesting of awards in connection with a change in control or termination following a change in control may be non-deductible by us and may be subject to a 20% excise tax payable by the participant. The 2026 Plan provides that, if the grant or vesting of an award constitutes a “parachute payment” subject to the 20% excise imposed by Section 4999 of the Code, then such parachute payment will be reduced to the maximum amount that does not trigger the excise tax, unless the participant would be better off, on an after-tax basis, had the participant received all parachute payments without reduction and paid all applicable excise and income taxes. The 2026 Plan does not include tax gross-up payments for excise tax imposed by Section 4999 of the Code.
The foregoing provides only a general description of the application of federal income tax laws to awards under the 2026 Plan. This discussion is intended for the information of shareholders considering how to vote at the 2026 Annual Meeting and not as tax guidance to participants in the 2026 Plan, as the tax consequences may vary with the types of awards made, the identity of the recipients, the method of payment or settlement of the award and other circumstances. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2026 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.
Bristol Myers Squibb | 2026 Proxy Statement 113

Item 3—Approval of the Company’s 2026 Stock Award and Incentive Plan
New Plan Benefits Under the 2026 Plan
Awards under the 2026 Plan are granted in the discretion of the Committee or the Board, and therefore the type, number, recipients and other terms of such awards generally cannot be determined at this time. For information regarding our recent practices with respect to annual incentive awards and stock-based compensation, please see “Summary Compensation Table” (page 79), “Grants of Plan-Based Awards” (page 82), “Outstanding Equity Awards at Fiscal Year-End” (page 84), “Compensation of Directors” (page 37) and “Item 2—Advisory Vote to Approve the Compensation of Our Named Executive Officers - Equity Compensation Plan Information Table” (page 104). Further information is presented in our financial statements for the fiscal year ended December 31, 2025 (see, particularly, Note 19) included in the Annual Report on Form 10-K which is available together with this Proxy Statement.
If shareholders decline to approve this Proposal to adopt the 2026 Plan, our current equity plan will remain in effect according to its terms, which would continue to authorize grants of awards using shares that remain available under that plan.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Company’s 2026 Stock Award and Incentive Plan.

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Item 4
Ratification of the Appointment of Independent Registered Public Accounting Firm
Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the Audit Committee’s appointment of Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for the year 2026. The Audit Committee and the Board believe that the continued retention of D&T to serve as our independent registered public accounting firm is in the best interests of the company and its shareholders. As a matter of good corporate governance, we are asking shareholders to ratify such appointment. In the event our shareholders fail to ratify the appointment, the Board of Directors and the Audit Committee will reconsider such appointment. It is understood that even if the appointment is ratified, the Audit Committee at its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company and our shareholders.
The Audit Committee is directly responsible for appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting. The Audit Committee is also responsible for approving the audit fees of our independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, every five years, the Audit Committee and its chairperson participate in the process for the selection of D&T’s new lead engagement partner.
Representatives from D&T will be present at the Annual Meeting to respond to appropriate questions and to make any additional statements they may choose.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Bristol Myers Squibb Company’s independent registered public accounting firm for 2026.

Bristol Myers Squibb | 2026 Proxy Statement 115

Item 4—Ratification of the Appointment of Independent Registered Public Accounting Firm
Audit and Non-Audit Fees
The following table presents aggregate billed fees for professional audit services rendered by D&T for the fiscal years ended December 31, 2025, and 2024 for the audits of our annual financial statements and internal control over financial reporting, and fees billed for other services rendered by D&T during those periods.

	2025 ($)	2024 ($)

	(in millions)

Audit Fees	18.80	19.01
Audit Related Fees	0.41	0.46
Tax Fees	7.70	8.93
All Other Fees	0.01	0.01
Total	26.92	28.40
Audit fees for 2025 and 2024 were for professional services rendered for the audits of our consolidated financial statements, and of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, statutory and subsidiary audits, timely reviews of quarterly financial statements, comfort letters, consents, and assistance with review of documents filed with the SEC.
Audit Related fees for 2025 and 2024 were primarily for agreed-upon procedures, special purpose financial statement audits and other audit-related services.
Tax fees were composed of both tax compliance and tax consulting fees as described below.
•Tax Compliance fees were incurred for services related to tax compliance, including the preparation of tax returns, claims for refund, assistance with tax audits and preparation of transfer pricing documentation studies. Such amounts were $6.34 million and $7.48 million in 2025 and 2024, respectively.
•Tax Consulting fees were incurred for tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Code) and tax advice, including assistance with advice related to acquisitions, internal restructurings, legislative updates, and requests for rulings or technical advice from tax authorities. Such amounts were $1.36 million and $1.45 million in 2025 and 2024, respectively.
All Other fees for 2025 and 2024 were related to subscriptions to research databases.
Pre-Approval Policy for Services Provided by Our Independent Registered Public Accounting Firm
The Audit Committee has established a policy to preapprove all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, a schedule of the aggregate of services expected to be rendered during that year for each of the four categories of services described above is submitted to the Audit Committee for approval. Prior to engagement, the Audit Committee preapproves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for
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Item 4—Ratification of the Appointment of Independent Registered Public Accounting Firm
additional services not contemplated in the preapproval. In those instances, the Audit Committee requires specific preapproval before engaging our independent registered public accounting firm.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting. During 2025, the Audit Committee did not delegate pre-approval authority to any of its members.
Audit Committee Report
As the Audit Committee of the Board of Directors, we are composed of independent Directors as required by and in compliance with the listing standards of the NYSE and applicable SEC rules. We operate pursuant to a written charter adopted by the Board of Directors that is published on the company’s website.
Management has primary responsibility for the company’s financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) to obtain reasonable assurance that Bristol Myers Squibb’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring D&T’s auditing process on behalf of the Board of Directors.
As part of the oversight of the company’s financial statements, we review and discuss with both management and D&T all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed was prepared in accordance with accounting principles generally accepted in the United States. We have reviewed with management significant accounting and disclosure issues and reviewed with D&T matters required to be discussed pursuant to auditing standards adopted by the PCAOB and SEC requirements. Specifically, we reviewed and discussed with D&T the critical audit matters arising from the audit of our financial statements for fiscal year 2025.
In addition, we have received the written disclosures and the letter from D&T required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and have discussed with D&T their independence from Bristol Myers Squibb and its management. We have determined that D&T’s provision of non-audit services in 2025 was compatible with, and did not impair, its independence. We have also received written materials addressing D&T’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.
We have discussed with our internal auditors and D&T the overall scope and plans for their respective audits. We have met with the internal auditors and D&T, with and without management present, to discuss their evaluations of the company’s internal control over financial reporting, and the overall quality of the company’s financial reporting.
Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements for the year ended December 31, 2025 be included in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.
In addition, we have confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member’s ability to act independently.
The Audit Committee
Derica W. Rice, Chair
Michael R. McMullen
Paula A. Price
Theodore R. Samuels
Phyllis R. Yale
Bristol Myers Squibb | 2026 Proxy Statement 117

Shareholder Proposal
The Board of Directors Recommends a Vote AGAINST the Following Shareholder Proposal (Item 5)
The Company expects the following shareholder proposal (Item 5) to be presented at the 2026 Annual Meeting. The text of the shareholder proposal below appears exactly as received by the Company. All statements contained in the shareholder proposal are the sole responsibility of the proponent and may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all such assertions. The Board of Directors has recommended a vote against this proposal for the reasons set forth in the Board of Directors’ Statement of Opposition to the Proposal following the presentation of the proposal below. The stock holdings of the proponent will be provided upon request to the Corporate Secretary of Bristol Myers Squibb.
Item 5—Shareholder Proposal on the Adoption of a Board Policy that the Chairperson of the Board be an Independent Director
The proponent of this resolution is John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278
Proposal 5 - Independent Board Chairman
Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the officer of the Chairman and the office of CEO as soon as possible.
The Chairman of the Board shall be an Independent Director. A Lead Director shall not be a substitute for an independent Board Chairman.
The Board shall have the discretion to select and interim Chairman of the Board, who is not an Independent Director, to serve while the Board is required to seek an Independent Chairman of the Board on an accelerated basis. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition although it is better to adopt it now.
An independent Board Chairman at all times improves corporate governance by bringing impartiality, objective oversight, and external expertise to board decisions, mitigating conflicts of interest, enhancing transparency, and boosting shareholder confidence.
This detached perspective allows the chairman to focus on shareholder interests, strengthen management accountability, and provide critical checks and balances, ultimately contributing to long-term sustainability and credibility.
This may be a particularly good time to consider the merits of this proposal. Bristol-Myers Squibb stock was at $77 in 2016 and fell to $43 in late 2025 despite a robust stock market.
Unfavorable news reports regarding Bristol-Myers Squibb emerged in 2025.
There were disappointing drug trial results:
•Cobenfy for schizophrenia: In April 2025, a Phase 3 trial showed that the schizophrenia drug Cobenfy failed to significantly improve symptoms when used as an add-on therapy.
118 Bristol Myers Squibb | 2026 Proxy Statement

Shareholder Proposal
•Mavacamten for heart disease: A late-stage study released in April 2025 indicated that the heart disease drug Mavacamten failed to meet its primary goals.
•Reblozyl for anemia: A Phase 3 study of Reblozyl in patients with myelofibrosis-associated anemia failed to meet its primary endpoint in July 2025. This was the fourth failed pivotal trial of the year for BMY.
Sales from BMY’s legacy drug portfolio, including cancer treatment Revlimid, have been negatively impacted by growing generic competition. Revlimid sales alone plunged 38% in the first half of 2025.
A federal appeals court rejected BMY’s and Janssen’s legal challenge to the Medicare drug price negotiation program in September 2025. The program is expected to drive down drug prices for Medicare beneficiaries, a development that is unfavorable for companies like BMY.
In July 2025, BMY lowered its full-year earnings per share forecast, citing a charge related to a partnership with BioNTech. This came after lowering the 2025 outlook earlier in the year.
BMY accumulated significant debt to fund its strategy of acquiring companies with promising drugs. As of mid-2025, the company’s long-term debt stood at $44 billion. BMY’s stock lost momentum throughout 2025. It slipped below key moving averages, signalling a bearish shareholder reaction.
Please vote yes:
Independent Board Chairman - Proposal 5
Board of Directors’ Statement in Opposition to the Proposal
The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons.
The Board has carefully considered this proposal and believes the actions requested are not in the best interests of the company and its shareholders. Shareholder interests are best served when the Board has the flexibility to make leadership choices that reflect the company’s needs and circumstances at any given time. Eliminating this flexibility is unnecessarily rigid and would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Board Chair. Moreover, our Lead Independent Director role, as well as our other corporate governance practices, already provide the strong independent leadership and robust management oversight requested by this proposal. Shareholder proposals regarding this topic have been voted on at four of the last five Annual Meetings, and, in each instance, the proposal has failed to receive a majority of shareholder support, with the most recent proposal garnering only 31.8% support among votes cast.
Flexibility in designing the Company’s leadership structure facilitates effective execution of the Company’s strategic initiatives and complex business strategy
The company’s carefully considered Corporate Governance Guidelines provide the Board with the ability to select the board leadership structure it deems most appropriate based on the circumstances at the time. Specifically, they do not mandate the integration of the roles of Board Chair and Chief Executive Officer. This flexibility enables the Board to tailor its structure to the strengths of the company’s officers and Directors in order to best address the company’s evolving and complex business. It is crucial that the Board maintain this ability to adapt and adjust in order to effectively execute the company’s strategic initiatives and business plans. The Board presently believes that the combination of the roles of Board Chair and Chief Executive Officer continues to be in the best interest of the company and our shareholders, and is the best leadership structure for the company and its shareholders at this time. The independent Directors review this structure on a regular basis to ensure that it continues to serve the best interests of the Company and its shareholders. The Company and its shareholders are best served by allowing the Board to continue to follow its current policy of determining the most advantageous governance for the Company generally, and the best person to serve as the Board Chair specifically.
Bristol Myers Squibb | 2026 Proxy Statement 119

Shareholder Proposal
The requested policy provides no discretion for future Boards to exercise their fiduciary duties under Delaware law to determine the best leadership structure for the Board
The proposal requires that the Company adopt an “enduring” policy requiring an independent Board Chair, meaning that strict implementation of the proposal as presented would prohibit the Board from ever changing the policy in the future, regardless of the circumstances facing the Company at the time. An immutable policy would therefore eliminate from future Directors the ability to exercise their discretion to determine the appropriate leadership structure for the Board, even in circumstances where the Directors, in the good faith exercise of their fiduciary duties under Delaware law, believe that a non-independent Director is best suited to lead the Company as Board Chair. The Board believes that retaining the discretion to determine the Company’s governance structure is essential to being able to satisfy the exercise of the Directors’ fiduciary duties under Delaware law.
Dr. Boerner’s experience combined with a strong Lead Independent Director in Mr. Samuels balances consistent effective leadership with independent oversight and accountability
The Company’s independent Directors have determined that having Dr. Boerner fill a combined role, complemented by Mr. Samuels as an experienced Lead Independent Director, strikes the appropriate balance to achieve effective leadership, and independent oversight, and focused accountability.
As our Chief Executive Officer, with more than a decade working in various roles at the Company, Dr. Boerner has proven himself to be an exceptional leader and has been instrumental in shaping our strategy and our culture. His passion for science, his commitment to our workforce and his tireless focus on what matters most – our patients – make him an invaluable asset for our Company and our Board. Further, his deep knowledge of our strategy and pipeline, and proven execution across all geographies, make us confident that he is the right person to guide Bristol Myers Squibb through its next stage of growth and support our vision to be the world’s leading biopharma company that transforms patients’ lives through science.
After thoughtful and rigorous consideration, the Board determined that combining the Board Chair and Chief Executive Officer positions, with Dr. Boerner serving in that combined role and Mr. Samuels serving as Lead Independent Director, continues to be in the best interest of the Company and our shareholders and is the best leadership structure for the Company and its shareholders at this time. Specifically, our Board believes having Dr. Boerner serve in the combined role of Board Chair and Chief Executive Officer confers distinct advantages, including:
•having a Board Chair who can draw on detailed institutional knowledge of the Company, including a comprehensive understanding of the complexities of the Company, such as, among other matters, its operations, finances, business development, human capital management, public relations, and commercial standing, and industry experience from serving as Chief Executive Officer, providing the Board with focused, informed leadership, particularly in discussions about the company’s strategy;
•ensuring that the Company presents its message and strategy to all stakeholders, including shareholders, employees and patients, with a unified voice;
•allowing for efficient decision-making and focused accountability; and
•helping foster closer collaboration and quicker communication with our Directors to more readily evaluate, monitor, and mitigate risks to the Company’s strategic priorities in light of the ever-increasingly complex external environment, especially given significantly evolving government, healthcare, and regulatory pricing dynamics, amid a period of dramatic strategic evolution for the Company.
Our Lead Independent Director role’s robust duties model the role of an independent chair and ensure a strong and active Board
120 Bristol Myers Squibb | 2026 Proxy Statement

Shareholder Proposal
The Company’s Corporate Governance Guidelines provide that the independent Directors will designate a Lead Independent Director when the Board Chair is not an independent Director. The independent Directors of the Board have elected Mr. Samuels to serve in that position. The robust duties of the Lead Independent Director, who is selected annually by the Company’s independent Directors, provide for effective, appropriate safeguards and oversight. The role of the Lead Independent Director at the Company is modeled on the role of an independent Board chair, ensuring a strong, independent and active Board. The Lead Independent Director’s responsibilities include:
•serving as liaison between the independent Directors and the Board Chair and Chief Executive Officer;
•reviewing and approving meeting agendas and sufficiency of time;
•calling meetings of the independent Directors;
•presiding at all meetings of the independent Directors and any Board meeting when the Board Chair and Chief Executive Officer is not present, including executive sessions of the independent Directors;
•approving the quality, quantity and timeliness of information sent to the Board;
•serving a key role in Board and Chief Executive Officer evaluations;
•engaging with, and responding directly to, shareholder and stakeholder questions, as appropriate;
•providing feedback from executive sessions of the independent Directors to the Board Chair and Chief Executive Officer and other senior management;
•recommending outside advisors and consultants; and
•conducting, along with the Committee on Directors and Corporate Governance, an annual assessment of the Board and Committees.
Several features of our governance structure work together to ensure independent oversight of the Company.
The Board ensures independent oversight of the company through the Lead Independent Director role and other features of its governance structure, such as providing independent Directors with the ability to effectively oversee the company’s management. Key features of independent oversight include:
•Director independence: Currently, 10 of the 11 Director nominees are independent.
•Fully independent Board Committees: All members of the Audit Committee, Compensation and Management Development Committee, Committee on Directors and Corporate Governance and Science and Technology Committee are “independent” in accordance with or as defined in the rules adopted by the SEC and the New York Stock Exchange and the Company’s own Corporate Governance Guidelines.
•Continued Board refreshment: The Board continually reviews its composition with a focus on refreshing necessary skills sets to oversee management’s execution of the company’s strategy. Over the last five years, the Board has added four new Directors, expanding the depth of experience in the areas of finance, strategic leadership, science and industry knowledge.
•Regular executive sessions: Executive sessions of the independent Directors of the Board generally take place at every regular Board meeting. In addition, each of the Board’s Committees hold regularly scheduled executive sessions without management present.
•Independent evaluation of Chief Executive Officer performance: The company’s fully independent Compensation and Management Development Committee is responsible for performing an annual evaluation of the Chief Executive Officer based on his performance objectives.
Bristol Myers Squibb | 2026 Proxy Statement 121

Shareholder Proposal
In summary, the Board believes that the Board’s fiduciary duties are best satisfied by retaining the flexibility to determine a leadership structure that serves the best interests of the Company and its shareholders at any given time and not restricting the Board’s ability to select the individual best suited to serve as Board Chair. The Board annually reviews the Company’s governance structure, and will continue to do so; however, the Board believes the current leadership model, when combined with our independent Board governance structure, strikes the appropriate balance between strong and consistent leadership and independent and effective oversight of the Company’s business and affairs. At the 2024 Annual Meeting of Shareholders, the last meeting in which the Company received a proposal regarding the separation of Board Chair and Chief Executive Officer roles, the proposal received 31.8% support of the votes cast. Given the current needs of the Company and the strong role of the Lead Independent Director, the Board believes that it continues to be in the best interests of the Company and its shareholders to combine the roles of Board Chair and Chief Executive Officer. For these reasons, the Board recommends that you vote against this proposal.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

122 Bristol Myers Squibb | 2026 Proxy Statement

Voting Securities and Principal Holders
At the close of business on March 12, 2026, there were 2,041,735,455 shares of $0.10 par value common stock and 2,246 shares of $2.00 convertible preferred stock outstanding and entitled to vote.
Common Stock Ownership by Directors and Executive Officers
The following table sets forth, as of March 12, 2026 (except as otherwise noted), beneficial ownership of shares of our common stock by each Director, each of our Named Executive Officers and all Directors and executive officers as a group, in each case, as of such date. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power. None of our Directors and executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of common or preferred stock.

Name	Total Common Shares Owned(1) (#)	Common Shares Underlying Options or Stock Units(2) (#)	Common Shares Underlying Deferred Share Units(3) (#)

P. J. Arduini	70,858	0	70,858
D. L. Bhatt, M.D., M.P.H., M.B.A.	19,242	0	19,242
C. Boerner, Ph.D.	146,890	0	0
D. V. Elkins	189,539	0	0
J. Haller, M.D.	134,991	83,469	37,903
M. Hidalgo Medina, M.D., Ph.D.	22,764	0	22,764
S. Hirawat, M.D.(4)	31,925	0	0
A. Lenkowsky	29,287	1,374	0
C. Massacesi, M.D.	0	0	0
M. R. McMullen	15,980	0	14,980
G. Meyers	30,361	0	0
P. A. Price	25,498	0	25,498
D. W. Rice	40,525	0	39,325
T. R. Samuels	105,983	0	67,883
K. H. Vousden, Ph.D.	41,069	0	41,069
P. Yale	43,327	0	43,327
All Directors and Executive Officers as a Group(5)	1,069,153	84,843	382,849
(1)Consists of direct and indirect ownership of shares, shares credited to the accounts of the executive officers under the Bristol Myers Squibb Savings and Investment Program, stock options that are currently exercisable, restricted stock units that vest within 60 days, the target number of market share units that vest within 60 days, and deferred share units.
Bristol Myers Squibb | 2026 Proxy Statement 123

Voting Securities and Principal Holders
(2)Consists of shares underlying stock options that are currently exercisable, restricted stock units that vest within 60 days, and the target number of market share units that vest within 60 days. None of these shares have any voting rights.
(3)Consists of deferred share units that are valued according to the market value and shareholder return on equivalent shares of common stock. Deferred share units have no voting rights.
(4)Dr. Hirawat departed from the Company effective November 1, 2025. Represents shares beneficially owned as of March 17, 2026, as provided by Dr. Hirawat’s broker.
(5)Includes 25 individuals.
Principal Holders of Voting Securities
The following table sets forth, as of March 12, 2026, information regarding beneficial owners of more than 5% of the outstanding shares of our common stock. There are no beneficial owners of more than 5% of the outstanding shares of our preferred stock.

Name	Number of Shares Beneficially Owned (#)		Percent of Class (%)

Vanguard Group Inc. 100 Vanguard Blvd Malvern, PA 19355	198,155,594	(1)	9.74%	(1)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	143,574,230	(2)	7.1%	(2)
(1)This information is based on the Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024 reporting beneficial ownership as of December 31, 2023. The reporting person has sole voting power with respect to zero shares, shared voting power with respect to 2,641,512 shares, sole dispositive power with respect to 189,047,539 shares, and shared dispositive power with respect to 9,108,055 shares.
(2)This information is based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on April 17, 2025 reporting beneficial ownership as of March 31, 2025. The reporting person has sole voting power with respect to 128,678,276 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 143,574,230 shares, and shared dispositive power with respect to zero shares.
Insider Trading Policy and Policy on Hedging and Pledging
Our securities trading policy prohibits all employees, including Directors and executive officers, from engaging in any speculative or hedging transactions. Our securities trading policy also prohibits all employees, including Directors and executive officers, from holding our securities in a margin account or pledging our securities as collateral for a loan except in certain limited circumstances pre-approved by our Corporate Secretary when a person wishes to pledge our securities as collateral for a loan and clearly demonstrates the ability to repay the loan without selling such securities. None of our Directors or executive officers has pledged shares of our stock as collateral for a loan or holds shares of our stock in a margin account.
124 Bristol Myers Squibb | 2026 Proxy Statement

Other Matters
Advance Notice Procedures
As set forth in our Bylaws, if you wish to propose any action, including the nomination of Directors, at next year’s annual meeting, you must deliver notice to BMS containing certain information set forth in our Bylaws, not less than 90 but not more than 120 days before the anniversary of the prior year’s annual meeting. For our 2027 Annual Meeting, we must receive this notice between January 5, 2027 and February 4, 2027. These requirements are separate and distinct from the SEC requirements that a shareholder must meet to have a shareholder proposal included in our proxy statement. For further information on how a shareholder may nominate a candidate to serve as a Director, please see page 9.
In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended, shareholders who intend to solicit proxies in support of Director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than March 6, 2027.
Our Bylaws are available on our website at https://www.bms.com/about-us/our-company/governance.html. In addition, a copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices, Bristol- Myers Squibb Company, Route 206 & Province Line Road, Princeton, NJ 08543, Attention: Corporate Secretary.
2027 Shareholder Proposals
Shareholder proposals relating to our 2027 Annual Meeting of Shareholders must be received by us at our principal executive offices, Bristol Myers Squibb, Route 206 & Province Line Road, Princeton, NJ 08543, Attention: Corporate Secretary, no later than November 25, 2026. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Shareholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a shareholder proposal or any time they have a concern. At the direction of the Board of Directors, the Office of the Corporate Secretary acts as corporate governance liaison to shareholders.
Availability of Corporate Governance Documents
Our Corporate Governance Guidelines (including the standards of Director independence), Principles of Integrity, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, additional policies and guidelines, committee charters, and links to Reports of Insider Transactions are available on our corporate governance webpage at https://www.bms.com/about-us/our-company/governance.html and are available to anyone who requests them by writing to: Corporate Secretary, Bristol Myers Squibb, Route 206 & Province Line Road, Princeton, NJ 08543.
Bristol Myers Squibb | 2026 Proxy Statement 125

Frequently Asked Questions
Why Am I Receiving These Materials?
This Proxy Statement is being delivered to all shareholders of record as of the close of business on March 12, 2026, in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Shareholders on May 5, 2026. We expect our proxy materials, including this Proxy Statement and the Annual Report, to be first made available to shareholders on or about March 25, 2026. Although the Annual Report and Proxy Statement are being delivered together, the Annual Report should not be deemed to be part of the Proxy Statement.
What Is “Householding” and How Does It Work?
“Householding” is a procedure we adopted whereby shareholders of record who have the same last name and address and who receive the proxy materials by mail will receive only one copy of the proxy materials unless we have received contrary instructions from one or more of the shareholders. This procedure reduces printing and mailing costs. If you wish to receive a separate copy of the proxy materials, now or in the future, at the same address, or if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy, you may contact us by writing to Shareholder Services, Bristol Myers Squibb, Route 206 & Province Line Road, Princeton, NJ 08543, Attention: Corporate Secretary or by calling us at (212) 546-3309. If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, to shareholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the shareholders. If you wish to receive a separate copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, now or in the future, you may contact us at the address or phone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all shareholders at the shared address in the future.
Why Are You Holding a Virtual Annual Meeting?
Our goal for the Annual Meeting is to enable shareholders to participate in the meeting, while providing substantially the same access and possibilities for exchange with the Board and our senior management as an in-person meeting. We believe that this approach represents best practices for virtual shareholder meetings, including by providing a support line for technical assistance and addressing as many shareholder questions as time allows.
Who Can Attend the Virtual Annual Meeting?
Only shareholders of Bristol Myers Squibb as of the record date, March 12, 2026, their authorized representatives and guests of Bristol Myers Squibb may attend the Annual Meeting.
Only shareholders of record on the record date will be entitled to participate, vote their shares and ask questions during the virtual meeting via audio webcast. To be admitted to the virtual 2026 Annual Meeting, shareholders should visit www.virtualshareholdermeeting.com/BMY2026 and enter the 16-digit control number included on your Important Notice Regarding the Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials.
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting or during the meeting time, there will be a 1-800 number and international number available on the website to assist you. Technical support will be available 15 minutes prior to the start of the meeting and through the conclusion of the meeting.
126 Bristol Myers Squibb | 2026 Proxy Statement

Frequently Asked Questions
How Do I Ask Questions in the Virtual Annual Meeting?
We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting.
To submit a question during the meeting, visit www.virtualshareholdermeeting.com/BMY2026, enter your 16-digit control number and type your question into the “Ask a Question” field and click “Submit.” If you would like to submit a question before the meeting, visit www.proxyvote.com with your 16-digit control number and select the “Submit a Question for Management” option. We encourage you to submit any question that is relevant to the business of the meeting. Questions pertinent to meeting matters will be answered during the meeting as time allows.
Who Is Entitled to Vote?
All holders of record of our $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 12, 2026, will be entitled to vote at the 2026 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.
How Do I Vote If I Am a Registered Shareholder?
Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they participate in the virtual meeting. If you are a registered holder, you can vote your shares by proxy in one of the following manners:
i)via Internet at www.proxyvote.com;
ii)by telephone at (800) 690-6903;
iii)via audio webcast during the virtual 2026 Annual Meeting; or
iv)by mail, if you received a paper copy of the proxy materials.
Choosing to vote via Internet or calling the toll-free number listed above will save us expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.
If you wish to vote during the virtual Annual Meeting, you can vote your shares via audio webcast at www.virtualshareholdermeeting.com/BMY2026.
If you received a paper copy of the proxy materials and choose to vote by mail, specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.
How Do I Vote If I Am a Beneficial Shareholder?
If you are a beneficial shareholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card, which your broker or nominee is obligated to provide you. If you wish to vote at the virtual meeting, you must first obtain from the record holder a legal proxy issued in your name.
Under the NYSE rules, brokers that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding routine matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm.
Under NYSE rules, the election of Directors, the advisory votes relating to executive compensation of our Named Executive Officers, and the approval of any shareholder proposals are considered “non-discretionary” items, which means that your broker cannot vote your shares on these proposals.
Bristol Myers Squibb | 2026 Proxy Statement 127

Frequently Asked Questions
What Items Will Be Voted Upon at the Virtual Annual Meeting?
At the Annual Meeting, we will consider and act on the following items of business:
i)the election to the Board of Directors of the 11 persons nominated by the Board, each for a term of one year;
ii)an advisory vote to approve the compensation of our Named Executive Officers;
iii)the approval of the Company’s 2026 Stock Award and Incentive Plan;
iv)the ratification of the appointment of our independent registered public accounting firm; and
v)a shareholder proposal, if presented at the meeting.
We do not know of any other matter that may be brought before the meeting. However, if other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.
What Are the Board of Directors’ Voting Recommendations?
For the reasons set forth in more detail in the Proxy Statement, our Board of Directors recommends a vote FOR the election of each Director, FOR the advisory vote to approve the compensation of our Named Executive Officers, FOR the approval of our 2026 Stock Award and Incentive Plan, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2026, and AGAINST the shareholder proposal.
How Will My Shares Be Voted at the Virtual Annual Meeting?
Voting Options

Item	Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes

1	Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect—not counted as a vote cast	No	No effect
2	Advisory vote to approve the compensation of our Named Executive Officers	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
3	Approval of the company’s 2026 Stock Award and Incentive Plan	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
4	Ratification of the appointment of an independent registered public accounting firm	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
5	Shareholder Proposal on the Adoption of a Board Policy that the Chairperson of the Board be an Independent Director	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
How Many Votes Are Needed to Elect the Directors and to Approve Each of the Proposals?
Director Elections: A majority of votes cast with respect to each Director’s election at the meeting is required to elect each Director. A majority of the votes cast means that the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director in order for the Director to be elected. Abstentions will not be counted as votes cast for or against the Director and broker non-votes will have no effect on this proposal.
128 Bristol Myers Squibb | 2026 Proxy Statement

Frequently Asked Questions
Advisory Vote to Approve Compensation of Our Named Executive Officers: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the advisory vote to approve the compensation of our Named Executive Officers. Because your vote is advisory, it will not be binding upon our Board of Directors. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.
Approval of the Company’s 2026 Stock Award and Incentive Plan: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on this matter is required for the approval of the Company’s 2026 Stock Award and Incentive Plan. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.
Ratification of Our Auditors: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will be counted as votes against this proposal. As described above, a broker or other nominee may generally vote on routine matters such as this one, and therefore no broker non-votes are expected to exist in connection with this proposal.
Shareholder Proposal: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on this matter is required for the approval of the shareholder proposal if presented at the meeting. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.
How Are the Votes Counted?
In accordance with the laws of Delaware, our Amended and Restated Certificate of Incorporation and our Bylaws, for all matters being submitted to a vote of shareholders, only proxies and ballots that indicate votes “FOR,” “AGAINST” or “ABSTAIN” on the proposals, or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals, are counted to determine the number of shares present and entitled to vote on a given matter. Broker non-votes are not counted as shares present and entitled to vote on a given matter but will be counted for purposes of determining quorum (whether enough votes are present to hold the Annual Meeting).
Can I Change My Vote After I Return the Proxy Card, or After Voting by Telephone or Electronically?
If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:
i)by giving timely written notice of the revocation to the Corporate Secretary of Bristol Myers Squibb;
ii)by casting a new vote by telephone or by the Internet prior to the deadline for voting; or
iii)by voting at the Annual Meeting.
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote at the Annual Meeting if you obtain a legal proxy.
All shares that have been properly voted and not revoked will be voted at the Annual Meeting.
How do I designate my proxy?
If you wish to give your proxy to someone other than the persons named as proxies in the enclosed form of proxy, you may do so by crossing out the names of all three persons named as proxies on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.
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Frequently Asked Questions
Who counts the votes?
An independent agent tabulates the proxies and the votes cast at the meeting. In addition, independent inspectors of election certify the results of the vote tabulation.
Is My Vote Confidential?
Yes, any information that identifies a shareholder or the particular vote of a shareholder is kept confidential.
Who Will Pay for the Costs Involved in the Solicitation of Proxies?
We will pay all costs of preparing, assembling, printing and distributing the proxy materials as well as the solicitation of all proxies. We have retained Innisfree M&A Incorporated to assist in soliciting proxies for a fee of $30,000, plus reasonable out-of-pocket expenses. We may solicit proxies on behalf of the Board of Directors through the mail, in person, electronically, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.
Cautionary Note about Forward-Looking Statements
This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, without limitation, statements regarding growth strategy, financial results, product approvals, our pipeline, product potential, development programs, or SSI initiatives. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of the Company’s 2025 Form 10-K, in its periodic reports on Form 10-Q, current reports on Form 8-K, if any, which we incorporate by reference, and other reports or documents we file with the SEC.
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EXHIBIT A
Categorical Standards of Independence
In determining Director independence, the Board has adopted the following categorical standards to assist it in determining which relationships will be considered immaterial:
(a)an immediate family member of the Director is or has been employed by the company, provided that such family member is not, and has not been for at least a period of three years, an executive officer of the company;
(b)more than three years has elapsed since i) the Director was employed by the company, ii) an immediate family member of the Director was employed by the company as an executive officer, or iii) an executive officer of the company was on the board of Directors of a company that employed either the Director or an immediate family member of the Director as an executive officer;
(c)the Director, or an immediate family member of the Director, received, in any 12-month period within the last three years, $120,000 or less in direct compensation from the company (other than Director’s fees or compensation that was deferred for prior service with the company);
(d)more than three years has elapsed since i) the Director has been a partner with or employed by the company’s independent auditor or ii) an immediate family member personally worked on the company’s audit as a partner or employee of the company’s independent auditor;
(e)the Director has an immediate family member who i) is an employee of, but not a partner of, the independent auditor and ii) does not personally work on the company’s audit;
(f)the Director of the company, or an immediate family member of a Director, is an executive officer or an employee of, or is otherwise affiliated with, another company that makes payment to, or receives payment from, the company for property or services in an amount which in any single fiscal year within the preceding three years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;
(g)the Director of the company and/or an immediate family member of the Director directly or indirectly owns, in the aggregate, 10% equity interest or less in another company that makes payment to, or receives payment from, the company for property or services;
(h)the Director of the company, or an immediate family member of a Director, is an executive officer, or employee of, or is otherwise affiliated with, a charitable organization or non-profit organization, and the company’s, or the Bristol Myers Squibb Foundation’s discretionary charitable contributions to the organization, in the aggregate, in any single fiscal year within the preceding three years, do not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues; and
(i)an executive officer of the Company serves or served on the Compensation and Management Development Committee of the Board of Directors of a company that, at the same time within the last three years, employs or employed either the Director or an immediate family member of the Director as an executive officer.
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EXHIBIT B
2026 Stock Award and Incentive Plan
BRISTOL-MYERS SQUIBB COMPANY
2026 STOCK AWARD AND INCENTIVE PLAN
1.Purpose. The purpose of this 2026 Stock Award and Incentive Plan (the “Plan”) is to aid Bristol-Myers Squibb Company, a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding employees, non-employee directors and other service providers of the Company or its subsidiaries or affiliates, to provide for competitive incentive opportunities, to recognize individual contributions, to reward achievement of Company goals and to promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.
2.Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)“Award” means any Option, SAR, Restricted Stock, Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any related right or interest, granted to a Participant under the Plan.
(b)“Beneficiary” means the person, persons, trust or trusts designated as being entitled to receive the benefits under a Participant’s Award upon and following a Participant’s death. Unless otherwise determined by the Committee, a Participant may designate a person, persons, trust or trusts as his or her Beneficiary, and in the absence of a designated Beneficiary, the Participant’s Beneficiary shall be as specified in Section 11(b)(ii). Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.
(c)“Board” means the Company’s Board of Directors.
(d)“Change in Control” means the occurrence of any of the following events:
(i)Change in Ownership of the Company. A change in the ownership of the Company that occurs on the date that any one person (including any individual, trust estate, partnership, or corporation), or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period with individuals whose appointment or election to the Board is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer of assets to an entity that is controlled by the
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EXHIBIT B
Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(A) or (iii)(B)(1), (2) or (3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Section 2(d), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further, and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (1) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (2) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(e)“Code” means the U.S. Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the U.S. Department of the Treasury and Internal Revenue Service.
(f)“Committee” means the Compensation and Management Development Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder (subject to applicable requirements of New York Stock Exchange rules), in which case the term “Committee” shall refer to the Board.
(g)“Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.
(h)“Effective Date” means the effective date specified in Section 11(a).
(i)“Eligible Person” shall have the meaning specified in Section 5.
(j)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.
(k)“Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock on a given day shall mean the last sale price of a share of stock before the 4 p.m. Eastern Time closing time (or equivalent earlier time for partial trading days) on that day or, if there was no trading on that day, on the last preceding day on which the Stock was traded, as reported on the composite tape for securities listed on the New York Stock Exchange. Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR and relating to the market value of Stock measured at the time of exercise shall conform to applicable requirements under Section 409A.
(l)“409A Awards” means Awards that constitute a deferral of compensation under Section 409A granted to or held by a person who is subject to United States federal income tax. “Non-409A Awards” means Awards other than 409A Awards. Although the Committee retains authority under the Plan to grant Options and SARs on terms that will qualify those Awards as 409A Awards, Options and SARs are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.
(m)“Full-Value Award” means an Award relating to Stock other than (i) Options and SARs and (ii) Awards for which the Participant pays (at any time) a stated price specified in the Award for each share of Stock issued upon exercise of the Award at least equal to 100% of the Fair Market Value of the underlying Stock valued at the grant date, either directly or by forgoing a right to receive a cash payment from the Company.
(n)“Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.
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EXHIBIT B
(o)“Non-Employee Director” means an individual who is a member of the Board but who is not an employee of the Company or a subsidiary or affiliate.
(p)“Option” means a right to purchase Stock granted under Section 6(b).
(q)“Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).
(r)“Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.
(s)“Performance Award” means a conditional right, granted to a Participant under Section 6(i), to receive cash, Stock or other Awards or payments.
(t)“Person” has the meaning set forth in Section 2(d).
(u)“Pre-existing Plans” means the Company’s (i) 2014 Equity Incentive Plan, as Amended and Restated, (ii) 2017 Stock Incentive Plan, Amended and Restated, and (iii) 2021 Stock Award and Incentive Plan, as Amended and Restated (the “2021 Plan”).
(v)“Restricted Stock” means Stock granted under this Plan that is subject to certain restrictions and to a risk of forfeiture.
(w)“Section 409A” means Code Section 409A, including regulations and administrative guidance issued thereunder.
(x)“Severance Plan” means the Company’s Severance Benefits Plan, effective as of April 15, 2025, as amended from time to time, including any appendices.
(y)“Stock” means the Company’s Common Stock, par value $0.10 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).
(z)“Stock Units” means a right, granted under this Plan, to receive Stock or other Awards or a combination thereof at the end of a specified period. Stock Units subject to a risk of forfeiture may be designated as “Restricted Stock Units” as provided in Section 6(e)(ii).
(aa)“Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c).
3.Administration.
(a)Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant or each Award), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders. The foregoing notwithstanding, the Board or another committee of the Board may perform the functions of the Committee for purposes of granting Awards under the Plan to Non-Employee Directors, as the Board may at any time direct.
(b)Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to one or more officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation (i) will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, (ii) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation
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EXHIBIT B
S-K (in accordance with Instruction 5.a.ii thereunder) under the Exchange Act, and (iii) is permitted under Section 157 and other applicable provisions of the Delaware General Corporation Law.
(c)Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, by the Company’s certificate of incorporation or by the Company’s bylaws, be fully indemnified and protected by the Company with respect to any such action or determination.
4.Stock Subject To Plan.
(a)Overall Number of Shares Available for Delivery. Subject to adjustment as provided under Section 11(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 85 million shares (reduced by any shares subject to awards under the 2021 Plan that are granted between March 12, 2026 and the Effective Date that exceed the aggregate amount of forfeitures under the 2021 Plan during the same period) plus (ii) the number of shares subject to awards under the Pre-Existing Plans that become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed 85 million shares; and provided further, that shares issuable in connection with awards of acquired businesses that are assumed or substituted for by Awards shall not count against the shares of Stock reserved under the Plan. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.
(b)Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute Awards) and make adjustments in accordance with this Section 4(b). Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. Accordingly, to the extent that an Award under the Plan or an award under any of the Pre-existing Plans is canceled, expired, forfeited or otherwise terminated without delivery of shares to the Participant (and without delivery of cash in the case of an Award that was settleable potentially in shares or cash), the shares retained by or returned to the Company will not be deemed to have been delivered under the Plan or the Pre-Existing Plan and will be available for Awards under the Plan; provided, however, that shares that are withheld from such Award or award or separately surrendered by the Participant in payment of the exercise price or taxes relating to such Award or award or otherwise are not delivered in the case of an exercise of an SAR shall be deemed to constitute shares delivered and therefore will not be available for new Awards under the Plan. Settlement of an Award that by its terms could be settled only in cash shall not count against the shares reserved under the Plan. The Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of shares in excess of the number then available under the Plan.
5.Eligibility; Non-Employee Director Compensation Limitations.
(a)Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means (i) an employee of the Company or any subsidiary or affiliate, including any executive officer or employee director of the Company or a subsidiary or affiliate, (ii) any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate, (iii) any Non-Employee Director, and (iv) any person who provides substantial services to the Company or a subsidiary or affiliate. An employee on leave of absence (except those employees on long-term disability or other leave longer than 12 months, unless otherwise required by applicable law) may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines, are eligible for substitute Awards granted in assumption of or in substitution for such outstanding awards in connection with such acquisition or combination transaction. Notwithstanding anything to the contrary, the grant of any Award is discretionary, and the grant of an Award does not create any contractual right or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past. All decisions with respect to the granting of Awards, if any, will be at the sole discretion of the Committee.
(b)Per-Person Award Limitations. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards under the Plan up to his or her Annual Limit. A Participant’s Annual Limit shall equal 1.5 million shares plus the amount of the Participant’s unused Annual Limit in the previous two years, subject to adjustment as provided in Section 11(c). In the case of an Award denominated in cash, an Eligible Person may be granted Awards under the Plan authorizing the earning during any calendar year of an amount up to the Eligible Person’s Annual Limit which shall equal $10 million plus the amount of the Eligible Person’s unused cash Annual Limit in the previous two years (this limitation is separate and not affected by the number of Awards granted during such calendar year that are subject to the limitation in the preceding sentence, and the Annual Limits are subject to Section 11(h)). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is
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EXHIBIT B
to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, (ii) a Participant’s Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid, (iii) the unused Annual Limit carryover from previous years applies to a Participant who was not previously an Eligible Person; and (iv) the Annual Limit applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from and not as a feature of a Full-Value Award.
(c)Non-Employee Director Compensation Limitations. The maximum number of shares of Stock that may be covered by Awards granted under this Plan during a single calendar year to any Non-Employee Director, taken together with any cash fees paid and projected to be paid to such Non-Employee Director during the calendar year and equity awards granted or projected to be granted to such Non-Employee Director under any other plan or arrangement during the calendar year, shall not exceed $600,000 in total value, calculating the value of any such Awards or awards based on the grant date fair value of such Awards for financial reporting purposes, except that such limit for a non-employee Chairman of the Board or Lead Director shall be $900,000.
6.Specific Terms of Awards.
(a)General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k) and the terms of the Award agreement. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law and may otherwise require payment of consideration for an Award except as limited by the Plan.
(b)Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:
(i)Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Section 8(a). Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines, may be granted with an exercise price per share of Stock adjusted to give credit for any intrinsic (i.e., in-the-money) value of the predecessor award in accordance with applicable rules under FASB ASC Topic 718. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock is issued, except as provided in Section 11(c) of the Plan.
(ii)Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 11(k)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property, and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of 409A Awards, deferred delivery of shares subject to the Option, as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).
(iii)ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422.
(c)Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:
(i)Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The grant price of each SAR shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR, subject to Section 8(a). Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines, may be granted with a grant price per share of Stock adjusted to give credit for any intrinsic (i.e., in-the-money) value of the predecessor award in accordance with applicable rules under FASB ASC Topic 718. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock is issued, except as provided in Section 11(c) of the Plan.
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EXHIBIT B
(ii)Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company or violation of Section 409A.
(d)Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:
(i)Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to Section 6(d)(iv)); provided, however, that the Committee may provide that no dividends will be paid on Restricted Stock or retained by the Participant or may impose other restrictions on the rights attached to Restricted Stock.
(ii)Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.
(iii)Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.
(iv)Dividends and Splits. Dividends paid on Restricted Stock (if any), including Stock distributed in connection with a Stock split or Stock dividend and other property distributed as a dividend on Restricted Stock, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash, Stock or other property has been distributed, including forfeiture due to a failure to achieve a specified performance condition or a specified service-based vesting condition. In addition, as a condition to the grant of an Award of Restricted Stock, the Committee may require that any such dividends paid on a share of Restricted Stock (or the cash value of property credited in lieu of distribution of such property) shall be (A) automatically reinvested in additional Restricted Stock, or, in the case of other property, held in kind, which shall be subject to the same terms (including the risk of forfeiture) as applied to the original Restricted Stock to which it relates, or (B) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in Stock Units, other Awards or other investment vehicles, subject to the same terms (including the risk of forfeiture) as applied to the original Restricted Stock and to such additional terms as the Committee shall determine or permit a Participant to elect in accordance with Section 409A to the extent applicable.
(e)Stock Units. The Committee is authorized to grant Stock Units to Participants, subject to the following terms and conditions:
(i)Award and Restrictions. Issuance of Stock will occur upon expiration of any holding period specified for the Stock Units by the Committee (or, if permitted by the Committee and compliant with Section 409A to the extent applicable, at the end of any additional deferral period elected by the Participant). In addition, Stock Units shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of any holding period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Stock Units may be settled by delivery of Stock, cash, other Awards, or a combination thereof (subject to Section 11(k)), as determined by the Committee at the date of grant or thereafter.
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(ii)Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable holding or deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Stock Units), all Stock Units that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Stock Units will lapse in whole or in part, including in the event of terminations resulting from specified causes. Stock Units subject to a risk of forfeiture shall be designated as “Restricted Stock Units” unless otherwise determined by the Committee.
(iii)Dividend Equivalents. Dividend Equivalents on the specified number of shares of Stock underlying Stock Units shall be credited and paid in accordance with, and subject to the vesting and other conditions set forth in, Section 6(g), provided that the Committee may provide that no Dividend Equivalents will be paid on a given Award of Stock Units.
(f)Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant to Participants Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee, provided that no Stock or other Award shall be granted in lieu of any obligation of the Company, subsidiary or affiliate where such obligation is or relates to a 409A Award or otherwise constitutes deferred compensation subject to Section 409A, except in a transaction that does not result in tax or penalties under Section 409A.
(g)Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall accrue as cash amounts (with or without interest) or shall be deemed to have been reinvested in additional Stock, Awards or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture, Participant elections and such other terms as the Committee may specify. All Dividend Equivalents awarded in connection with another Award shall be forfeitable to at least the same extent as the underlying Award is forfeitable, including due to a failure to achieve a specified performance condition or a specified service-based vesting condition. Dividend Equivalents that have satisfied applicable vesting conditions may be distributed at such time or times as may be specified by the Committee.
(h)Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h). Dividend Equivalents relating to Other Stock-Based Awards, if any, shall be credited and paid in accordance with, and subject to the vesting and other conditions set forth in, Section 6(g).
(i)Performance Awards. Performance Awards may be granted by the Committee. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions. Dividend Equivalents relating to Performance Awards, if any, shall be credited and paid in accordance with, and subject to the vesting and other conditions set forth in, Section 6(g).
7.Minimum Vesting Requirements. Except as otherwise provided in an Award agreement or as otherwise determined by the Committee, Awards (other than Awards that by their terms can be settled only in cash) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, however, that the following Awards shall not be subject to this minimum vesting requirement: (i) Awards granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate or with which the Company or a subsidiary or affiliate has combined; and (ii) shares of Stock delivered in lieu of fully vested cash awards at the election of the Participant.
8.Certain Provisions Applicable to Awards.
(a)Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business
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entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate; provided, however, that a 409A Award may not be granted in tandem with a Non-409A Award, and a substitution or exchange relating to any Award must comply with requirements under Section 409A; and provided further, that a substitution or exchange will be subject to the restrictions relating to a “repricing” under Section 11(e). Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Section 11(k), the Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award or the value of any other right to payment surrendered by the Participant may be applied to the purchase of any other Award. Any transaction otherwise authorized under this Section 8(a) remains subject to the restriction on repricing under Section 11(e).
(b)Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii), 6(c)(ii) and 8 or elsewhere in the Plan.
(c)Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Section 11(k)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Section 11(k). Subject to Section 11(k), installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.
9.Change in Control. In the event of a Change in Control, the Plan and outstanding Awards shall continue (including giving effect to any terms in the applicable Award agreement addressing a Change in Control and including through assumption or substitution by a successor to the Company), subject adjustment pursuant to Section 11(c), except that the Company may, by action of the Committee, terminate any outstanding Award, effective as of the date of the Change in Control. In the event of such termination, the Company shall deliver notice of termination of each Award to each affected Participant at least 30 days before the date of the Change in Control, and at the consummation of the Change in Control, each then outstanding Award shall be automatically exercised and/or settled by payment of the per-share consideration to be received by stockholders less any applicable exercise price or similar payment obligation or deduction under the terms of the Award for each share subject to the Award, provided that (i) if the net amount payable is zero or less the Award will be terminated without payment; (ii) all service-based vesting requirements under the affected Awards shall be deemed to be fully satisfied, and (iii) all performance-based vesting requirements under the affected Awards shall be deemed to be satisfied based on the greater of (A) assumed achievement of the performance metrics or goals at target levels and (B) actual achievement of such performance metrics or goals, measured as of the Company’s final trading date immediately prior to the Change in Control.
10.Additional Award Forfeiture Provisions; Clawbacks.
(a)The Committee may condition a Participant’s right to receive a grant of an Award, to exercise the Award, to receive a settlement or distribution with respect to the Award or to retain cash, Stock, other Awards or other property acquired in connection with an Award, upon compliance by the Participant with specified conditions that protect the business interests of the Company and its subsidiaries and affiliates from harmful actions of the Participant, including but not limited to conditions relating to non-competition, trade secrets, confidentiality obligations related to Company confidential or proprietary information, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates and the officers, directors and affiliates of the Company and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company. Accordingly, an Award agreement may include terms providing for a “clawback” or forfeiture from the Participant of the profit or gain realized by a Participant in connection with an Award, including cash or other proceeds received upon sale of Stock acquired in connection with an Award.
(b)Any provisions in this Plan or any Award agreement to the contrary notwithstanding, any compensation, payments or benefits provided hereunder, including a Participant’s profits realized from the sale of Stock relating to Awards, whether in the form of cash or otherwise, shall be subject to a “clawback” or recoupment to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002 or any regulations promulgated thereunder, and otherwise shall be subject to any clawback or recoupment policy of the Company as in effect at the time of grant of the Award or as adopted or amended at any time thereafter. References in the Plan or an Award agreement to lapse of restrictions or risk of forfeiture do not apply to the additional forfeiture provisions authorized under this Section 10(b), unless the lapse of clawback or recoupment provisions is specifically stated.
11.General Provisions.
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(a)Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any U.S. or non-U.S. federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company or any subsidiary or affiliate, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.
(b)Limits on Transferability; Beneficiaries.
(i)No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant (other than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant), and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that, during a Participant’s lifetime, Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more of the following: (A) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren parents, grandparents or siblings), (B) a trust for the benefit of one or more of the Participant or the persons referred to in clause (A), (C) a partnership, limited liability company or corporation in which the Participant or the Persons referred to in clause (A) are the only partners, members or shareholders, or (D) to charitable organizations as a donation; and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent (x) such transfers are permitted by the Committee, (y) the Committee has determined that there will be no transfer of the Award to a third party for value, and (z) such transfers otherwise comply with such other terms and conditions as the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the U.S. Securities Act of 1933, as amended, specified by the U.S. Securities and Exchange Commission).
(ii)If a Participant has died and then or thereafter a payment or benefit becomes distributable under an Award, such payment or benefit will be distributed to the Participant’s Beneficiary; provided, however, that a person or trust will be deemed a Beneficiary only if the trust exists or such person is surviving on the date of death of the Participant, and if the Participant has designated such person or trust as a Beneficiary in his or her most recent written and duly filed Beneficiary designation (i.e., any new Beneficiary designation under the Plan cancels a previously filed Beneficiary designation). If no Beneficiary is living (or in existence) at the time of Participant’s death, any subsequent payment or benefit will be distributable to the Participant’s estate or legal heirs, as determined under applicable laws of descent and distributions, and the term “Beneficiary” as used in the Plan shall include such person or persons. This provision applies to payments and benefits distributable upon vesting or after expiration of any mandatory or elective deferral period, and also to the right to exercise any option or SAR during any period in which the Award is outstanding and exercisable.
(iii)A Beneficiary, transferee or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
(c)Adjustments. In the event that any large and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate or, in the case of any outstanding Award, which is necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock that may be delivered in connection with Awards granted thereafter, including the number of shares available under Section 4, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards, (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option, and (v) performance goals based on per-share measures of performance (in all cases subject to Sections 11(k) and 11(l)). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the
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extent that the existence of such authorization would cause a Non-409Award to become subject to Section 409A or, as to a 409A Award, would cause it to violate Section 409A. In furtherance of the foregoing, in the event of an “equity restructuring” as defined in Financial Accounting Standards Board ASC Topic 718 that affects the Stock, a Participant shall have a legal right to an adjustment to the Participant’s Award that shall preserve without enlarging the value of the Award, with the manner of such adjustment to be determined by the Committee in its discretion, and subject to any limitation on this right set forth in the applicable Award agreement.
(d)Tax Provisions.
(i)Withholding. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations or rights for the payment of withholding taxes and other tax obligations or rights relating to any Award. This authority shall include authority to satisfy all or a portion of the withholding obligation or rights related to any Awards by (A) requiring or permitting a Participant to make a payment in a form acceptable to the Company; (B) withholding from wages or other cash compensation payable to a Participant; (C) withholding from proceeds from the sale of Stock delivered upon settlement of an Award either through a voluntary or mandatory sale arranged by the Company; or (D) withholding Stock to be delivered to a Participant upon settlement of an Award, at the discretion of the Committee. Other provisions of the Plan notwithstanding, the Committee may determine that withholding will be permitted only up to the amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements in the Participant's jurisdiction(s), or may permit withholding of any additional amount of Stock to satisfy the withholding obligations or rights in excess of such statutory requirements, so long as such additional withholding will not result in additional accounting expense to the Company.
(ii)Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.
(iii)Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.
(iv)No Representations or Covenants with Respect to Tax Qualification. Although the Company may endeavor to qualify an Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or to avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including without limitation Section 11(k), and the Company will have no liability to a Participant or any other party if a payment under an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment fails to realize such intention or for any action taken by the Committee with respect to the Award. The Company shall be unconstrained in its corporate activities and may engage in such activities without regard to the potential negative tax impact on holders of Awards under the Plan.
(v)Code Section 280G. In the event that the grant or vesting of an Award provided under this Plan or other any benefits otherwise provided to a Participant under this Plan (1) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (2) but for this Section 11(d)(v), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:
(a) delivered in full, or
(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the order described in the Severance Plan (regardless of whether the Participant is eligible for benefits under the Severance Plan).
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Unless the Participant and the Company otherwise agree in writing, any determination required under this Section 11(d)(v) will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 11(d)(v), the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request to make a determination under this Section 11(d)(v). The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 11(d)(v).
(e)Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange, or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval. The Committee is authorized to amend the Plan if and to the extent that its actions are within the scope of the Committee’s authority under its Charter, and subject to all other requirements that would apply if the amendment were adopted by the Board. The Committee is authorized to amend outstanding awards, except as limited by the Plan. The Board and Committee may not amend outstanding Awards (including by means of an amendment to the Plan) without the consent of an affected Participant if such an amendment would materially and adversely affect the rights of such Participant with respect to the outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material, and any discretion that is reserved by the Board or Committee with respect to an Award is unaffected by this provision). Without the approval of stockholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” which for this purpose means any of the following or any other action that has the same effect:
•Lowering the exercise price of an option or SAR after it is granted;
•Any other action that is treated as a repricing under generally accepted accounting principles;
•Canceling an option or SAR at a time when its exercise price exceeds the fair market value of the underlying Stock, in exchange for another option or SAR, restricted stock, other equity, cash or other property;
provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment authorized under Section 11(c). With regard to other terms of Awards, the authority of the Committee to waive or modify an Award term after the Award has been granted does not permit waiver or modification of a term that would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.
(f)Right of Setoff. The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f). The foregoing notwithstanding, no setoff is permitted against a 409A Award except at the time of distribution pursuant to such 409A Award and, if so required by Section 409A, may not apply to any obligation of the Participant that arose more than 30 days before the date of distribution.
(g)Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for Federal income tax purposes (except in the case of Restricted Stock). With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall not adversely affect the status of the Plan and any Award as unfunded for Federal income tax purposes unless the Committee otherwise determines with the consent of each affected Participant.
(h)Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, and such other arrangements may be either applicable generally or only in specific cases.
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(i)Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, unless otherwise determined by the Committee. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(j)No Loans to Participants; No Reload Awards. No credit shall be extended by the Company to a Participant in the form of a personal loan in connection with Awards, whether for purposes of paying the exercise price or withholding taxes or otherwise. Any amount due and payable to the Company by a Participant in connection with the exercise, vesting or settlement of an Award or otherwise relating to an Award shall be immediately due and shall be paid as promptly as practicable. No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of an Option or otherwise as a term of an Award.
(k)Certain Limitations on Awards to Ensure Compliance with Section 409A. Other provisions of the Plan or an Award agreement to the contrary notwithstanding, the terms of any 409A Award, including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. Terms of Awards shall be interpreted in a manner that, according to the character of the Award, results in an exemption from Section 409A or compliance with Section 409A. 409A Awards and Non-409A Awards will be subject to the Company’s “Compliance Rules Under Code Section 409A,” as adopted by the Committee.
(l)Certain Limitations Relating to Accounting Treatment of Awards. At any time that the Company is accounting for Awards that constitute “share-based payment arrangements” under FASB ASC Topic 718, the Company intends that, with respect to such Awards, the compensation measurement date for accounting purposes shall occur at the inception of the arrangement, unless the Committee specifically determines otherwise. Therefore, other provisions of the Plan notwithstanding, in order to preserve this fundamental objective of the Plan, if any authority granted to the Committee hereunder or any provision of the Plan or an Award agreement inadvertently would result, under FASB ASC Topic 718, in an Award being classified as a “liability” or a measurement date other than the date of inception of the arrangement, if the Committee was not specifically aware of such accounting consequence at the time such Award was approved, such authority shall be limited and such provision shall be automatically modified and reformed to the extent necessary to preserve the accounting treatment of the award intended by the Committee, subject to Section 11(e) of the Plan. This provision shall cease to be effective if and at such time as the Company is no longer accounting for equity compensation under FASB ASC Topic 718.
(m)Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.
(n)Awards to Participants Outside the United States. Other provisions of the Plan to the contrary notwithstanding, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws and customary business practices in other countries in which the Company and its subsidiaries and affiliates operate or have employees or other service providers, the Committee shall have the power and authority to (i) determine which Participants employed or otherwise providing services outside the United States or subject to non-United States tax, securities or other applicable laws are eligible to participate in the Plan, (ii) modify the terms and conditions of Awards granted to or held by such Participants, (iii) establish, adopt or revise rules and subplans, modify exercise procedures and other terms and procedures relating to Awards granted or held by such Participants to the extent such actions may be necessary or advisable to facilitate compliance with applicable laws and/or the operation and administration of the Plan outside of the United States, and (iv) take such other actions as the Committee may deem necessary or appropriate so that the value and other benefits of an Award to such a Participant, as affected by applicable laws, shall be comparable to the value of such an Award to a Participant who is resident or employed in the United States or that the Committee determines to be necessary or advisable to obtain approval or comply or facilitate compliance with any local governmental regulatory exemptions, filings or approvals. An Award may be modified under this Section 11(n) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.
(o)Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to applicable laws and the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option or SAR is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder. Any Award and any payment pursuant to an Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any subsidiary or affiliate and shall not affect any benefits under any other benefit plan under which the availability or amount of benefits is related to the level of compensation (unless required by any such other plan or arrangement with specific reference to Awards under this Plan).
B-12 Bristol Myers Squibb | 2026 Proxy Statement

EXHIBIT B
(p)Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof. No rule of strict construction shall be applied against the Company, the Committee, or any other person in the interpretation of any terms of the Plan, Award, or agreement or other document relating thereto.
(q)Plan Effective Date and Termination. The Plan will become effective if, and at such time as, the stockholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at a duly held meeting of stockholders. The date of such stockholder approval will be the Effective Date. From the Effective Date, no further awards will be granted under the 2021 Plan, but any outstanding awards under the Pre-existing Plans will continue, in accordance with their terms, and the Company shall retain full power to modify any such outstanding award in accordance with the terms of the applicable Pre-existing Plan (this sentence shall be deemed to be an amendment to each Pre-existing Plan). Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan will terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the Plan, and the Plan will remain in effect until such time as the Company has no further rights or obligations with respect to outstanding Awards or otherwise under the Plan.
Bristol Myers Squibb | 2026 Proxy Statement B-13

# Your vote is important.
# Please vote your proxy.

Bristol Myers Squibb®

Printed on recycled paper.

Bristol Myers Squibb

*ROUTE 206 & PROVINCE LINE ROAD*
*PRINCETON, NJ 08543*

**SCAN TO VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 30, 2026 for shares in employee benefit plans or (ii) Monday, May 4, 2026 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to vote the shares.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/BMY2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch - tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 30, 2026 for shares in employee benefit plans or (ii) Monday, May 4, 2026 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bristol-Myers Squibb Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy by April 27, 2026 to ensure timely receipt of your proxy.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V85738-P41480-Z91645

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**BRISTOL-MYERS SQUIBB COMPANY**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR UNDER ITEM 1.**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1A) Peter J. Arduini | ☐ | ☐ | ☐ |
| 1B) Deepak L. Bhatt, M.D., M.P.H., M.B.A. | ☐ | ☐ | ☐ |
| 1C) Christopher S. Boerner, Ph.D. | ☐ | ☐ | ☐ |
| 1D) Julia A. Haller, M.D. | ☐ | ☐ | ☐ |
| 1E) Manuel Hidalgo Medina, M.D., Ph.D. | ☐ | ☐ | ☐ |
| 1F) Michael R. McMullen | ☐ | ☐ | ☐ |
| 1G) Paula A. Price | ☐ | ☐ | ☐ |
| 1H) Derica W. Rice | ☐ | ☐ | ☐ |
| 1I) Theodore R. Samuels | ☐ | ☐ | ☐ |
| 1J) Karen H. Vousden, Ph.D. | ☐ | ☐ | ☐ |
| 1K) Phyllis R. Yale | ☐ | ☐ | ☐ |

| **THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 2, 3 AND 4.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. Advisory Vote to Approve the Compensation of our Named Executive Officers | ☐ | ☐ | ☐ |
| 3. Vote to Approve the Company's 2026 Stock Award and Incentive Plan | ☐ | ☐ | ☐ |
| 4. Ratification of the Appointment of an Independent Registered Public Accounting Firm | ☐ | ☐ | ☐ |

| **THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 5.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 5. Shareholder Proposal on the Adoption of a Board Policy that the Chairperson of the Board be an Independent Director | ☐ | ☐ | ☐ |

| | **Yes** | **No** |
|---|---|---|
| Please indicate if you plan to attend this meeting. | ☐ | ☐ |

Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|

## 2026 Annual Meeting of Shareholders

**Tuesday, May 5, 2026**
**10:00 A.M. Eastern Time**
**Virtual Event**
**www.virtualshareholdermeeting.com/BMY2026**

### Attending the Annual Meeting

We are pleased to welcome shareholders to the 2026 Annual Meeting. The Annual Meeting will be held in a virtual format only for our shareholders, employees and directors.

To attend, vote, and submit questions during the Annual Meeting visit virtualshareholdermeeting.com/BMY2026 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the webcast will open approximately 10 minutes prior to the start of the Annual Meeting. Attendance at the Annual Meeting is subject to capacity limits set by the virtual meeting platform provider. To submit questions in advance of the Annual Meeting, visit www.proxyvote.com before 11:59 P.M. Eastern Time on April 30, 2026 and enter the 16-digit control number.

Even if you plan on attending the Annual Meeting, we encourage you to vote these shares in advance using one of the methods described in the proxy materials to ensure that your vote be represented at the Annual Meeting.

The Notice of 2026 Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

V85739-P41480-Z91645

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRISTOL-MYERS SQUIBB COMPANY**
**FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2026**

The undersigned hereby appoints Christopher S. Boerner, Ph.D., David V. Elkins and Amy Fallone, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Shareholders of the company to be held in a virtual format only at www.virtualshareholdermeeting.com/BMY2026 on May 5, 2026 at 10:00 A.M. Eastern Time, and at any adjournments or postponements thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program and directs such Trustee to vote at the Annual Meeting all of the shares of common stock of Bristol-Myers Squibb Company which are allocated to the undersigned's employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after April 30, 2026, the Trustee will vote the shares in the same proportion as to which it has received instructions.

**When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Items 1, 2, 3 and 4, and AGAINST Item 5.** The full text of the items and the position of the Board of Directors on each appear in the Proxy Statement and should be reviewed prior to voting.